As filed with the Securities and Exchange Commission on February 15, 2006.
Registration No. 333-131590

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RES-CARE, INC.
AND THE GUARANTORS IDENTIFIED IN FOOTNOTE(1)
ON THE FOLLOWING PAGES
(Exact name of Registrant as specified in its charter)

Kentucky	8050	61-0875371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
10140 Linn Station Road
Louisville, Kentucky 40223
(502) 394-2100
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s
Principal Executive Office)

Ronald G. Geary	Copy to:
President and Chief Executive Officer
Res-Care, Inc.	Alan K. MacDonald
10140 Linn Station Road	Frost Brown Todd LLC
Louisville, Kentucky 40223	400 W. Market Street
(502) 394-2100	32nd Floor
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent For Service)	Louisville, Kentucky 40202-3363 (502) 589-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same Offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
(1) THE FOLLOWING DOMESTIC SUBSIDIARIES OF RES-CARE, INC. ARE GUARANTORS OF THE EXCHANGE NOTES AND ARE CO-REGISTRANTS:

	STATE OF OR OTHER	PRIMARY STANDARD
	JURISDICTION OF	INDUSTRIAL	I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT AS	INCORPORATION	CLASSIFICATION CODE	IDENTIFICATION
SPECIFIED IN ITS CHARTER	OR ORGANIZATION	NUMBER	NUMBER

Alternative Choices, Inc.	California	8050	33-0456663
Alternative Youth Services, Inc.	Delaware	8050	61-1313657
Arbor E&T, LLC	Kentucky	8050	46-0508470
B.W.J Opportunity Centers, Inc.	Texas	8050	74-2436417
Baker Management, Inc.	Missouri	8050	43-1361852
Bald Eagle Enterprises, Inc.	Missouri	8050	43-1784286
Bolivar Developmental Training Center, Inc.	Missouri	8050	43-1283738
Capital TX Investments, Inc.	Delaware	8050	61-1251455
Careers in Progress, Inc.	Louisiana	8050	72-1275369
CATX Properties, Inc.	Delaware	8050	61-1263159
CNC/Access, Inc.	Rhode Island	8050	05-0422187
Community Advantage, Inc.	Delaware	8050	61-1239945
Community Alternatives Illinois, Inc.	Delaware	8050	31-1493235
Community Alternatives Indiana, Inc.	Delaware	8050	61-1242499
Community Alternatives Kentucky, Inc.	Delaware	8050	61-1312326
Community Alternatives Missouri, Inc.	Missouri	8050	43-1636671
Community Alternatives Nebraska, Inc.	Delaware	8050	61-1247067
Community Alternatives Pharmacy, Inc.	Delaware	8050	46-0506717
Community Alternatives Texas Partner, Inc.	Delaware	8050	61-1314648
Community Alternatives Virginia, Inc.	Delaware	8050	61-1273991
Community Alternatives of Washington, D.C., Inc.	District of
(formerly VOCA Corporation of Washington, D.C.)	Columbia	8050	31-1257932
Creative Networks, L.L.C	Arizona	8050	86-0800357
EduCare Community Living-Normal Life, Inc.	Texas	8050	75-2588340
EduCare Community Living-Texas Living Centers, Inc.	Texas	8050	75-2633891

	STATE OF OR OTHER	PRIMARY STANDARD
	JURISDICTION OF	INDUSTRIAL	I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT AS	INCORPORATION	CLASSIFICATION CODE	IDENTIFICATION
SPECIFIED IN ITS CHARTER	OR ORGANIZATION	NUMBER	NUMBER

EduCare Community Living Corporation-America	Delaware	8050	74-2473426
EduCare Community Living Corporation-Gulf Coast	Texas	8050	74-2421937
EduCare Community Living Corporation-Missouri	Missouri	8050	43-1588987
EduCare Community Living Corporation-Nevada	Nevada	8050	74-2706116
EduCare Community Living Corporation-New Mexico	New Mexico	8050	85-0415637
EduCare Community Living Corporation-North Carolina	North Carolina	8050	56-1735505
EduCare Community Living Corporation-Texas	Texas	8050	74-2436416
EduCare Community Living Limited Partnership	Kentucky	8050	61-1326692
Employ-Ability Unlimited, Inc.	Ohio	8050	31-1464800
General Health Corporation	Arizona	8050	86-0529797
Habilitation Opportunities of Ohio, Inc.	Ohio	8050	31-1262113
Health Services Personnel, Inc.	North Carolina	8050	56-1717145
Hydesburg Estates, Inc.	Missouri	8050	43-1557463
Individualized Supported Living, Inc.	Missouri	8050	43-1700277
J. & J. Care Centers, Inc.	California	8050	68-0067564
Normal Life Family Services, Inc.	Louisiana	8050	72-1275755
Normal Life of California, Inc.	California	8050	77-0455009
Normal Life of Central Indiana, Inc.	Indiana	8050	62-1365098
Normal Life of Georgia, Inc.	Georgia	8050	31-1529990
Normal Life of Indiana (general partnership)	Indiana	8050	61-1305095
Normal Life of Lafayette, Inc.	Louisiana	8050	74-2499272
Normal Life of Lake Charles, Inc.	Louisiana	8050	61-1196456
Normal Life of Louisiana, Inc.	Louisiana	8050	72-0981523
Normal Life of Southern Indiana, Inc.	Indiana	8050	35-1572479
Normal Life, Inc.	Kentucky	8050	61-1053590
P.S.I. Holdings, Inc.	Ohio	8050	31-1629153
PeopleServe, Inc.	Delaware	8050	31-1477505
Pharmacy Alternatives, LLC	Kentucky	8050	20-3612272
RAISE Geauga, Inc.	Ohio	8050	34-1660712
Res-Care Alabama, Inc.	Delaware	8050	61-1327501
Res-Care California, Inc.	Delaware	8050	61-1268555
Res-Care DTS International, LLC	Delaware	8050	20-1739397
Res-Care Florida, Inc.	Florida	8050	61-1204314
Res-Care Illinois, Inc.	Delaware	8050	61-1278144
Res-Care International, Inc	Delaware	8050	20-1739307
Res-Care Kansas, Inc.	Delaware	8050	61-1278142
Res-Care New Jersey, Inc.	Delaware	8050	61-1312327
Res-Care New Mexico, Inc.	Delaware	8050	61-1254414
Res-Care Ohio, Inc.	Delaware	8050	61-1259401
Res-Care Oklahoma, Inc.	Delaware	8050	61-1286352
Res-Care Premier, Inc.	Delaware	8050	61-1313340
Res-Care Training Technologies, Inc.	Delaware	8050	61-1297942
Res-Care Washington, Inc.	Delaware	8050	61-1328026
ResCare Finance, Inc. (formerly Res-Care Other Options, Inc.)	Delaware	8050	61-1316063
Rockcreek, Inc.	California	8050	33-0403356
RSCR California, Inc.	Delaware	8050	61-1278143
RSCR Inland, Inc.	California	8050	33-0468570
RSCR West Virginia, Inc.	Delaware	8050	31-1489372
Skyview Estates, Inc.	Missouri	8050	43-1533401
Southern Home Care Services, Inc.	Georgia	8050	58-1408815
Tangram Rehabilitation Network, Inc.	Texas	8050	75-1768981
Texas Home Management, Inc.	Delaware	8050	61-1245563
The Academy for Individual Excellence, Inc.	Delaware	8050	31-1563871
The Citadel Group, Inc.	Texas	8050	74-2764035
THM Homes, Inc.	Delaware	8050	61-1251391

	STATE OF OR OTHER	PRIMARY STANDARD
	JURISDICTION OF	INDUSTRIAL	I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT AS	INCORPORATION	CLASSIFICATION CODE	IDENTIFICATION
SPECIFIED IN ITS CHARTER	OR ORGANIZATION	NUMBER	NUMBER

Upward Bound, Inc.	Missouri	8050	43-1498913
VOCA Corp.	Ohio	8050	31-0946580
VOCA Corporation of America	Ohio	8050	31-1580449
VOCA Corporation of Florida	Florida	8050	31-1524533
VOCA Corporation of Indiana	Indiana	8050	35-1872670
VOCA Corporation of Maryland	Maryland	8050	31-1288343
VOCA Corporation of New Jersey	New Jersey	8050	31-1427741
VOCA Corporation of North Carolina	North Carolina	8050	31-1282449
VOCA Corporation of Ohio	Ohio	8050	31-1264951
VOCA Corporation of West Virginia, Inc.	West Virginia	8050	31-1208122
VOCA of Indiana, LLC	Indiana	8050	35-2063976
VOCA Residential Services, Inc.	Ohio	8050	31-1355744
Youthtrack, Inc.	Delaware	8050	61-1292060
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO EXCHANGE THESE SECURITIES AND IS NOT SOLICITING OFFERS TO EXCHANGE THESE SECURITIES IN ANY STATE WHERE THE EXCHANGE IS NOT PERMITTED.

PROSPECTUS DATED	February 22, 2006
[RES-CARE, INC. LOGO]
OFFER TO EXCHANGE 7 3/4% SENIOR NOTES DUE 2013
THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 FOR ANY AND ALL
OUTSTANDING 7 3/4% SENIOR NOTES DUE 2013
$150,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING

•	The exchange offer expires 5:00 p.m., New York City time, on March 24, 2006, unless extended.

•	We will exchange your validly tendered unregistered notes (the “old notes”) for an equal principal amount of registered exchange notes (the “exchange notes”) with substantially identical terms.

•	The exchange offer is not subject to any condition other than the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and certain other customary conditions.

•	You may withdraw your tender of old notes at any time before the expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes to be issued are substantially identical to the old notes, except for certain transfer restrictions and registration rights relating to the old notes.

•	Affiliates of our company may not participate in the exchange offer.
          Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date (as defined herein) and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 12 OF THIS DOCUMENT FOR CERTAIN IMPORTANT INFORMATION.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy statements and other information filed by us with the SEC, including the reports and other information incorporated by reference into this prospectus, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at its regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at rates prescribed by the SEC or from the SEC’s Internet web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning us can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.
          We have agreed that, if at any time while the notes are restricted securities within the meaning of the Securities Act of 1933 or we are not subject to the information requirements of the Exchange Act, we will furnish to holders of such notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of such notes.
INCORPORATION BY REFERENCE
          The following information filed by us with the SEC (File No. 0-20372) pursuant to the 1934 Act is incorporated herein by reference:
          1. Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Form 10-K/A filed April 29, 2005;
          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;
          3. Current Reports on Forms 8-K and 8-K/A filed on January 1, 2005, March 8, 2005, April 11, 2005, June 23, 2005, July 5, 2005, August 5, 2005, September 15, 2005, September 28, 2005, October 7, 2005, November 2, 2005, November 15, 2005, December 16, 2005, January 3, 2006, January 25, 2006 and February 1, 2006; and
          4. All documents subsequently filed by Res-Care, Inc. pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act prior to 180 days after the completion of the Exchange Offer.
          We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to ResCare, 10140 Linn Station Road, Louisville, Kentucky 40223, Attention: Corporate Secretary, telephone: (502) 394-2100.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

i

FORWARD-LOOKING STATEMENTS
This prospectus includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. We identify forward-looking statements in this prospectus by using words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may be,” “objective,” “plan,” “predict,” “project,” “will be” and similar words or phrases, or the negative thereof. These forward-looking statements are not guarantees of future performance and are subject to numerous assumptions, risks and uncertainties. In addition to the specific risk factors described in the section entitled “Risk factors,” factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in our forward-looking statements include, among others, the following:
•	changes in reimbursement rates, policies or payment practices by third-party payors, whether initiated by the payor or legislatively mandated;

•	labor shortages and our ability to attract and retain experienced personnel, especially members of our senior management team;

•	changes in the Medicaid program;

•	successful integration of acquired businesses;

•	the size of our self-insurance reserves and changes in the insurance market that affect our ability to obtain coverage at reasonable rates;

•	existing government regulations and changes in, or the failure to comply with, governmental regulations or the interpretations thereof;

•	litigation;

•	our ability to maintain, expand and renew existing services contracts and to obtain additional contracts to provide services to the special needs populations we serve;

•	changes in trends favoring the privatization of social services because of political, economic, social and legal influences;

•	our ability to establish and maintain relationships with government agencies and advocacy groups;

•	our ability to maintain our status as a licensed service provider in certain jurisdictions;

•	the degree to which our government contracts are scrutinized;

•	our ability to control operating costs and collect accounts receivable;

•	our significant amount of debt, our ability to meet our debt service obligations and our ability to incur more debt;

•	increased or more effective competition;

•	conditions in the financial markets; and

•	possible conflict between the interests of our large equity holder and those of the holders of the notes.
Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Such forward-looking statements speak only as of the date on which such statements are made. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement

ii

contained in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

iii

PROSPECTUS SUMMARY
          This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and historical and pro forma financial information, including the notes relating to that information, appearing elsewhere in this prospectus or incorporated into this prospectus by reference from our periodic reports filed with the SEC. For convenience, throughout this prospectus, the words “ResCare,” “we,” “us,” “our” or similar words refer to Res-Care, Inc., and all of its subsidiaries except where the context otherwise requires.
Company overview
We are a leading human services company that provides support services, training and educational programs to individuals with special needs. We deliver services to individuals with mental retardation or other developmental disabilities (MR/DD), youth with special needs and adults with barriers to employment. We believe that the quality of our service and care, our focus on training and compliance and our close and long standing relationships with federal, state and local agencies have helped us become one of the largest human services companies in the United States. As of September 30, 2005, we provided services to approximately 41,000 individuals with special needs in 34 states, Washington, D.C., Puerto Rico and certain international locations. We provide services to approximately 26,500 individuals with disabilities in community group homes, personal residences and larger facilities, to approximately 7,000 disadvantaged youths in federally funded Job Corps centers and to approximately 7,500 welfare recipients and individuals who have been laid off or have barriers to employment.
Our services are segmented by the populations they serve. Our Disabilities Services division serves adults and youths with MR/DD as well as the elderly. Our Job Corps Training Services division assists disadvantaged youths with educational and vocational skills training and employment counseling, while our Employment Training Services division assists disadvantaged job seekers with job training and employment placement programs. For the twelve months ended September 30, 2005, we derived approximately 78% of our revenues from Medicaid, 14% of our revenues from the United States Department of Labor (DOL) and 8% of revenues from other payors and had total revenues of $1.07 billion.
Disabilities Services
We are the nation’s largest provider of services for individuals with mental retardation or other developmental disabilities, and we also provide periodic in-home care services to the elderly. Our programs, administered in both residential and non-residential settings, are based predominantly on individual support plans designed to encourage greater independence and the development or maintenance of daily living skills. These goals are achieved through tailored application of our different services including social, functional and vocational skills training, supported employment and emotional and psychological counseling. Individuals are supported by an interdisciplinary team consisting of our employees and professional contractors, such as qualified mental retardation professionals (QMRPs) support/service coordinators, physicians, psychologists, therapists, social workers and other direct support professionals.
For our MR/DD clients, we offer an alternative to large, state-run institutional settings by providing high quality, individually focused programs on a more cost efficient basis than traditional state-run programs. For our elderly clients, we provide support services and training to enable the individuals to continue to live safely in their home and remain active in their community.
Our disabilities services are provided in a variety of different environments including:
Periodic In-Home Services. These programs offer periodic and customized support to assist and provide respite to primary caregivers. Our services enable select MR/DD individuals to return home and receive care away from large, state-run institutions. This is often an alternative that states offer to assist the caregivers of individuals with MR/DD who are on a waiting list for long-term care placement. Our services also enable elderly individuals who need assistance to be served in the comfort of their own homes. For both MR/DD individuals and the elderly, service is provided on an hourly basis and is coordinated in response to the individual’s identified needs and may include personal care, habilitation, respite care, attendant care and housekeeping.
Group Homes. Our group homes are family-style houses in the community where four to eight individuals live together usually with full time staffing for supervision and support. Residents are encouraged to take responsibility for their home, health and hygiene and are encouraged to actively take part in work and community functions.
Supported Living. Our supported living programs provide services tailored to the specific needs of one, two or three individuals living in a home or an apartment in the community. Individuals may need only a few hours of staff supervision or support each week or they may require services 24 hours a day.
Residential Facilities. Seventeen of our approximately 3,200 service sites are larger residential facilities, which provide around-the-clock support to ten or more individuals. In these facilities, we strive to create a home-like atmosphere that emphasizes individuality and choice.
Vocational Skills Training and Day Programs. These programs offer individuals with developmental disabilities the opportunity to become active in their communities and/or attain meaningful employment. Vocational skills training programs contract with local industries to provide short or long-term work. Day programs provide interactive and educational activities and projects for individuals to assist them in reaching their full potential.
Revenues for our Disabilities Services operations are derived primarily from 28 different state Medicaid programs and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid program. For the twelve months ended September 30, 2005, our Disabilities Services segment generated revenues of $852.2 million, representing approximately 80% of our total revenues.
Job Corps Training Services
Since 1976, we have been operating programs for disadvantaged youths through the federal Job Corps program administered by the DOL, which provides for the educational and vocational skills training, health care, employment counseling and other support necessary to enable disadvantaged youths to become responsible working adults. The Job Corps program is designed to address the severe unemployment faced by disadvantaged youths throughout the United States and Puerto Rico. The typical Job Corps student is a 16-24 year old high school dropout who reads at the seventh-grade level, comes from a disadvantaged background, has not held a regular job, and was living in an environment characterized by troubled home life or other disruptive conditions.
We operate 17 Job Corps centers in nine states and Puerto Rico with contract capacity for approximately 7,000 students. We also provide, under separate contracts with the Department of Interior or the primary contractor, certain administrative, counseling, educational, vocational and other support services for five Job Corps centers not operated by us. Our centers currently operate at approximately 92% capacity due to high demand, however, only approximately 1% of the eligible population in the United States is served by some type of Job Corps program due to funding constraints. Each center offers training in several vocational areas depending upon the particular needs and job market opportunities in the region. We provide these services in campus-style settings utilizing housing and classroom facilities owned and managed by the DOL. Upon completion of the program, each student is referred to the nearest job placement agency for assistance in finding a job or enrolling in a school or training program. Approximately 80% of the students completing our programs have obtained jobs or continue their education elsewhere. Revenues for our Job Corps operations are derived primarily from reimbursements by the DOL. For the twelve months ended September 30, 2005, our Job Corps Training Services segment generated revenues of $151.5 million, representing approximately 14% of our total revenues.
Employment Training Services
We operate job training and placement programs that assist welfare recipients and disadvantaged job seekers in finding employment and improving their career prospects. We currently operate 54 career centers in ten states serving over 7,500 individuals at any one time, or approximately 300,000 annually. These centers are part of a nationwide system of government-funded offices that provide assistance, job preparation and placement to any youth or adult. The services include providing information on the local labor market, vocational assessments, career counseling, workshops to prepare people for success in the job market, referrals to occupational skills training for high-demand occupations, job search assistance, job placement, and help with job retention and career advancement. Many of our centers are designed as “one-stop” career centers, which serve both job seekers and employers. Several types of assistance are offered by different organizations in a single facility. In addition to job seekers, “one-stop” centers serve the business community by providing job matching, screening, referral, and other specialized services for employers. Our Employment Training Services programs are funded through performance- based and fixed-fee contracts from local and state governments. For the twelve months ended September 30, 2005, our Employment Training Services segment generated revenues of $54.2 million, representing approximately 5% of our total revenues.
Other
For the twelve months ended September 30, 2005, our charter school operations generated revenues of approximately $6.1 million and our international job training and placement operations generated revenues of approximately $1.1 million, together representing less than 1% of our total revenues.
Industry overview
The markets for services for special needs populations in the United States are large and growing. These individuals are also backed by powerful and well organized advocacy groups. We estimate that the special needs populations that we serve constitute a $75 billion market, of which $35 billion is funding for MR/DD services and approximately $40 billion is funding for training services. We believe that we are well positioned to benefit from favorable demographics and positive industry trends. We expect our industry to experience strong growth due to the following:
A Growing Number of Individuals Needing Care from Human Services Providers. There are approximately 4.6 million individuals in the United States with MR/DD. Family caregivers care for 2.6 million of these MR/DD individuals and 25% of those family caregivers are parents or guardians age 60 or older. We believe that as the “baby boomer” generation ages, many of these family caregivers will not be capable of providing adequate support for their dependents with MR/DD. If these caregivers are unable to secure a residential living environment for their dependents with MR/DD, these dependents will become wards of the state. In addition, according to The State of the States Report, a 2004 research report prepared by Dr. David Braddock, the average life expectancy of individuals with MR/DD has increased from 19 years old in the 1930s to 66 years old in 1993, suggesting that individuals with MR/DD are increasingly more likely to survive their caregivers and require care from either human services providers or the government for longer periods of time. We believe both these trends will continue to drive an increase in the population of individuals that require special services and support from human service providers.
Community-Based Living Services Supported by the Courts. In June 1999, the U.S. Supreme Court, in Olmstead v. L.C., held that states must provide individuals with MR/DD the choice to be placed in community-based settings when deemed appropriate by medical professionals and placement can be reasonably completed within state budgets. This ruling intensified a movement, already under way nationally, to relocate persons with MR/DD from large state-operated institutions to community-based settings.
Public Pressure to Reduce Waiting Lists. According to The Arc, a national organization and advocacy group for individuals with MR/DD, in 2005 there were over 100,000 eligible individuals on waiting lists for placement in one or more residential service programs. We believe there is an increasing number of class action lawsuits across the country and many states have received court orders to address their extensive waiting lists. We believe many states are allocating incremental funding to provide for group home placements or for programs like periodic/in-home services.
Vocal, Well Organized Advocacy Groups. Strong advocacy groups, often led by the parents or guardians of individuals with MR/DD along with social workers and civil rights lawyers, have worked to organize on a national level and bring broad resources to focus on regional and local governing bodies when MR/DD issues are addressed. These advocacy groups increase community awareness and use legislation and the courts to influence government funding, improve service levels to individuals with MR/DD and increase emphasis on education and training. This trend has resulted in a higher quality of life and greater independence for individuals with MR/DD.

Stable Job Corps Program. The federal Job Corps program, created in 1964, provides training for approximately 70,000 students each year at 122 centers throughout the United States and Puerto Rico. Funding for the program has grown from approximately $600 million in 1984 to $1.5 billion in 2004. The U.S. Census Bureau forecasted that the juvenile population will grow by 11% between 2000 and 2020 and estimates that 17% of the approximately 72 million children under the age of 18 in the United States currently live in households under the poverty level. Our Job Corps students frequently come from such a background.
Government Outsourcing of Employment Training Services. The Personal Responsibility and Work Opportunity Reconciliation Act of 1996 enabled private for-profit and non-profit organizations to competitively bid to manage and operate programs providing work activities and other services for welfare recipients, who are now faced with time limitations for the receipt of cash assistance. Current federal legislation has mandated states to privatize the delivery of services under a “one-stop” concept, providing a solid market base for private-sector involvement. Within this marketplace, third-party providers assist local government agencies and local workforce boards to manage and directly operate programs that help individuals prepare for, identify, secure and retain employment, while helping them remove any barriers such as child care, transportation and counseling issues. The consistent and bi-partisan support for these federal programs has created an opportunity for workforce services providers. The primary funding for this market is provided through five federal programs overseen by several federal government agencies, including the U.S. Department of Labor.
Company strengths
Leading Position in Special Needs Markets. We are the nation’s largest private provider of services to populations with special needs. At September 30, 2005, we provided services to approximately 41,000 individuals with special needs in 34 states, Washington, D.C., Puerto Rico and certain international locations. We are also the second largest private operator of Job Corps centers and “one-stop” centers in the United States. We believe that our broad service offerings, our established presence in our target markets and our ability to deliver services locally provide us with a competitive advantage and strengthen our relationships with the referral base, namely state and local agencies and advocacy groups.
Top Quality Services by Well-Trained Professionals at an Efficient Cost. Our mission is to provide the highest quality care to those individuals we serve. We believe our national scope and size allow us to develop and implement best practices nationwide to provide our customers with a high quality of care. We are also able to leverage operational economies of scale to provide this quality care in a cost effective manner that is responsive to our customers, their families and state and federal funding providers. For example, according to the State of the States Report, the average cost per day of one individual in a state-run institution setting is approximately $369, while the same individual in our community-based environment costs from $140-160.
Significant Recurring Revenue from Diversified Payors. Care for our MR/DD customers is long-term in nature. We serve a client for an average of seven years, and the average age of our client is 41 years. In addition, the life expectancy of our customers has increased from 19 years old in the 1930s to 66 years old in 1993. Because most of our MR/DD consumers require services over their entire lives and many states have extensive waiting lists for services, our MR/DD operations have experienced occupancy rates in our group homes and residential facilities of at least 96% since 1996. Our Job Corps contracts average five years in length and are usually cost-plus based contracts. Our programs have been very successful, achieving a 98.7% efficacy rating from the DOL over the last twelve months ended June 30, 2005, which made us the highest rated operator of Job Corps programs in the United States. This high quality enables us to have consistently high renewal rates; we have successfully renewed 20 out of the last 23 programs that have come up for bid. We are reimbursed for our services by Medicaid agencies, the DOL and other government entities in 34 states, therefore mitigating our reimbursement exposure to any one payor.
Strong and Stable Free Cash Flow. We generate strong and stable operating cash flow due to our efficient operational capabilities, manageable capital expenditures and stable working capital requirements. Our business model facilitates our ability to benefit from economies of scale and effectively develop our services and programs. Additionally, since the beginning of 2002, our robust infrastructure and systems improvements have helped increase EBITDA margins. Our free cash flow from 2002 to 2004 averaged approximately $28 million annually.
Strong Referral Relationships. Client referrals in the human services industry generally occur at a local community level. We have been operating in 32 of the 34 states we serve for at least six years and have developed close, long-standing relationships with state and local agencies as well as advocacy groups in the communities we serve. We believe we have a reputation as a high quality human services provider with quality facilities and the infrastructure and expertise to service our customers. We also believe that our expertise serving MR/DD individuals has enabled us to be a better partner for state and local agencies as they work to comply with legislation and litigation to move these individuals off waiting lists or from state institutions and into group homes or other community-based settings.
Proven Ability to Identify and Integrate Acquisitions. Our recent growth is due in part to our ability to successfully identify and integrate both tuck-in acquisitions and strategic acquisitions. We employ a proven, systematic and disciplined approach that includes conducting full due diligence on prospective contracts, the reimbursement environment, quality of services, financial condition, operational managers and regulatory compliance. We also have a comprehensive post-acquisition process to facilitate the integration of the acquired entities that includes improving facility operations, retaining staff and incorporating the entity into our various systems.
Experienced Management Team. The members of our senior management team, led by President and CEO Ronald G. Geary, have served an average of nine years at ResCare and an average of 13 years in the human services industry. Under Mr. Geary’s leadership, we have grown revenues from $65 million in 1990 to $1.07 billion for the twelve months ended September 30, 2005 through acquisitions and organic growth. Our senior operations personnel have a broad range of human services experience, serving an average of 24 years in the industry. We believe that our management team has the depth and breadth to successfully grow our company and execute our strategy.
Company strategy
Leverage Existing Regional Infrastructure to Increase Density. One of our growth strategies is to acquire and integrate new group homes, or tuck-in acquisitions, into our regional clusters where we have existing infrastructure and where Medicaid rates are attractive. We add homes and individuals served by pursuing small tuck-in acquisitions using our proven, disciplined and systematic approach to potential acquisitions. The typical target is less than $5 million in revenue size and currently has facilities in a geographic area in which we operate.
Expand Our Disabilities Services and Periodic In-Home Services. We plan to expand into new markets and expand the disabilities services we offer to existing markets. We plan on leveraging our existing client base and continue to partner with state government agencies to create new services and service models to address changing market needs. For example, we began delivering our periodic in-home services to individuals with MR/DD and the elderly in 1997 and serve approximately 14,000 individuals today. Periodic services are provided in the family homes of clients and, as such, provide stable margins and require minimal capital investment. We believe that these services are in high demand from family caregivers and in some cases are used as an interim measure by state governments to provide relief to these families. As such, this represents a significant avenue for growth that leverages our existing infrastructure. Additionally, we recently acquired an in-home personal care provider to the elderly, which is funded primarily by private individuals, thereby further diversifying our payor mix.
Grow through Opportunities in Employment Training Services. We continue to explore further growth in employment training services through pursuit of “one-stop” center contracts, as well as evaluation of acquisition candidates. While we operated no “one-stop” centers in 2002, today we are the second largest private operator of these centers in the United States. We expect to continue pursuing growth opportunities as contracts with state agencies come up for bid or as acquisition opportunities arise.

The Exchange Offer
          On October 3, 2005, we issued $150,000,000 aggregate principal amount of our 7 3/4% Senior Notes due 2013 in a private offering. The old notes are guaranteed by our domestic subsidiaries (“Guarantors”).
          We and the Guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver this prospectus to you and to consummate the exchange offer on or before April 3, 2006. In the exchange offer, you are entitled to exchange your old notes for registered exchange notes with substantially identical terms. If we do not complete various tasks by their deadlines, as we discuss in the “Registration Rights” section of this prospectus, liquidated damages will accrue on the old notes at a rate of ..25% over the stated interest rate on the old notes for the first 90 days immediately after such deadlines, and will increase by an additional .25% with respect to each subsequent 90-day period up to a maximum of 1.0% in the aggregate, until the exchange offer is completed. You should also read the discussion under the headings “Summary of Terms of the Exchange Notes” and “Description of Notes” for further information regarding the registered exchange notes.
          We believe that the exchange notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to certain conditions and limited exceptions. Following the exchange offer, any old notes held by you that are not exchanged in the exchange offer will continue to be subject to the existing restrictions on transfer on the old notes and, except in certain limited circumstances, we will have no further obligation to register transfers of outstanding old notes held by you under the Securities Act. You should read the discussions under the heading “The Exchange Offer” for further information regarding the exchange offer and the resale of old notes.
          Each broker-dealer that receives exchange notes for its own account in exchange for notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Issuer	Res-Care, Inc.

The Exchange Offer	We previously issued $150 million aggregate principal amount of our 7 3/4% Senior Notes due 2013 in a private offering. These securities were not registered under the Securities Act. At the time we issued the old notes, we entered into a registration rights agreement in which we agreed to offer to exchange your unregistered old notes for new exchange notes that have been registered under the Securities Act. This exchange offer is intended to satisfy that obligation. For each old note surrendered to us under the exchange offer, the noteholder will receive a new exchange note of equal principal amount. After the exchange offer is completed, except in certain limited circumstances, you will no longer be entitled to any registration rights with respect to your old notes. In certain circumstances, certain holders of outstanding old notes may require us to file a shelf registration statement under the Securities Act.

Required Representations	To participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:

• any exchange notes will be acquired by you in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

• you are not an affiliate of our company; and

•      if you are a broker-dealer that will receive exchange notes for your own account in exchange for notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

Resale	We believe that, subject to limited exceptions, the exchange notes issued in the exchange offer may be freely traded by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes issued in the exchange offer are being acquired in the ordinary course of your business;

•      you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of our company.

If our belief is inaccurate and you transfer any exchange note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activities must also acknowledge that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer.

We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on March 24, 2006, unless extended, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

Procedures for Tendering Old Notes	If you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or before the expiration date:

Either:

•      a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus under the heading “The Exchange Offer — Exchange Agent,” and on the front cover of the letter of transmittal; or

•      a computer generated message transmitted by means of The Depository Trust Company’s automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

If either of these procedures cannot be satisfied on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, each holder of old notes will make certain representations to us described under “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your old notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your old notes according to the guaranteed delivery procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Exchange Notes	Subject to the conditions described under “The Exchange Offer — Conditions to the Exchange Offer”, we will accept for exchange any and all old notes that are validly tendered in the exchange offer and not withdrawn, before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	For a discussion of the material federal income tax considerations relating to the exchange of old notes for the exchange notes, see “Material United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the old notes, is serving as the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading “The Exchange Offer — Exchange Agent.”

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the old notes and in the indenture governing the old notes. In general, the unregistered old notes may not be offered or sold, unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act.
Summary of Terms of the Exchange Notes
           This exchange offer relates to the exchange of up to $150,000,000 aggregate principal amount of exchange notes for up to an equal principal amount of the unregistered outstanding old notes. The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding old notes, except that the exchange notes will be registered under the Securities Act. Therefore, the exchange notes generally will not be subject to transfer restrictions or registration rights, and the provisions of the registration rights agreement relating to liquidated damages on the outstanding old notes under certain circumstances will be eliminated. The exchange notes issued in the exchange offer will evidence the same debt as the outstanding old notes, which they replace, and both the outstanding old notes and the exchange notes are governed by the same indenture. We sometimes refer to the old notes and the exchange notes collectively in this prospectus as the notes.

Exchange Agent	We are offering $150,000,000 aggregate principal amount of our 7 3/4% Senior Notes due 2013. The exchange notes will be issued under an indenture dated as of October 3, 2005.

Interest	Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor or, if no interest has been paid on the old notes, from the issue date of the old notes. Interest on the exchange notes will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2006.

Maturity Date	October 15, 2013.

Ranking and Guarantees	The notes and guarantees will be senior unsecured obligations. All of our current and future domestic subsidiaries will guarantee the notes on a senior unsecured basis.

The notes will rank equally with all of our and our subsidiary guarantors’ existing and future senior unsecured debt.

The notes and guarantees will rank senior to all of our and our subsidiary guarantors’ unsecured debt that is expressly subordinated to the notes, but will be effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness, if any, with respect to the assets securing that indebtedness and effectively subordinated to all liabilities of our subsidiaries that are not guarantors with respect to the assets of such subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at any time, on or after October 15, 2009 at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium declining from 103.875% if redeemed prior to October 15, 2010 to 101.938% if redeemed between October 15, 2010 and October 14, 2011 to 100% if redeemed on or after October 15, 2011, plus accrued interest. In addition, before October 15, 2008, we may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of qualified equity offerings at a redemption price of 107.75% of the principal amount plus accrued and unpaid interest, provided that:

• at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such equity offering.

Change of Control	If we experience a change of control, we may be required to offer to repurchase the notes at 101% of the principal amount plus accrued and unpaid interest. We may not be able to pay you the required price for notes you present to us at the time of a change of control because our other outstanding indebtedness may prohibit payment or we may not have enough funds at the time.

Restrictive Covenants	The indenture governing the notes contains covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt and guarantees;

• make other restricted payments, including without limitation, certain restricted investments;

• pay distributions or dividends and repurchase our stock;

• create liens;

• enter into sale and leaseback transactions;

• enter into agreements that restrict dividends from subsidiaries;

• sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

• engage in transactions with affiliates;

• enter into mergers, consolidations or sales of substantially all of our assets; and

• enter into new lines of businesses.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes” in this prospectus.

Absence of a Public Market for the Notes	The notes are a new issue of securities, and there is currently no market for them. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes or, if issued, the exchange notes. The initial purchasers have advised us that they currently intend to make a market for the notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice. The notes will be eligible for trading on The PORTAL MarketSM.

Form of Exchange Notes	The exchange notes issued in the exchange offer will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive exchange notes in certificated form unless one of the events set forth under “Description of Notes — Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected through, records maintained in book-entry form by The Depository Trust Company and its participants.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary Consolidated Financial Information
          The “Summary consolidated financial information” description included as Exhibit 99.3 to our Current Report on Form 8-K filed on September 15, 2005 (file number 0-20372) is incorporated into this prospectus by reference.
Risk Factors
          In addition to the risk factors set forth below, the “Certain Risk Factors” description included in our Form 10-Q filed on November 3, 2005 (file number 0-20372) is incorporated into this prospectus by reference.
Risks relating to this offering
The notes are effectively subordinated to our secured indebtedness and structurally subordinated to the liabilities of some of our subsidiaries.
          The notes will be our unsecured obligations and will be effectively subordinated to our secured indebtedness. Upon consummation of the note offering, we entered into a $175 million amended and restated senior credit facility, which can be increased to $225 million at our option, subject to certain conditions and which is secured by a lien on all of our assets and will mature in five years. We have yet to draw on the amended and restated senior credit facility. As a result of the subordination of the notes offered hereby to our secured indebtedness, if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding or upon a default in payment on, or the acceleration of, any indebtedness under our amended and restated senior credit facility or other secured indebtedness, our assets and those of the subsidiary guarantors that secure indebtedness will be available to pay obligations on the notes only after all indebtedness under the amended and restated senior credit facility and other secured indebtedness have been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes will also be structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. See “Description of Notes.”
The restrictions imposed by our debt agreements may limit our ability to operate our business.
          The indenture governing the notes contains various covenants that prohibit us from prepaying certain of our other indebtedness, require us to comply with specified financial ratios and tests, and restrict our ability to:
•	incur or assume additional indebtedness or issue preferred or redeemable stock;

•	pay dividends and make other distributions;

•	enter into certain mergers or consolidations;

•	prepay, redeem or repurchase debt;

•	enter into sale and leaseback transactions;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into new lines of business;

•	enter into transactions with affiliates;

•	create liens; and

•	sell and otherwise dispose of assets.
          Our amended and restated senior credit facility also includes restrictive covenants and requires us to maintain specified financial ratios and tests. We cannot assure you that these restrictions will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. We also cannot assure you that we will be able to continue to comply with these covenants and ratios. If we commit a breach of any of these covenants, ratios or tests, we could be in default under one or more of the agreements governing our indebtedness, including our amended and restated senior credit facility and/or the notes, which could require us to immediately pay all amounts outstanding under those agreements or prohibit us from making draws on our amended and restated senior credit facility. If we were unable to repay our indebtedness, the lenders under our amended and restated senior credit facility could proceed against the collateral granted to them to secure that indebtedness. If payments of our outstanding indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay any amounts outstanding under our amended and restated senior credit facility and our other indebtedness, including the notes. We will be pledging all of our assets as collateral under our amended and restated senior credit facility. See “Description of Notes—Certain covenants”.
We may be unable to raise funds necessary to repurchase the notes upon a change of control.
          Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. However, we cannot assure you that we will have sufficient funds available at the time of a change of control to make the required repurchases or that restrictions in our amended and restated senior credit facility or other future senior indebtedness will allow us to make these required repurchases. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our amended and restated senior credit facility. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the notes and a cross-default under our amended and restated senior credit facility. Our amended and restated senior credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions. In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a change of control as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a change of control as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Notes—Change of control.”
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
          The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes or any exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems, although we expect that they will be eligible for trading in the PORTALSM Market. The initial purchasers have advised us that they intend to make a market in the notes, and the exchange notes, if issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes or the exchange notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes or the exchange notes. The liquidity of any market for the notes or the exchange notes will depend on a number of factors, including:
•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.
          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes or exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes or exchange notes at a particular time or that the price that you receive when you sell will be favorable.
There are restrictions on your ability to transfer or resell the notes without registration under applicable securities laws.
          The notes are being offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.
          Under the registration rights agreement, we have agreed to file this exchange offer registration statement with the SEC and to use our reasonable best efforts to cause this registration statement to become effective with respect to the exchange notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the exchange notes generally may be resold or otherwise transferred (subject to restrictions described under “Description of Notes — Transfer and Exchange”) by each holder of the exchange notes with no need for further registration. However, the exchange notes will constitute a new issue of securities with no established trading market. We cannot assure you that there will be an active trading market for the exchange notes, or, in the case of non-exchanging holders of the notes, the trading market for the notes following the exchange offer. See “The Exchange Offer.”
Federal and state statutes allow courts, under specific circumstances, to void the notes and guarantees and require noteholders to return payments received from guarantors.
          Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, the issuance of the notes or a subsidiary guarantee could be considered a fraudulent conveyance if, among other things, our company or any subsidiary guarantor, at the time it incurred the indebtedness evidenced by the notes or its subsidiary guarantee:
•	received or receives less than reasonably equivalent value or fair consideration for incurring such indebtedness; and

•	was or is insolvent or rendered insolvent by reason of such occurrence; or

•	was or is engaged in a business or transaction for which the assets remaining with our company or such guarantor constituted unreasonably small capital; or

•	intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature.
          In addition, the payment of interest and principal by us pursuant to the notes or the payment of amounts by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the individual making such payment, or to a fund for the benefit of our creditors or such guarantor, as the case may be.

          The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, our company or a guarantor would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all its assets at a fair valuation;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
          If a court were to find that the issuance of the notes or a subsidiary guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such subsidiary guarantee or further subordinate the notes or such subsidiary guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such subsidiary guarantee. If a finding of fraudulent conveyance occurs, you may not receive any repayment on the notes.
          If the subsidiary guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the subsidiary guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the notes. If a subsidiary guarantor’s obligations were voided or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
          The old notes were originally sold to J.P. Morgan Securities Inc., Goldman, Sachs & Co., Jefferies & Company, Inc., Avondale Partners, LLC, NatCity Investments, Inc., First Analysis Securities Corporation and SunTrust Capital Markets, Inc. as initial purchasers in a private offering by ResCare that closed on October 3, 2005. In connection with the private offering of the old notes, we, the Guarantors and the initial purchasers entered into a registration rights agreement in which we and the Guarantors agreed to use reasonable best efforts to:
•	file a registration statement covering an offer to holders to exchange their old notes for a like principal amount of exchange notes;

•	commence the exchange offer promptly after the registration statement becomes effective;

•	complete the exchange offer within 60 days; and

•	have the registration statement remain effective until 180 days after the closing of the exchange offer.
          The exchange notes will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act, except as described below. We have agreed in the registration rights agreement to use reasonable best efforts to complete the exchange offer and issue the exchange notes no later than April 3, 2006. This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.
          For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by The Depository Trust Company (“DTC”) who desires to deliver old notes by book-entry transfer through DTC.
          Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the SEC’s position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of old notes who is one of our “affiliates” as defined in Rule 405 under the Securities Act, who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or who is a broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:
•	will not be able to tender its old notes in the exchange offer;

•	will not be able to rely on the interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from these requirements.
          If you wish to exchange your old notes for exchange notes in the exchange offer, you will be required to make representations in a letter of transmittal which is attached to this prospectus, including that:
•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act);

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and

•	if you are a broker-dealer (a “participating broker-dealer”), you acquired the old notes for your own account as a result of market-making or other trading activities, you have not entered into any arrangement or understanding with us or one of our affiliates to distribute the exchange notes and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.
          The SEC has taken the position that participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and accordingly may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.
          Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, the SEC interpretations referred to above may be subject to change, hindering our ability to complete the exchange offer. If:
•	any changes in applicable law or the applicable interpretations of the staff of the SEC do not permit us to conduct the exchange offer;

•	for any other reason the exchange offer is not completed by April 3, 2006; or

•	requested by the initial purchasers of old notes in connection with an offer or sale of old notes not eligible to be exchanged for exchange notes in the exchange offer, then, we and the Guarantors will, at our cost:
•	as promptly as practicable after such filing obligation arises, use our reasonable best efforts to file a shelf registration statement covering resales of the old notes or exchange notes held by initial purchasers, as applicable;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our reasonable best efforts to keep effective the shelf registration until the earlier of two years after its effective date, or the date on which all of the notes to be sold pursuant to such shelf registration have been sold.
          If we file a shelf registration statement, we will provide you copies of the prospectus that is a part of the shelf registration statement, notify you when the shelf registration statement for the old notes has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder of old notes that sells the old notes pursuant to the shelf registration statement generally will be:
•	required to be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.
          In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement in order to have their old notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described below.
          If any of the following (each a “registration default”) occurs:
•	the exchange offer is not completed on or before April 3, 2006; or

•	the shelf registration statement, if required to be filed by us, is not declared effective on or before April 3, 2006;
the interest rate borne by the old notes will increase by 0.25% per annum upon the occurrence of such an event. This rate will continue to increase by 0.25% per annum with respect to each 90 day period that the liquidated damages (as defined below) continue to accrue in any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.00%) per year. If the shelf registration statement required to be filed is filed and declared effective but thereafter ceases to be effective or usable for more than 30 days in any 12-month period, then the interest rate on the notes covered by the shelf registration statement will increase by one percent (1.00%) per year. We refer to these increases in the interest rate on the old notes as “liquidated damages.” Such interest is payable in addition to any other interest payable from time to time with respect to the old notes and the exchange notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.
          The above summary highlights the material provisions of the registration rights agreement, but does not restate that agreement in its entirety. We urge you to review all of the provisions of the registration rights agreement, because it, and not this description, defines your rights as holders to exchange your old notes for registered exchange notes. A copy of the registration rights agreement has previously been filed with the SEC by us, and is incorporated by reference in the registration statement of which this prospectus forms a part.
          Following the consummation of the exchange offer, holders of old notes who were eligible to participate in the exchange offer but who did not tender their old notes will not have any further registration rights, and the old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected.
Terms of the Exchange Offer
          This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes that are properly tendered and not withdrawn on or before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver exchange notes in principal amounts equal to the outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes in the exchange offer in denominations of $1,000 and integral multiples thereof.
          The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that:
(1)	the offering of the exchange notes has been registered under the Securities Act;

(2)	the exchange notes will generally not be subject to transfer restrictions or registration rights; and

(3)	certain provisions relating to liquidated damages on the old notes provided for in certain circumstances will be eliminated.

          The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture.
          As of the date of this prospectus, $150,000,000 aggregate principal amount of the old notes is outstanding. In connection with the issuance of the old notes, arrangements were made for the old notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.
          This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the old notes as of the close of business on February 22, 2006. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. However, our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under “— Conditions to the Exchange Offer” below.
          We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.
          If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted old notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date.
          Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders, Fees and Expenses” for more detailed information regarding the expenses of the exchange offer.
          By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Procedures for Tendering” below.
Expiration Date; Extensions; Amendments
          The term “expiration date” means 5:00 p.m., New York City time, on March 24, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.
          We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.
          We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions set forth herein under “— Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us, if such conditions are permitted to be waived by us.
          We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders and we will extend the exchange offer to the extent required by law.

          Without limiting the manner in which we may choose to make public announcements of any extension, amendment, termination or non-acceptance of the exchange offer, and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely release to the Dow Jones News Service.
Interest on the Exchange Notes
          Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor or, if no interest has been paid on the old notes, from the issue date of the old notes. Interest on the exchange notes will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2006.
Procedures for Tendering
What to Submit and How
          Each holder of old notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein. Each holder should then mail or otherwise deliver the completed letter of transmittal, or such facsimile, together with the old notes to be exchanged and any other required documentation, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under “— Exchange Agent” on or before the expiration date. A holder may also tender old notes pursuant to the procedures for book-entry transfer as provided for herein and in the letter of transmittal.
          Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account in accordance with DTC’s procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein under “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
          Only a holder may tender its old notes in the exchange offer. To tender in the exchange offer, a holder must:
(1)	complete, sign and date the letter of transmittal or a facsimile thereof;

(2)	have the signatures of the holder guaranteed if required by the letter of transmittal; and

(3)	unless such tender is being effected pursuant to the procedure for book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and other required documents, to the exchange agent, before 5:00 p.m., New York City time, on the expiration date.
          The tender by a holder will constitute an agreement between such holder, our company and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal. If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
          The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to ResCare. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders, in each case as set forth herein and in the letter of transmittal.

          Any beneficial owner whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
Required Representations in Letter of Transmittal
          The letter of transmittal will include representations to us that, among other things:
(1)	the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not such person is the holder;

(2)	neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes;

(3)	neither the holder nor any other person receiving the exchange notes is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company; and

(4)	if the tendering holder is a broker or dealer as defined in the Exchange Act, then
(a)	it acquired the old notes for its own account as a result of market-making activities or other trading activities; and

(b)	it has not entered into any arrangement or understanding with our company or any “affiliate” of our company within the meaning of Rule 405 under the Securities Act to distribute the exchange notes to be received in the exchange offer.
Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
How to Sign Your Letter of Transmittal and Other Documents
          Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”), unless the old notes tendered pursuant thereto are tendered:
(1)	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” of the letter of transmittal; or

(2)	for the account of an Eligible Institution.
If the letter of transmittal is signed by a person other than the registered holder of old notes, the old notes must be endorsed or accompanied by appropriate bond powers that authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the completed letter of transmittal.

Important Rules Concerning the Exchange Offer
          You should note that:
•	All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding;

•	We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in our judgment or the judgment of our counsel, be unlawful;

•	We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our company’s interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine;

•	Although we intend to notify holders of defects or irregularities with respect to any tender of old notes, neither our company, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to tenders of old notes, nor will any of them incur any liability for failure to give that notification; and

•	Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
Book-Entry Transfer
          The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the participant’s old notes into the exchange agent’s account with respect to the old notes in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of the book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant that is tendering old notes that the participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.
          Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or before the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedures
          If you are a registered holder of old notes and you wish to tender your old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

(1)	the tender is made through an Eligible Institution;

(2)	before the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery
(a)	stating the name and address of the holder, the certificate number or numbers of the holder’s old notes and the principal amount of the old notes tendered;

(b)	stating that the tender is being made thereby; and

(c)	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the old notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at DTC of old notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and
(3)	the properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered old notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at DTC of old notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.
          Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
          Except as otherwise provided herein, tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
          For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:
•	specify the name of the person having deposited the old notes to be withdrawn (the “Depositor”),

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited,

•	be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the old notes to register the transfer of the old notes into the name of the Depositor withdrawing the tender, and

•	specify the name in which any old notes to be withdrawn are to be registered, if different from that of the Depositor.
          Please note that all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time before the expiration date.

Conditions to the Exchange Offer
          Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the old notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied:
(1)	that the exchange offer, or the making of any exchange by a holder, violates the applicable interpretations of the staff of the SEC;

(2)	that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

(3)	that there has been proposed, adopted or enacted any law, statute, rule or regulation that, in the sole judgment of our company, might materially impair our ability to proceed with the exchange offer.
          If we determine that we may terminate the exchange offer for any of the reasons set forth above, we may:
(1)	refuse to accept any old notes and return any old notes that have been tendered to their holders;

(2)	extend the exchange offer and retain all old notes tendered before the expiration date of the exchange offer, subject to the rights of such holders of tendered old notes to withdraw their tendered old notes; or

(3)	waive the termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If a waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.
          The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition. Our failure at any time to exercise the foregoing rights will not be deemed to be a waiver by us of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
Exchange Agent
          Wells Fargo Bank, National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. In its capacity as such, the exchange agent has no fiduciary duties and will be acting solely on the basis of directions of our company. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg. — 12th Floor 608 2nd Avenue South Minneapolis, MN 55402

Attn: Reorg (if by mail, registered or certified recommended)	Attn: Reorg	Attn: Reorg

By Facsimile:	To Confirm by Telephone:

(800) 344-5128; or
(612) 667-6282	(612)667-9764
Attn: Bondholder Communications	Attn: Bondholder Communications
          Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Solicitation of Tenders, Fees and Expenses
          We will pay all expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of our company and our affiliates in person, by telegraph, telephone or telecopier.
          We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.
          We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.
          The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs, will be paid by our company.
          We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if the transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of transfer taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed by us directly to the tendering holder.
Accounting Treatment
          The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us as a result of the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes.
Consequences of Failure to Exchange
          As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled certain obligations contained in the registration rights agreement. Holders of the old notes who do not tender their old notes in the exchange offer will continue to hold those old notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the indenture and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the Indenture. Accordingly, untendered old notes may be resold only:
(1)	to ResCare;

(2)	pursuant to a registration statement that has been declared effective under the Securities Act;

(3)	in the United States to qualified institutional buyers within the meaning of Rule 144A in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A;

(4)	in the United States to institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act, in transactions exempt from the registration requirements of the Securities Act;

(5)	outside the United States in transactions complying with the provisions of Regulation S under the Securities Act; or

(6)	pursuant to any other available exemption from the registration requirements under the Securities Act.
To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes could be adversely affected.
USE OF PROCEEDS
          The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

(Dollars in thousands)	Amount
Sources of funds:
Cash, cash equivalents and short-term investments	$14,430

New senior notes offered hereby (2)	148,892

Total sources of funds	$163,322

Uses of funds :
Repayment of existing term loan	$0
Repurchase existing principal	150,000
Tender premium	9,124
Estimated fees and expenses (1)	4,198

Total uses of funds	$163,322

(1)	Estimated fees and expenses include approximately $2.1 million of fees and expenses for this offering and approximately $2.1 million of fees and expenses for the amended and restated senior credit facility.

(2)	This amount reflects an issue price equal to 99.261% of $150 million.

The following table sets forth our capitalization as of September 30, 2005 on an actual basis and on an as adjusted basis to give effect to this exchange offer and the application of the estimated net proceeds. You should read this table in conjunction with the information contained in “Use of proceeds,” “Selected historical consolidated financial data,” “Management's discussion and analysis of financial condition and results of operations,” “Description of other indebtedness” and our consolidated financial statements and the notes related thereto included in or incorporated by reference in this registration statement.
CAPITALIZATION

	As of September 30, 2005
(Dollars in thousands)	Actual	As adjusted
Cash, cash equivalents and short-term investments	$43,092	$28,662

Long-term debt, including current maturities:
Amended and restated senior credit facility	$0	$0
Existing term loan	0	0
Obligations under capital leases	1,843	1,843

Total secured debt	1, 843	1, 843

Notes payable and other	6,195	6,195
10.625% Senior Notes	150,000	0
Senior notes offered hereby	0	148,892

Total debt	$158,038	$156,930

Shareholders' equity:
Preferred shares, no par value, authorized 1,000,000 shares, 48,095 shares issued and outstanding	$46,609	$46,609
Common shares, no par value, authorized 40,000,000 shares, 26,579,900 shares issued and outstanding	49,364	49,364
Additional paid-in capital	59,682	59,682
Retained earnings (1)	140,391	132,502

Total shareholders' equity	296,046	288,157

Total capitalization	$454,084	$445,087

(1)	As adjusted retained earnings includes charges of $9.1 million ($6.0 million, net of tax) for the tender premium and $2.9 million ($1.9 million, net of tax) for the write-off of unamortized debt issue costs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

								As adjusted
								twelve months
						Nine months ended September 30,		ended
	Fiscal year ended December 31,					2004	2005	September 30, 2005
(Dollars in thousands)	2000	2001	2002	2003	2004	(unaudited)	(unaudited)	(unaudited)
Statement of income data:
Revenues	$858,073	$885,715	$919,724	$961,333	$1,009,016	$751,511	$807,723	$1,065,228
Facility and program expenses	755,853	817,754	845,316	865,461	905,213	674.203	721,554	952,564

Facility and program contribution	102,220	67,961	74,408	95,872	103,803	77,308	86,169	112,664
Total operating expenses	54,838	55,188	45,928	50,629	51,273	38,834	41,227	53,666

Operating income (1)	47,382	12,773	28,480	45,243	52,530	38,474	44,942	58,998
Interest expense, net	22,559	19,061	24,298	24,326	19,750	14,922	13.690	14,113

Income (loss) before income taxes	24,823	(6,288)	4,182	20,917	32,780	23,552	31,252	44,885
Income tax expense	10,647	(1,916)	1,506	7,530	11,273	8,950	10,626	14,447

Net income (loss)	$14,176	$(4,372)	$2,676	$13,387	$21,507	14,602	$20,626	$30,438

Balance sheet data:
Working capital	$122,305	$142,877	$144,546	$71,298	$120,619	$120,903	$99,999	$85,569
Cash, cash equivalents and short-term investments	33,415	58,997	72,089	23,440	81,639	103,905	43,092	28,662
Total assets	536,771	534,936	546,612	503,026	586,666	590,131	604,920	595,923
Total debt, including capital leases	272,277	269,711	262,424	189,685	182,536	187,199	158,038	156,930
Shareholders' equity	178,123	174,129	177,179	192,291	269,561	258,578	296,046	288,157

Other financial data:
Cash interest expense	$23,771	$19,929	$25,873	$26,863	$20,809	$14,846	$14,310	$15,868
Depreciation and amortization	22,308	21,079	11,862	12,254	12,207	9,063	10,318	13,462
Capital expenditures	20,914	9,323	13,692	14,141	16,017	8,028	8,502	16,491
Facility rent (2)	25,136	29,792	32,212	35,362	37,468	27,693	30,136	$39,911

Operating data:
Days sales outstanding	58.9	53.0	48.3	48.0	48.4	45.9	51.6	51.6
Disabilities services revenue (3)	$730,488	$745,124	$759,589	$787,903	$819,597	$610,064	$642,695	$852,228
Job Corps Training Services revenue (3)	123,868	136,654	146,414	138,786	145,375	108,046	114,212	151,541
Employment Training Services revenue (3)	—	—	—	30,122	38,341	29,267	45,154	54,228
Other revenue (3)	3,717	3,937	3,721	4,522	5,703	4,134	5,662	7,231

(1)	Operating income for the year ended December 31, 2004 includes expenses of $0.8 million ($0.5 million net of tax, or $0.02 per share) related to payments required under the provisions of the director stock option plans as a result of the Onex transaction. Operating income for the year ended December 31, 2003 includes a charge of $2.2 million ($1.4 million net of tax, or $0.06 per share) related to debt refinancing ($2.5 million, pre-tax charge) and extinguishment of debt ($0.3 million, pre-tax gain). Operating income for the year ended December 31, 2002 includes a charge of $14.8 million ($9.5 million net of tax, or $0.39 per share) related to write-off of accounts receivable in the fourth quarter of 2002. In addition, we recorded a charge of $1.5 million ($1.0 million net of tax, or $0.04 per share) for costs associated with an investigation and closure of a portion of a non-core operation. Further, operating income for 2002 includes gains on the extinguishment of debt of $1.3 million ($0.8 million net of tax, or $0.03 per share). Operating income for the year ended December 31, 2001 includes a restructuring charge of approximately $1.6 million ($0.9 million net of tax, or $0.04 per share) for costs associated with the exit from Tennessee. In addition, we recorded a charge of $22 million ($13.2 million net of tax, or $0.54 per share) related to additional reserves for accounts receivable and insurance claims. Operating income for the year ended December 31, 2000 includes the following: (1) a charge of $1.8 million ($1.1 million net of tax, or $0.04 per share) related to the write-off of costs associated with the terminated management-led buyout, (2) a charge of $1.7 million ($1.0 million net of tax, or $0.04 per share) related to our 2000 restructuring plan and (3) a charge of $0.6 million for the settlement of a lawsuit.

(2)	Facility rent is defined as land and building lease expense less amortization of any deferred gain on applicable sale-leaseback transactions.

(3)	Commencing January 1, 2005, as a result of integrating the former Youth Services operating segment into our existing segments, as well as the expansion of our job training and placement programs for disadvantaged job seekers, we now have the following three reportable segments: (i) Disabilities Services, (ii) Job Corps Training Services and (iii) Employment Training Services. Segment revenues for the periods presented prior to 2005 have been reclassified to reflect this change in the composition of our reportable operating segments.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior notes
On October 3, 2005, we used a portion of the proceeds of the old notes to repurchase $119.6 million aggregate principal amount of our 10.625% Senior Notes due 2008. On November 15, 2005, we redeemed the remaining $30.4 million aggregate principal amount of our 10.625% Senior Notes also using proceeds of the old notes. None of our 10.625% Senior Notes remain outstanding.
Amended and restated senior credit facility
On October 3, 2005, we amended and restated our $135 million senior credit facility due in January 2008, which included a $100 million revolver and a $35 million term loan. As amended and restated, the senior credit facility now consists of a $175 million revolving credit facility, which can be increased to $225 million at our option and expires on October 3, 2010. The credit facility will be used primarily for working capital purposes and for letters of credit required under our insurance programs. The amended and restated senior credit facility contains various financial covenants relating to net worth, capital expenditures and rentals and requires us to maintain specified ratios with respect to interest coverage and leverage. Our ability to achieve the thresholds provided for in the financial covenants largely depends upon the maintenance of continued profitability and/or reductions of amounts borrowed under the facility, and continued cash collections. Our existing senior credit facility is secured by a lien on substantially all of our assets, and, through secured guarantees, on all of our subsidiaries’ assets. In connection with the issuance of the old notes and the amendment and restatement of the credit facility, we repaid our outstanding term loan, which totaled $28 million.
Other long-term debt
At September 30, 2005, our obligations under capital leases totaled $1.843 million and the outstanding principal amount of other indebtedness totaled $6.195 million.
DESCRIPTION OF NOTES
As used below in this “Description of Notes” section, the “Company” means Res-Care, Inc., a Kentucky corporation, and its successors, but not any of its Subsidiaries. The Company issued the old notes and will issue the exchange notes described in this prospectus (the “Notes”) under an Indenture, dated as of October 3, 2005 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
ResCare has previously filed a copy of the Indenture with the SEC, and the Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Copies of the Indenture and the registration rights agreement are available as set forth above under “Where You Can Find More Information.” You can find definitions of certain terms used in this description under the heading “Certain Definitions.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture. For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Res-Care, Inc. and not to its subsidiaries. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
The Company will issue the Notes under the Indenture (the “Indenture”) among itself, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $150 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.
General
The notes. The Notes:
•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of $150 million, subject to our ability to issue Additional Notes;

•	mature on October 15, 2013;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry procedures for global notes;”

•	rank equally in right of payment to any future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	are unconditionally guaranteed on a senior basis by each Domestic Subsidiary of the Company. See “Subsidiary guarantees;” and

•	are expected to be eligible for trading in the PORTAL market.
Interest. Interest on the Notes will compound semi-annually and:
•	accrue at the rate of 7 3/4% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on April 15 and October 15, commencing on April 15, 2006;

•	be payable to the holders of record on the April 1 and October 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.
We also will pay additional interest to holders of the Notes if we fail to complete the Exchange Offer described in the Registration Rights Agreement within 180 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied.
Payments on the notes; paying agent and registrar
We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.
Transfer and exchange
A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
The registered holder of a Note will be treated as the owner of it for all purposes.
Optional redemption
Except as described below, the Notes are not redeemable until October 15, 2009. On and after October 15, 2009, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2009	103.875%
2010	101.938%
2011 and thereafter	100.000%
Prior to October 15, 2008, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:
(1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and
(2) the redemption occurs within 90 days after the closing of such Equity Offering.
If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.
In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.
In addition, at any time prior to October 15, 2009, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the

Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at October 15, 2009 (such redemption price being described under “Optional redemption”) plus (2) all required interest payments due on such Note through October 15, 2009, excluding accrued but unpaid interest to the redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 15, 2009; provided, however, that if the period from the redemption date to October 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.
The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Ranking
The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness (including the Senior Secured Credit Agreement) and liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other Secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure Secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees and other general unsecured obligations of the Company only after all Indebtedness under such Senior Secured Credit Agreement and other Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding. Assuming that we had completed this offering, the repayment of our existing term loan under our current senior credit facility and the repurchase of all our outstanding 10.625% Senior Notes and assuming the payment of expenses incurred in connection with these transactions (the “Transactions”), as of September 30, 2005:
•	outstanding Indebtedness of the Company and the Subsidiary Guarantors would have been $156.9 million, $1.8 million of which would have been secured;

•	Restricted Subsidiaries would have had $6.2 million of Indebtedness (excluding intercompany liabilities and Guarantees of the Senior Secured Credit Agreement and the Indenture); and

•	Non-Guarantor Restricted Subsidiaries would have had no Indebtedness (excluding intercompany liabilities).

Subsidiary guarantees
The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company’s obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantees.
All of the Company’s ninety-two (92) Domestic Subsidiaries will be Subsidiary Guarantors. Only two of our subsidiaries, ResCare Premier Canada, Inc., an Ontario corporation, and Middle East Training, LLC, a Jordanian limited liability company, which are our only foreign subsidiaries, are not Subsidiary Guarantors.
Assuming that we had completed the Transactions, as of September 30, 2005, outstanding Indebtedness of Subsidiary Guarantors would have been $6.2 million (excluding intercompany liabilities and Guarantees under the Senior Secured Credit Agreement and the Indenture), none of which would have been secured.
Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.
The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:
(1) the sale or other disposition is in compliance with the Indenture, including the covenants “—Limitation on sales of assets and subsidiary stock,” “—Limitation on sale of capital stock of restricted subsidiaries” and “—Merger and consolidation;” and
(2) all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.
In the event that a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of the Senior Secured Credit Agreement and all other Indebtedness of the Company and its Restricted Subsidiaries, then such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee as specified under the covenant “—Future subsidiary guarantors.”
In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the Notes in accordance with the terms of the Indenture.
Change of control
If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:
(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);
(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and
(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.
On the Change of Control Payment Date, the Company will, to the extent lawful:
(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;
(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and
(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.
The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture will result in a cross-default under the Senior Secured Credit Agreement.
The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the

Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of its compliance.
The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and future Indebtedness may, prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement.
The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder or their Related Parties. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.
Certain covenants
Limitation on indebtedness
The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof:
(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and
(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.
The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:
(1) Indebtedness of the Company and Guarantees of Restricted Subsidiaries Incurred pursuant to a Credit Facility in an aggregate principal amount up to $235.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of “—Limitations on sales of assets and subsidiary stock” that permanently reduce the commitments thereunder;
(2) Guarantees by the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture and Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;
(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,
(a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and
(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and
(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.
(4) Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;
(5) Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);
(6) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodities;
(7) the Incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Subsidiary Guarantor, and

Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed the at any time outstanding the greater of (x) $15.0 million and 5% of Total Tangible Assets;
(8) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such Indebtedness;
(9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;
(11) Indebtedness of Subsidiaries that are not Subsidiary Guarantors in an amount of up to $20.0 million; and
(12) in addition to the items referred to in clauses (1) through (11) above, Indebtedness of the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $20.0 million at any time outstanding.
The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company. For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:
(1) in the event that Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (12) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, with the exception of clause (1) of the second paragraph, may later classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;
(2) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;
(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and
(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Indebtedness permitted under clause (11) above and Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Limitation on restricted payments
The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:
(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and
(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);
(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant “—Limitation on indebtedness” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
(4) make any Restricted Investment in any Person;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(a) a Default shall have occurred and be continuing (or would result therefrom); or
(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “Limitation on indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or
(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding clauses (1), (2), (3), (4), (7), (8) and (9)) would exceed the sum of:
(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);
(ii) 100% of the aggregate Net Cash Proceeds and the fair market value as determined in good faith by the Board of Directors of the Company of stock or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “—Optional redemption;”
(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and
(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:
(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.
The provisions of the preceding paragraph will not prohibit:
(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;
(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness;
(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness;
(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Limitation on sales of assets and subsidiary stock” below;
(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;
(6) so long as no Default or Event of Default has occurred and is continuing,
(a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year; and
(b) loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $3.0 million at any one time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”
(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
(9) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;
(10) the purchase, repurchase, acquisition or redemption of the 10.625% Notes (including any prepayment penalties, premiums, fees (including consent fees) and expenses); and
(11) Restricted Payments in an amount not to exceed $30.0 million.
The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
Limitation on liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.
Limitation on sale/leaseback transactions
The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:
(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness;”
(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under “—Limitation on liens;” and
(4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on sales of assets and subsidiary stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.
Limitation on restrictions on distributions from restricted subsidiaries
The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or
(3) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).
The preceding provisions will not prohibit:
(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture, the Notes, the Exchange Notes, the Subsidiary Guarantees, the indenture for the 10.625% Notes, the 10.625% Notes and the related guarantees and the Senior Secured Credit Agreement (and related documentation) in effect on such date;
(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;
(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:
(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;
(b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or
(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
(v) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;
(vi) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(vii) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;
(viii) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(ix) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;
(x) encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with “—Limitation on indebtedness,” that are not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture or the Senior Secured Credit Agreement on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level); and
(xi) encumbrances or restrictions contained in indentures or other debt instruments or debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors subsequent to the Issue Date pursuant to clauses (5) and (12) of the second paragraph of the covenant “—Limitation on indebtedness,” by Restricted Subsidiaries, provided that after giving effect to such Incurrence of Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant “—Limitation on indebtedness.”
Limitation on sales of assets and subsidiary stock
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:
(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;
(2) at least 75% of the consideration received in the Asset Disposition by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this paragraph (2), each of the following will be deemed to be cash:

(a) Cash Equivalents;
(b) Short Term Investments;
(c) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;
(d) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion; and
(e) any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (d) (and not subsequently converted into Cash Equivalents or Short Term Investments that are treated as Net Proceeds of an Asset Sale), does not exceed $30.0 million since the Issue Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.
Notwithstanding the foregoing, the 75% limitation referred to in clause (2) above shall not apply to any Asset Disposition in which the cash, Cash Equivalents or Short Term Investments portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.
(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:
(a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and
(b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.
Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.
If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.
On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
For the purposes of this covenant, the following will be deemed to be cash:
(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and
(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.
The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on affiliate transactions
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:
(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;
(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $3.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and
(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.
The preceding paragraph will not apply to:
(1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “Limitation on restricted payments;”
(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans, health plans, retirement plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;
(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $3.0 million in the aggregate outstanding at any one time (without giving effect to the forgiveness of any such loan) with respect to all loans or advances made since the Issue Date; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;
(4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “Certain covenants—Limitations on indebtedness;”
(5) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;
(6) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;
(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;
(8) the payment of management, consulting and advisory fees and related expenses to Onex Partners Manager LP and its Affiliates; and
(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith.
Limitation on sale of capital stock of restricted subsidiaries
The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:
(1) to the Company or a Wholly-Owned Subsidiary; or
(2) in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.
Notwithstanding the preceding paragraph, the Company and its Restricted Subsidiaries may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or its Restricted Subsidiaries comply with the terms of the covenant described under “—Limitation on sales of assets and subsidiary stock.”
SEC reports
Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.
In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.
The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in the first three paragraphs of this covenant.
Merger and consolidation
The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;
(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant;
(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and
(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.
For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).
In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than another Subsidiary Guarantor) unless:

(1) (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and
(2) the transaction is made in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock,” “—Limitation on sale of capital stock of restricted subsidiaries” and this “—Merger and consolidation” covenant.
Future subsidiary guarantors
The Company will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of (1) the Senior Secured Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “—Limitation on indebtedness” unless such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the second paragraph of “—Limitation on indebtedness.”
The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “—Subsidiary guarantees.”
Limitation on lines of business
The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.
Payments for consent
Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
Events of default
Each of the following is an Event of Default:

(1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;
(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain covenants—Merger and consolidation;”
(4) failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “Change of control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants—Merger and consolidation” which is covered by clause (3));
(5) failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;
(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:
(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or
(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;
(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);
(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or
(9) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.
However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.
If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.
Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:
(1) such holder has previously given the Trustee notice that an Event of Default is continuing;
(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the

Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 15, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to October 15, 2009, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
Amendments and waivers
Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:
(1) reduce the amount of Notes whose holders must consent to an amendment;
(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;
(3) reduce the principal of or extend the Stated Maturity of any Note;
(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “Optional redemption,” “Change of control,” or “Certain covenants—Limitation on Sales of Assets and Subsidiary Stock,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(5) make any Note payable in money other than that stated in the Note;
(6) impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;
(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or
(8) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.
Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture and the Notes to:
(1) cure any ambiguity, omission, defect or inconsistency;
(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;
(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);
(4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;
(5) secure the Notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;
(7) make any change that does not adversely affect the rights of any holder;
(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(9) release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;
(10) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or
(11) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.
Defeasance
The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.
The Company at any time may terminate its obligations described under “Change of control” and under the covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants—Merger and consolidation” above (“covenant defeasance”).
The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Company to comply with clause (3) under “Certain covenants—Merger and consolidation” above.
In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders
No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Concerning the trustee
Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.
Governing law
The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain definitions
“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Additional Assets” means:
(1) any property, plant or equipment (excluding working capital for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Related Business;
(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or
(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Certain covenants—Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. “Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:
(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;
(2) the sale of Cash Equivalents or Short Term Investments in the ordinary course of business;
(3) a disposition of inventory in the ordinary course of business;
(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;
(5) transactions permitted under “Certain covenants—Merger and consolidation;”
(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;
(7) for purposes of “Certain covenants—Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash, Cash Equivalents or Short Term Investments by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain covenants—Limitation on restricted payments;”
(8) any transfer or series of related transfer that, but for this clause, would be Asset Dispositions, if after giving effect to such transfers, the aggregate fair market value of the assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million;
(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;
(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “—Certain covenants—Limitation on indebtedness;”
(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and
(13) foreclosure on assets.
“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company under or in respect of the Senior Secured Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Secured Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Cash Equivalents” means:
(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;
(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;
(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500 million;
(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;
(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and
(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.
“Change of Control” means:
(1) (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the

Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or such successor (for the purposes of this clause, such other person or group shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person or group “beneficially owns” directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders “beneficially own” directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or
(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or
(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or
(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.
“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:
(1) if the Company or any Restricted Subsidiary:
(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;
(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:
(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and
(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.
“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes; plus
(3) consolidated depreciation expense; plus
(4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets;” plus
(5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus
(6) the amount of management, consulting and advisory fees and related expenses to Onex Partners Manager LP and its Affiliates; less
(7) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).
Notwithstanding the preceding sentence, clauses (2) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (7) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.
“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:
(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;
(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);
(3) non-cash interest expense;
(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;
(6) costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents, Short Term Investments or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and
(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.
For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”
For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.
“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:
(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and
(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;
(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and
(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(4) any extraordinary gain or loss;
(5) any premium or fees arising in connection with the delivery of the Notes and the Senior Secured Credit Agreement and any non-cash charges associated with the repayment of the 10.625% Notes and the repayment of our existing term loan under our existing senior credit facility; and
(6) the cumulative effect of a change in accounting principles.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Designated Noncash Consideration” means the fair market value of any non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Disposition that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Short Term Investments received in connection with a sale of such Designated Noncash Consideration.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or
(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such

Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of control” and “Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “Certain covenants—Limitation on restricted payments.”
“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor Pari Passu Indebtedness” means Indebtedness of a Subsidiary Guarantor that ranks equally in right of payment to its Subsidiary Guarantee.
“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
“holder” means a Person in whose name a Note is registered on the Registrar’s books.
“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);
(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;
(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;
(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);
(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;
(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and
(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);
(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:
(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or
(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;
(2) endorsements of negotiable instruments and documents in the ordinary course of business; and
(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.
For purposes of “Certain covenants—Limitation on restricted payments,”
(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and
(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Services, in each case, with a stable or better outlook.
“Issue Date” means October 3 , 2005.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;
(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.
“Non-Recourse Debt” means Indebtedness of a Person:
(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);
(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.
“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.
“Permitted Holders” means Onex Corporation and any Affiliate or Related Person thereof.
“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:
(1) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash, Cash Equivalents and Short Term Investments;
(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6) loans or advances to employees (other than executive officers) of the Company and its Restricted Subsidiaries made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount at any one time outstanding not to exceed $3.0 million (loans or advances that are forgiven shall continue to be deemed outstanding); provided, further that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances;
(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain covenants—Limitation on sales of assets and subsidiary stock;”
(9) Investments in existence on the Issue Date;
(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness;”
(11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $20.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value); and
(12) Guarantees issued in accordance with “Certain covenants—Limitations on indebtedness.”
“Permitted Liens” means, with respect to any Person:
(1) Liens securing Indebtedness and other obligations under the Senior Secured Credit Agreement and related Hedging Obligations and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Secured Credit Agreement permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness”);
(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;
(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:
(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and
(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:
(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and
(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;
(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(13) Liens existing on the Issue Date;
(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;
(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;
(17) Liens securing the Notes and Subsidiary Guarantees;
(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15) and (17), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; and
(20) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed 10% of Total Tangible Assets.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;
(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and
(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.
“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.
“Related Person” with respect to any Permitted Holder means:
(1) any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; or
(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
“SEC” means the United States Securities and Exchange Commission.
“Senior Secured Credit Agreement” means the Credit Agreement to be entered into among the Company, J.P. Morgan Securities Inc., as lead arranger and bookrunner and JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Limitation on indebtedness”); provided that a Senior Secured Credit Agreement shall not (x) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (y) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness.
“Short Term Investments” means marketable short term investments maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.
“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.
“10.625% Notes” means the senior notes of the Company due 2008.
“Total Tangible Assets” means the total consolidated assets, less applicable depreciation, amortization and other valuation reserves and less all goodwill, trade names, trademarks, patents, unamortized debt discount and other intangibles, of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company prepared in conformity with GAAP.
“Unrestricted Subsidiary” means:
(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
(2) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments;”
(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;
(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:
(a) to subscribe for additional Capital Stock of such Person; or
(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.
Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.
“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.
“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Book-entry procedures for global notes
The global notes
The notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”), as follows:
•	notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note;

•	notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will be represented by the Regulation S global note; and

•	any notes sold in the secondary market to institutional accredited investors will be represented by the Institutional Accredited Investor global note.
Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
Beneficial interests in the Regulation S global note will initially be credited within DTC to Euroclear S.A./N.V. and Clearstream Banking, société anonyme, on behalf of the owners of such interests.
Investors may hold their interests in the Regulation S global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the Regulation S global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note that are held within DTC for the account of each settlement system on behalf of its participants.
Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Exchanges among the global notes
The Distribution Compliance Period will begin on the closing date and end 40 days after the closing date. During the Distribution Compliance Period, beneficial interests in the Regulation S global note may be transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.
Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.
Book-entry procedures for the global notes
All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.
As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.
Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to DTC depositaries that are acting for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.
DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.
Certificated notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.
REGISTRATION RIGHTS
     This section is a summary and it does not describe every aspect of the Registration Rights Agreement. We urge you to read the entire Registration Rights Agreement because it, and not this description, defines your rights as holders of the old notes.
     ResCare, the Guarantors and the Initial Purchasers entered into the registration rights agreement in connection with the private offering of the old notes. Pursuant to the registration rights agreement, we are offering to holders of transfer restricted securities who are able to make certain representations the opportunity to exchange their transfer restricted securities for exchange notes. Furthermore, we and the Guarantors agreed to use reasonable best efforts to:

•	file a registration statement covering an offer to holders to exchange their old notes for a like principal amount of exchange notes;

•	commence the exchange offer promptly after the registration statement becomes effective;

•	complete the exchange offer within 60 days; and

•	have the registration statement remain effective until 180 days after the closing of the exchange offer.
     Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, the SEC interpretations referred to above may be subject to change, hindering our ability to complete the exchange offer. If:
•	any changes in applicable law or the applicable interpretations of the staff of the SEC do not permit us to conduct the exchange offer;

•	for any other reason the exchange offer is not completed by April 3, 2006;

•	requested by the initial purchasers of old notes in connection with an offer or sale of old notes not eligible to be exchanged for exchange notes in the exchange offer, then, we and the Guarantors will, at our cost:
•	as promptly as practicable after such filing obligation arises, use our reasonable best efforts to file a shelf registration statement covering resales of the old notes or exchange notes held by initial purchasers, as applicable;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our reasonable best efforts to keep effective the shelf registration until the earlier of two years after its effective date, or the date on which all of the notes to be sold pursuant to such shelf registration have been sold.
     If we file a shelf registration statement, we will provide you copies of the prospectus that is a part of the shelf registration statement, notify you when the shelf registration statement for the old notes has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder of old notes that sells the old notes pursuant to the shelf registration statement generally will be:
•	required to be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.
     In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement in order to have their old notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described below.
     If any of the following (each a “registration default”) occurs:

•	the exchange offer is not completed on or before April 3, 2006; or

•	the shelf registration statement, if required to be filed by us, is not declared effective on or before April 3, 2006;
the interest rate borne by the old notes will increase by 0.25% per annum upon the occurrence of such an event. This rate will continue to increase by 0.25% per annum with respect to each 90 day period that the liquidated damages (as defined below) continue to accrue in any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.00%) per year. If the shelf registration statement required to be filed is filed and declared effective but thereafter ceases to be effective or usable for more than 30 days in any 12-month period, then the interest rate on the notes covered by the shelf registration statement will increase by one percent (1.00%) per year. We refer to these increases in the interest rate on the old notes as “liquidated damages.” Such interest is payable in addition to any other interest payable from time to time with respect to the old notes and the exchange notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.
     We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.
     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if certain conditions shall have occurred and shall not have been waived by us, if such conditions are permitted to be waived by us.
     We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders and we will extend the exchange offer to the extent required by law.
     As described elsewhere in this prospectus, holders of old notes are required to make certain representations to us in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with any shelf registration statement within the time period set forth in the registration rights agreement in order to have their old notes included in any shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

IRS CIRCULAR 230 DISCLAIMER
To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that any discussion of tax matters set forth in this prospectus was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any prospective investor, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material United States federal income tax consequences of the exchange, as well as the ownership and disposition of the notes to purchasers and beneficial owners of notes who are United States Holders or Foreign Holders (each as defined below) but does not purport to be a complete analysis of all potential tax considerations. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This discussion addresses only persons who purchase the notes in the original offering at their initial offering price and hold the notes as capital assets within the meaning of section 1221 of the Code. This discussion does not address the tax consequences to persons who hold the notes through a partnership or similar pass-through entity. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers of notes in light of their personal circumstances or status or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons liable for alternative minimum tax, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons with a functional currency other than the U.S. dollar, former citizens and long-term residents of the United States or persons who have hedged the risk of owning a note) or the effect of any applicable estate, state, local or foreign tax laws.
EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.
United States Federal Income Tax Consequences of the Exchange
The exchange of notes for exchange notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes because the exchange notes do not differ materially in kind or extent from the notes. Accordingly:
•	holders will not recognize taxable gain or loss upon the receipt of the exchange notes in exchange for notes in the exchange offer;

•	the holding period for an exchange note received in the exchange offer will include the holding period of the note surrendered in exchange therefor; and

•	the adjusted tax basis of an exchange note immediately after the exchange will be the same as the adjusted tax basis of the note surrendered in exchange therefor.
United States Federal Income Taxation of United States Holders
As used herein, the term “United States Holder” means a holder of a note that is, for United States federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) the trust has elected to be treated as a United States Holder pursuant to applicable Treasury regulations.
Payment of Interest
A United States Holder will be required to include in gross income interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder’s regular method of accounting for United States federal income tax purposes.
Sale, Exchange or Retirement of the Notes
Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest not previously included in income, which amount will be taxable as ordinary income) and such United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder.
Gain or loss recognized on the disposition of a note generally will be capital gain or loss (subject to the market discount rules discussed above) and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder’s holding period for the note is more than one year. The deduction of capital losses is subject to certain limitations. United States Holders of notes should consult tax advisors regarding the treatment of capital gains and losses.
A United States Holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to the interest that has accrued through the date of sale to the extent such interest has not been previously included in income.
Backup Withholding and Information Reporting
Backup withholding and information reporting requirements may apply to certain payments (“reportable payments”) of principal and interest on a note, and to proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, may be required to withhold from any reportable payment that is subject to backup withholding a tax currently equal to 28% of such payment if, among other things, a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements for payments made in respect of the notes. Any amounts withheld under the backup withholding rules from a reportable payment to a United States Holder will be allowed as a credit against such United States Holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.
The amount of any reportable payments, including interest, made to the record United States Holders of notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such United States Holders and to the IRS for each calendar year.
Additional Interest
It is possible that the IRS could assert that the additional interest which we would be obliged to pay if the exchange offer registration statement is not filed or declared effective within the applicable time periods (or certain other actions are not taken), as described above under the heading is the same as the “Exchange Offer; registration rights” of the Offering Memorandum is a “contingent payment.” In that case, the notes may be treated as contingent payment debt instruments for United States federal income tax purposes, thereby causing the timing, amount of income included and character of income recognized to possibly differ from the consequences discussed herein. However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are remote or incidental as of the issue date are ignored. We believe that, as of the issue date, the likelihood of our paying additional interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Such determination by us is binding on all United States Holders unless a United States Holder discloses its differing position in a statement attached to its timely filed United States federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income (rather than capital gain) any income realized on the taxable disposition of a note before the resolution of the contingencies. If a contingency occurs, it could affect the timing, amount and character of the income recognized by a United States Holder.
Redemption
In the event of a change of control (as defined in the indenture), holders of the notes will have the right to require us to purchase their notes. Applicable Treasury regulations provide that the right of holders of the notes to require redemption of the notes upon the occurrence of a change of control will not affect the yield to maturity of the notes if the likelihood of occurrence, as of the date the notes are issued, is remote or incidental. We intend to take the position that the likelihood of a repurchase as a result of a change of control is remote or incidental under applicable Treasury regulations and, thus, do not intend to treat this possibility as affecting the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code).
United States Federal Income Taxation of Foreign Holders
As used herein, the term “Foreign Holder” means a holder of a note that is, for United States federal income tax purposes, not a United States Holder, as defined above, a partnership, or a former citizen or long-term resident of the United States, as defined in section 877 of the Code.
Payment of Interest on Notes
In general, payments of interest received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (ii) the Foreign Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, (iii) the Foreign Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the note, under penalties of perjury, provides us or our agent with such beneficial owner’s name and address and certifies on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States Holder or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) holds the note and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN (or a suitable substitute) has been received by it from the beneficial owner of the note or qualifying intermediary and furnishes us or our agent a copy thereof or (b) under certain circumstances, if the interest is effectively connected to a United States trade or business as described below or the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder’s agent provides a properly executed IRS Form W-8BEN claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty). Certain Foreign Holders who claim benefits of a treaty may be required in certain circumstances to obtain a taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to establish residence in a foreign country. Special procedures apply to payments through intermediaries.
Additional Interest
We believe that the possibility of additional interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments for United States federal income tax purposes. This discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes. See “—United States Federal Income Taxation of United States Holders—Additional Interest.”

Sale, Exchange or Retirement of the Notes
A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (including any gain representing accrued market discount) unless (a) the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a “tax home” or an “office or other fixed place of business” in the United States or (b) the gain is effectively connected with a United States trade or business of the Foreign Holder (as described below under “—United States Federal Income Taxation of Foreign Holders—United States Trade or Business”).
United States Trade or Business
If interest or gain from a disposition of the notes is effectively connected with a Foreign Holder’s conduct of a United States trade or business and, if an income tax treaty applies and the Foreign Holder maintains a United States “permanent establishment” to which the interest or gain is attributable, the Foreign Holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain realized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.
Backup Withholding and Information Reporting
Generally, we must report to the IRS and to each Foreign Holder the amount of interest paid to such Foreign Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Foreign Holder resides under the provisions of an applicable income tax treaty.
Backup withholding requirements do not apply to payments of interest made by us or a paying agent to Foreign Holders if the certification described above under “—United States Federal Income Taxation of Foreign Holders—Payment of Interest on Notes” is received, provided that the payor does not have actual knowledge or reason to know that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign “broker” (as defined in applicable Treasury regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is (a) a United States person, (b) a foreign person that derives 50%, or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a controlled foreign corporation (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, or (d) a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.
Foreign Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification is false. Any amounts withheld under the backup withholding rules from a payment to a Foreign Holder will be allowed as a credit against such Foreign Holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
     Any broker-dealer who holds old notes that were acquired for its account as a result of market-making activities or other trading activities (other than old notes acquired directly from us or any of our affiliates) may participate in the exchange offer. Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, until 180 days after the completion of the exchange offer, or until all transfer restricted securities covered by the exchange offer registration statement have been sold, whichever period is shorter, we will make this prospectus as it may be amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.
     We will not receive any proceeds from any sale of exchange notes by participating broker-dealers.
     Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions
•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes or

•	a combination of such methods of resale,
at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer or the purchasers of any such exchange notes.
     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
     Up until 180 days after the completion of the exchange offer, or until all transfer restricted securities covered by the exchange offer registration statement have been sold, whichever is earlier, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions and concessions of any participating broker-dealer and will indemnify the holders of the old notes, including any participating broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     Certain legal matters in connection with the notes offered hereby will be passed upon for us by Frost Brown Todd LLC, Louisville, Kentucky.
EXPERTS
     The consolidated financial statements and related financial statement schedule of Res-Care, Inc. and its subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been included or incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, included or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION TO OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE OLD NOTES ONLY FOR THE EXCHANGE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Audited Consolidated Financial Statements:
Consolidated Balance Sheets — as of December 31, 2004 and 2003	F-3
Consolidated Statements of Income — Years Ended December 31, 2004 and 2003	F-4
Consolidated Statements of Shareholders’ Equity — Years Ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Cash Flows — Years Ended December 31, 2004, 2003 and 2002	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets — as of September 30, 2005 and December 31, 2004	F-32
Condensed Consolidated Statements of Income — Three and Nine Months Ended September 30, 2005 and 2004	F-33
Condensed Consolidated Statements of Cash Flows — Nine Months Ended September 30, 2005 and 2004	F-34
Notes to Condensed Consolidated Financial Statements	F-35
Exhibit 3.4
Exhibit 3.5
Exhibit 3.8
Exhibit 3.9
Exhibit 3.10
Exhibit 3.11
Exhibit 3.12
Exhibit 3.13
Exhibit 3.14
Exhibit 3.15
Exhibit 3.16
Exhibit 3.17
Exhibit 3.20
Exhibit 3.21
Exhibit 3.24
Exhibit 3.25
Exhibit 3.34
Exhibit 3.35
Exhibit 3.44
Exhibit 3.45
Exhibit 3.46
Exhibit 3.47
Exhibit 3.48
Exhibit 3.49
Exhibit 3.50
Exhibit 3.51
Exhibit 3.52
Exhibit 3.53
Exhibit 3.54
Exhibit 3.55
Exhibit 3.56
Exhibit 3.57
Exhibit 3.58
Exhibit 3.59
Exhibit 3.60
Exhibit 3.61
Exhibit 3.62
Exhibit 3.63
Exhibit 3.64
Exhibit 3.65
Exhibit 3.66
Exhibit 3.67
Exhibit 3.68
Exhibit 3.69
Exhibit 3.70
Exhibit 3.71
Exhibit 3.72
Exhibit 3.73
Exhibit 3.74
Exhibit 3.75
Exhibt 3.76
Exhibit 3.77
Exhibit 3.78
Exhibit 3.79
Exhibit 3.80
Exhibit 3.81
Exhibit 3.82
exhibit 3.83
Exhibit 3.84
Exhibit 3.85
Exhibit 3.86
Exhibit 3.87
Exhibit 3.88
Exhibit 3.89
Exhibit 3.90
Exhibit 3.91
Exhibit 3.92
Exhibit 3.93
Exhibit 3.94
Exhibit 3.95
Exhibit 3.96
Exhibit 3.97
Exhibit 3.98
Exhibit 3.99
Exhibit 3.100
Exhibit 3.101
Exhibit 3.102
Exhibit 3.103
Exhibit 3.104
Exhibit 3.105
Exhibit 3.106
Exhibit 3.107
Exhibit 3.112
Exhibit 3.113
Exhibit 3.114
Exhibit 3.115
Exhibit 3.138
Exhibit 3.139
Exhibit 3.142
Exhibit 3.143
Exhibit 3.146
Exhibit 3.147
Exhibit 3.148
Exhibit 3.149
Exhibit 3.150
Exhibit 3.151
Exhibit 3.156
Exhibit 3.157
Exhibit 3.160
Exhibit 3.161
Exhibit 3.162
Exhibit 3.163
Exhibit 3.164
Exhibit 3.165
Exhibit 3.166
Exhibit 3.167
Exhibit 3.168
Exhibit 3.169
Exhibit 3.170
Exhibit 3.171
Exhibit 3.172
Exhibit 3.173
Exhibit 3.174
Exhibit 3.175
Exhibit 3.176
Exhibit 3.177
Exhibit 3.178
Exhibit 3.179
Exhibit 3.180
Exhibit 3.181
Exhibit 3.182
Exhibit 3.183
Exhibit 99.1
Exhibit 99.2
Exhibit 99.3
Exhibit 99.4
Exhibit 99.5

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Res-Care, Inc.:
We have audited the consolidated financial statements of Res-Care, Inc. and subsidiaries as listed in the accompanying index on page F-1. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Res-Care, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Res-Care, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
KPMG LLP
Louisville, Kentucky
February 28, 2005, except as to
Note 15, which is as of February 3, 2006

RES-CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(In thousands, except share data)

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$81,639	$23,440
Accounts receivable, net of allowance for doubtful accounts of $8,806 in 2004 and $9,464 in 2003	138,202	129,199
Deferred income taxes	20,056	18,115
Prepaid expenses and other current assets	12,338	10,178
Refundable income taxes	—	439

Total current assets	252,235	181,371

Property and equipment, net	72,975	68,422
Goodwill	241,789	230,306
Other assets	19,667	22,927

	$586,666	$503,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$37,773	$37,985
Accrued expenses	77,715	66,979
Current portion of long-term debt	13,481	3,857
Current portion of obligations under capital leases	989	1,252
Accrued income taxes	1,658	—

Total current liabilities	131,616	110,073

Long-term liabilities	1,181	791
Long-term debt	166,480	181,754
Obligations under capital leases	1,586	2,822
Deferred gains	4,530	5,471
Deferred income taxes	11,712	9,824

Total liabilities	317,105	310,735

Commitments and contingencies
Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value, except 48,095 shares designated as Series A with stated value of $1,050 per share, 48,095 shares issued and outstanding in 2004 and no shares issued or outstanding in 2003	46,609	—
Common stock, no par value, authorized 40,000,000 shares, issued 28,723,857 in 2004 and 2003, outstanding 25,909,910 shares in 2004 and 24,775,029 shares in 2003	48,871	48,135
Additional paid-in capital	54,316	31,114
Retained earnings	119,765	113,042

Total shareholders’ equity	269,561	192,291

	$586,666	$503,026

See accompanying notes to consolidated financial statements.

RES-CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2004, 2003 and 2002
(In thousands, except per share data)

	2004	2003	2002
Revenues	$1,009,016	$961,333	$919,724

Facility and program expenses	905,213	865,461	845,316

Facility and program contribution	103,803	95,872	74,408

Operating expenses (income):
Corporate general and administrative	38,609	36,188	35,410
Depreciation and amortization	12,207	12,254	11,862
Other operating expenses (income), net	457	2,187	(1,344)

Total operating expenses	51,273	50,629	45,928

Operating income	52,530	45,243	28,480

Other expenses (income):
Interest expense	20,878	25,773	26,073
Interest income	(1,128)	(1,447)	(1,775)

Total other expenses, net	19,750	24,326	24,298

Income before income taxes	32,780	20,917	4,182
Income tax expense	11,273	7,530	1,506

Net income	21,507	13,387	2,676
Non-cash beneficial conversion feature	(14,784)	—	—
Net income attributable to preferred shareholders	606	—	—

Net income attributable to common shareholders	$6,117	$13,387	$2,676

Basic earnings per share	$0.24	$0.55	$0.11

Diluted earnings per share	$0.23	$0.54	$0.11

Weighted average number of common shares:
Basic	25,341	24,500	24,409
Diluted	26,694	24,801	24,550
See accompanying notes to consolidated financial statements.

RES-CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2004, 2003 and 2002
(In thousands)

					Additional
	Preferred Stock		Common Stock		Paid-In	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance at January 1, 2002	—	$—	24,375	$47,870	$29,280	$96,979	$174,129

Net income	—	—	—	—	—	2,676	2,676
Exercise of stock options, including related tax benefit	—	—	43	34	340	—	374

Balance at December 31, 2002	—	—	24,418	47,904	29,620	99,655	177,179

Net income	—	—	—	—	—	13,387	13,387
Exercise of stock options, including related tax benefit	—	—	357	231	1,494	—	1,725

Balance at December 31, 2003	—	—	24,775	48,135	31,114	113,042	192,291

Net income	—	—	—	—	—	21,507	21,507
Issuance of preferred stock	48	46,609	—	—	14,784	(14,784)	46,609
Exercise of stock options, including related tax benefit	—	—	1,135	736	8,418	—	9,154

Balance at December 31, 2004	48	$46,609	25,910	$48,871	$54,316	$119,765	$269,561

See accompanying notes to consolidated financial statements.

RES-CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003 and 2002
(In thousands)

	2004	2003	2002
Operating activities:
Net income	$21,507	$13,387	$2,676
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	12,207	12,254	11,862
Amortization of discount and deferred debt issuance costs on notes	1,173	1,908	456
Deferred income taxes, net	(53)	2,638	10,383
Provision for losses on accounts receivable	5,283	7,328	19,566
Tax benefit from exercise of stock options	2,593	417	155
Loss on sale of assets	207	195	142
Loss (gain) on extinguishment of debt	—	1,330	(1,280)
Changes in operating assets and liabilities:
Accounts receivable	(14,286)	(11,918)	(7,856)
Prepaid expenses and other current assets	(2,160)	3,641	51
Other assets	1,887	(367)	(282)
Accounts payable	(244)	4,028	2,153
Accrued expenses	10,684	5,499	10,774
Deferred gains	(941)	(1,028)	(1,470)
Accrued income taxes	3,526	11,451	(11,192)
Long-term liabilities	390	707	(158)

Cash provided by operating activities	41,773	51,470	35,980

Investing activities:
Purchases of property and equipment	(16,017)	(14,141)	(13,692)
Acquisitions of businesses, net of cash acquired	(11,249)	(9,758)	(2,782)
Proceeds from sale of assets	32	405	341

Cash used in investing activities	(27,234)	(23,494)	(16,133)

Financing activities:
Repayments of long-term debt	(7,989)	(95,877)	(5,679)
Borrowings of long-term debt, net	—	20,351	—
Payments on obligations under capital leases	(1,521)	(2,407)	(1,295)
Proceeds received from exercise of stock options	6,561	1,308	219
Net proceeds from the issuance of preferred stock	46,609	—	—

Cash provided by (used in) financing activities	43,660	(76,625)	(6,755)

Increase (decrease) in cash and cash equivalents	58,199	(48,649)	13,092
Cash and cash equivalents at beginning of year	23,440	72,089	58,997

Cash and cash equivalents at end of year	$81,639	$23,440	$72,089

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) for:
Interest	$20,809	$26,863	$25,873
Income taxes (net of refunds of $0.4 million, $11.6 million and $1.0 million, respectively)	5,497	(6,563)	3,151
Supplemental Schedule of Non-cash Investing and Financing Activities:
Note issued in connection with acquisition	2,025	—	—
Capital lease obligations converted to operating leases	177	1,767	—
Capital lease obligations incurred in connection with asset acquisition	—	2,897	511
Account receivable converted to note receivable	—	875	—
See accompanying notes to consolidated financial statements.

RES-CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
1. Summary of Significant Accounting Policies
     Basis of Presentation and Description of Business
     The consolidated financial statements include the accounts of Res-Care, Inc. and its subsidiaries. All references in these financial statements to “ResCare,” “our company,” “we,” “us,” or “our” mean Res-Care, Inc. and, unless the context otherwise requires, its consolidated subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.
     We receive revenues primarily from the delivery of residential, therapeutic, job training and educational supports services to various populations with special needs.
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates.
     Revenue Recognition
     Disabilities Services: Revenues are derived primarily from state Medicaid programs and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid programs. Revenues are recorded at rates established at or before the time services are rendered. Revenue is recognized in the period services are rendered.
     Youth Services: Juvenile treatment revenues are derived primarily from state-awarded contracts from state agencies under various reimbursement systems. Reimbursement from state or locally awarded contracts varies per facility or program, and is typically paid under fixed contract amounts, flat rates, or cost-based rates. Revenue is recognized in the period services are rendered.
     Training Services: Revenues include amounts reimbursable under cost reimbursement contracts with the U.S. Department of Labor for operating Job Corps centers and with local and state governments for education and training programs. The contracts provide reimbursement for all facility and program costs related to operations, allowable indirect costs for general and administrative costs, plus a predetermined management fee, normally a combination of fixed and performance-based. Final determination of amounts due under the contracts is subject to audit and review by the applicable government agencies. Revenue is recognized in the period associated costs are incurred.
     Laws and regulations governing the government programs and contracts are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. For each operating segment, expenses are subject to examination by agencies administering the contracts and services. We believe that adequate provisions have been made for potential adjustments arising from such examinations.
     We are substantially dependent on revenues received under contracts with federal, state and local government agencies. For the years ended December 31, 2004, 2003 and 2002, we derived 10%, 11% and 11%, respectively, of our revenues under contracts for individuals with mental retardation or other developmental disabilities services in Texas and 14%, 14% and 15%, respectively, of our revenues under contracts under the federal Job Corps program. Generally, these contracts are subject to termination at the election of governmental agencies and in certain other circumstances such as failure to comply with applicable regulations or quality of service issues.
     Cash Equivalents
     We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2004 and 2003, included in our cash and cash equivalents balance is $9.0 million of cash held on deposit with an insurance carrier as collateral for our insurance program. In accordance with our collateral arrangement with the insurance carrier, the cash on deposit may be exchanged at our discretion for a letter of credit.
     Valuation of Accounts Receivable
     Accounts receivable consist primarily of amounts due from Medicaid programs, other government agencies and commercial insurance companies. An estimated allowance for doubtful accounts receivable is recorded to the extent it is probable that a portion or all of a particular account will not be collected. In evaluating the collectibility of accounts receivable, we consider a number of factors, including historical loss rates, age of the accounts, changes in collection patterns, the status of ongoing disputes with third-party payors, general economic conditions and the status of state budgets which may impact previously approved, but not yet paid, services. Complex rules and regulations regarding billing and timely filing requirements in various states are also a factor in our assessment of the collectibility of accounts receivable. Actual collections of accounts receivable in subsequent periods may require changes in the estimated allowance for doubtful accounts. Changes in these estimates are charged or credited to the results of operations in the period of the change of estimate.
     Valuation of Long-Lived Assets
     We regularly review the carrying value of long-lived assets with respect to any events or circumstances that indicate a possible inability to recover their carrying amount. Indicators of impairment include, but are not limited to, loss of contracts, significant census declines, reductions in reimbursement levels and significant litigation. Our evaluation is based on undiscounted cash flow, profitability and projections that incorporate current or projected operating results, as well as significant events or changes in the environment. If circumstances suggest the recorded amounts cannot be recovered, the carrying values of such assets are reduced to fair value based upon various techniques to estimate fair value.
     Goodwill
     We test goodwill for impairment annually as of December 31, unless changes in circumstances indicate an impairment may have occurred sooner. We test goodwill on a reporting unit basis, in which a reporting unit is defined as the operating segment. We use a fair value approach to test goodwill for impairment and recognize an impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds its implicit fair value. Fair values are established using a weighted-average of discounted cash flows and comparative market multiples in the current market conditions. No impairment loss was recognized as a result of the impairment tests as of December 31, 2004, 2003 and 2002.
     Debt Issuance Costs
     Debt issuance costs are capitalized and amortized as interest expense over the terms of the related debt.

     Income Taxes
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized.
     Deferred Gains on Sale and Leaseback of Assets
     Gains from the sale and leaseback of assets are deferred and amortized over the term of the operating lease as a reduction of rental expense.
     Legal Contingencies
     We are a party to numerous claims and lawsuits with respect to various matters. We provide for costs related to contingencies when a loss is probable and the amount is reasonably determinable. We confer with outside counsel in estimating our liability for certain legal contingencies. While we believe our provision for legal contingencies is adequate, the outcome of legal proceedings is difficult to predict and we may settle legal claims or be subject to judgments for amounts that exceed our estimates.
     Insurance
     We self-insure a substantial portion of our professional and general liability, workers’ compensation and health benefit risks. Provisions for losses for these risks are based upon actuarially determined estimates. The allowances for these risks include an amount determined from reported claims and an amount based on past experiences for losses incurred but not reported. Estimates of workers’ compensation claims reserves are discounted using a discount rate of approximately 6% at December 31, 2004 and 2003. These liabilities are necessarily based on estimates and, while we believe that the provision for loss is adequate, the ultimate liability may be more or less than the amounts recorded. The liabilities are evaluated quarterly and any adjustments are reflected in earnings in the period known.
     Depreciation and Amortization
     Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the assets. Estimated useful lives for buildings are 20-35 years. Assets under capital lease and leasehold improvements are generally amortized over the term of the respective lease. The useful lives of furniture and equipment vary from three to seven years. Depreciation expense includes amortization of assets under capital lease.
     We act as custodian of assets where we have contracts to operate facilities or programs owned or leased by the U.S. Department of Labor, various states and private providers.

     Stock Option Plans
     As permitted by Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of Financial Accounting Standards Board (FASB) Statement No. 123 (SFAS 148), we continue to account for our stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Stock-based employee compensation cost is not reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income attributable to common shareholders and earnings per common share if we had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), to stock-based employee compensation.

	Year Ended December 31
	2004	2003	2002
Net income, attributable to common shareholders, as reported	$6,117	$13,387	$2,676
Deduct: Total stock-based employee compensation expense determined under fair value method of all awards, net of related tax effects	(2,176)	(3,418)	(1,868)

Net income attributable to common shareholders, pro forma	$3,941	$9,969	$808

Basic earnings per share
As reported	$0.24	$0.55	$0.11
Pro forma	0.16	0.41	0.03
Diluted earnings per share
As reported	$0.23	$0.54	$0.11
Pro forma	0.15	0.40	0.03
     For purposes of computing the pro forma effect of stock-based employee compensation expense, options with pro-rata vesting are recognized using the straight-line method over the life of the vesting period. The following table sets forth the fair value of each option grant during 2004, 2003 and 2002 using the Black-Scholes option-pricing model and the applicable weighted-average assumptions:

	Year Ended December 31
	2004	2003	2002
Fair value per option	$3.98	$2.47	$3.79
Risk-free interest rate	3.60%	3.27%	3.03%
Dividend yield	0%	0%	0%
Expected volatility	0.60	0.62	0.61
Expected option life (in years)	2-4	2-4	2-4
     Financial Instruments
     We used various methods and assumptions in estimating the fair value disclosures for significant financial instruments. Fair values of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying amount because of the short maturity of those investments. The fair value of long-term debt is determined using market quotes and calculations based on current market rates available to us.
     Impact of Recently Issued Accounting Pronouncements
     On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004) (SFAS 123(R)), Share-Based Payments, which is a revision of SFAS 123. SFAS 123(R) supersedes APB 25 and amends SFAS 95, Statement of Cash Flows. Generally, the approach to accounting for share-based payments in SFAS123(R) is similar to the approach described in SFAS 123 which, as discussed above and as allowed by SFAS 123, we have applied for pro forma purposes in the Notes to the Consolidated Financial Statements. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS 123(R) is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005.
     SFAS 123(R) permits public companies to account for share-based payments using one of two methods: modified-prospective method or modified-retrospective method. Under the modified-prospective method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.
     Under the modified-retrospective method, which includes the requirements of the modified prospective method described above, companies are permitted to restate, based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
     We plan to adopt SFAS 123(R) no later than July 1, 2005 using the modified-prospective method. Currently, we use the Black-Scholes formula to estimate the value of stock options granted to employees and expect to continue to use this acceptable option valuation model upon the required adoption of SFAS 123(R) for all unvested options at the date of adoption. We are still evaluating other allowable valuation models for future awards. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share previously. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current rules. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While we cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options, the amount of operating cash flows recognized in prior periods for such excess tax deductions were $2.6 million, $0.4 million and $0.2 million in 2004, 2003 and 2002, respectively.
2. Goodwill and Intangible Assets
     A summary of changes to goodwill during the year follows:

	Disabilities	Youth	Training
	Services	Services	Services	Total
Balance at January 1, 2003	$200,868	$9,799	$7,589	$218,256
Goodwill added through acquisitions	831	832	10,387	12,050

Balance at December 31, 2003	201,699	10,631	17,976	230,306
Goodwill added through acquisitions	7,653	—	3,830	11,483

Balance at December 31, 2004	$209,352	$10,631	$21,806	$241,789

Intangible assets are as follows:

	December 31, 2004		December 31, 2003
		Accumulated		Accumulated
	Gross	Amortization	Gross	Amortization
Covenants not to compete	$16,950	$12,208	$15,651	$11,358

     Covenants not to compete are comprised of contractual agreements with stated values and terms and are amortized over the term of the agreements.
     Amortization expense for the years ended December 31, 2004, 2003 and 2002 was approximately $0.8 million, $1.3 million and $1.7 million, respectively. Estimated amortization expense for the next five years is as follows:

Year Ending December 31
2005	$942
2006	886
2007	734
2008	437
2009 and thereafter	1,743
3. Debt
     Long-term debt consists of the following:

	December 31
	2004	2003
10.625% senior notes due 2008	$150,000	$150,000
Term loan due 2008	15,000	22,000
5.9% convertible subordinated notes due 2005	12,759	12,759
Notes payable and other	2,202	852

	179,961	185,611
Less current portion	13,481	3,857

	$166,480	$181,754

     On November 15, 2001, we completed the issuance of $150 million of 10.625% Senior Notes due November 2008. Interest on the notes is payable semi-annually and the notes may be redeemed, in whole or in part, any time on or after November 15, 2005 at a redemption price equal to 100% of the principal amount thereof plus a premium declining ratably to par (105.31%), plus accrued interest. The senior notes contain certain covenants restricting our ability to incur additional indebtedness (including the maintenance of a specified leverage ratio), pay dividends, enter into certain mergers, enter in sale and leaseback transactions and sell or otherwise dispose of assets. Additionally, the agreement places limits on the allowable amount of judgments or orders for the payment of money by a court of law.
     On December 31, 2003, we completed an agreement for a $135 million senior credit facility and the redemption of our 6% convertible subordinated notes originally due December 2004. This senior credit facility, due in January 2008, includes a $100 million revolver and a $35 million term loan. On June 11, 2004, our $135 million senior credit facility was amended, primarily to reflect the Onex transaction. The amendment increased the amount of allowable acquisitions, as defined, waived the requirement for the proceeds from the Onex transaction to be used to repay the outstanding balance of the term loan and increased the sublimit for letters of credit to $75 million. In December of 2003, we formally issued the notice to call the 6% convertible subordinated notes, which were redeemed on January 12, 2004. We funded the redemption and were relieved as primary obligor on

December 31, 2003, with $22 million from the term loan and the remainder from cash on hand. The term loan drawn as of December 31, 2004 is $15 million. The interest rate on the term loan is based on margins over LIBOR or prime, tiered based upon leverage calculation. As of December 31, 2004 and 2003, the rate applicable for the term loan, based on the six-month LIBOR, was 4.8% and 4.2%, respectively.
     We recorded a pre-tax charge of approximately $2.5 million in 2003 related to the refinancing and redemption of the 6% convertible subordinated notes, including the write-off of unamortized debt issuance costs, premiums paid to noteholders for early redemption, and costs of a related consent solicitation.
     As of December 31, 2004, we had irrevocable standby letters of credit in the principal amount of $51.9 million issued primarily in connection with our insurance programs. As of December 31, 2004, we had $37.6 million available under the revolver as our borrowing base under the revolver was $89.5 million on that date. Our borrowing base is a function of our accounts receivable as of the reporting date. The interest rate on the revolver is based on margins over LIBOR or prime, tiered based upon leverage calculations. At December 31, 2004, the Company had no borrowings on its revolver other than the standby letters of credit. The letters of credit had a margin of 200 basis points at December 31, 2004.
     The 5.9% convertible subordinated notes are convertible into common stock at a conversion price of $25.84 per share.
     Maturities of long-term debt are as follows:

Year Ending December 31
2005	$13,481
2006	4,218
2007	4,195
2008	153,523
2009	3,522
Thereafter	1,022

$179,961

4. Income Taxes
     Income tax expense (benefit) attributable to income from continuing operations is summarized as follows:

	Year Ended December 31
	2004	2003	2002
Federal:
Current	$8,599	$3,715	$(7,408)
Deferred	489	2,265	8,254

Total federal	9,088	5,980	846
State and local:
Current	2,029	1,177	(1,469)
Deferred	156	373	2,129

Total state and local	2,185	1,550	660

Total income tax expense	$11,273	$7,530	$1,506

     A reconciliation of the U.S. Federal income tax rate of 35% to income tax expense expressed as a percent of pretax income follows:

	Year Ended December 31
	2004	2003	2002
Federal income tax at the statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in income taxes:
State taxes, net of federal benefit	3.9	3.9	4.9
Foreign income taxes, net of federal credits	0.2	0.5	6.3
Jobs tax credits, net	(4.4)	(5.0)	(24.9)
Other nondeductible expenses	0.7	1.6	14.7
Other nontaxable income	(1.0)	—	—

	34.4%	36.0%	36.0%

     During the years ended December 31, 2004, 2003 and 2002, we credited additional paid-in capital for the tax benefits associated with the exercise of stock options in the amounts of $2,593, $417 and $155, respectively.
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	December 31
	2004	2003
Deferred tax assets:
Accounts receivable	$3,422	$3,682
Covenants not to compete and other intangible assets	1,784	1,965
Workers’ compensation costs	8,697	7,842
Compensated absences	2,980	2,826
Other insurance reserves	3,589	1,987
Other liabilities and reserves	2,575	1,582
Deferred gains and revenues	1,872	2,603
Deferred state income tax net operating loss carryforwards	2,956	2,662
Other	689	754

Total gross deferred tax assets	28,564	25,903
Less valuation allowance	2,080	2,080

Net deferred tax assets	26,484	23,823

Deferred tax liabilities:
Goodwill and other intangible assets	17,578	14,079
Other	562	1,453

Total deferred tax liabilities	18,140	15,532

Net deferred tax asset	$8,344	$8,291

Classified as follows:
Current deferred income tax asset	$20,056	$18,115
Noncurrent deferred income tax liability	(11,712)	(9,824)

Net deferred tax asset	$8,344	$8,291

     A valuation allowance for deferred tax assets was provided for the years ended December 31, 2004 and 2003 related primarily to deferred state income tax net operating loss carryforwards. The realization of deferred tax assets is dependent upon us generating future taxable income when temporary differences become deductible. Based upon the historical and projected levels of taxable income, we believe it is more likely than not that we will realize the benefits of the deductible differences after consideration of the valuation allowance.

5. Detail of Certain Balance Sheet Accounts
     Property and equipment is summarized as follows:

	December 31
	2004	2003
Property and Equipment:
Land and land improvements	$7,784	$7,790
Furniture and equipment	65,105	60,301
Buildings	42,179	42,254
Leasehold improvements	19,323	16,828
Equipment under capital lease	5,055	5,781
Land and buildings under capital lease	—	566
Construction in progress	4,302	—

	143,748	133,520
Less accumulated depreciation and amortization	70,773	65,098

Net property and equipment	$72,975	$68,422

     Other assets are as follows:

	December 31
	2004	2003
Long-term receivables and advances to managed facilities	$2,643	$5,657
Covenants not to compete, net of accumulated amortization	4,742	4,293
Deposits	5,911	5,832
Deferred debt issuance costs	4,661	5,344
Other assets	1,710	1,801

	$19,667	$22,927

     Accrued expenses are summarized as follows:

	December 31
	2004	2003
Wages and payroll taxes	$19,271	$21,318
Compensated absences	11,290	11,109
Workers’ compensation	22,663	20,233
Professional and other liability self-insurance	8,943	4,950
Taxes other than income taxes	4,318	2,095
Interest	2,225	2,158
Other	9,005	5,116

	$77,715	$66,979

6. Preferred Stock Issuance
     On June 23, 2004, ResCare issued 48,095 shares of preferred stock to four investment funds controlled by Onex Corporation (the “Onex Partners”), at a purchase price of $1,050 per share or a total price of $50.5 million. The preferred shares are convertible into approximately 4.8 million shares of ResCare’s common stock, based on a value of $10.50 per common share which was contractually agreed to on March 10, 2004. Net proceeds from the transaction were $46.6 million. Issuance costs of approximately $3.9 million, including a $0.5 million transaction fee to Onex Corporation, were recorded as a reduction in shareholders’ equity. In addition, we recorded an expense of $791,000 in 2004 related to payments required under the provisions of the director stock option plans as a result of the transaction which was included as other expense in the consolidated income statement.

     The preferred stock was designated as Series A convertible preferred stock and is entitled to a liquidation preference of $1,050 per share plus all unpaid, accrued dividends. Preferred shares vote on an as-converted basis as of the date of issuance. The preferred shareholders also are entitled to certain corporate governance and special voting rights, as defined in the agreement, and have no preferential dividends. Commencing 18 months after the issuance, the holders of the preferred stock have the right to put the shares to ResCare at $1,050 per share plus accrued dividends, if any, if we close a sale of substantially all of our assets or equity by merger, consolidation or otherwise.
     Accounting for this transaction falls primarily under Emerging Issues Task Force (EITF) Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF Issue No. 00-27, Application of Issue 98-5 to Certain Convertible Instruments. The beneficial conversion feature assumed in the preferred stock issuance was calculated at $14.8 million and was determined by multiplying the number of common shares issuable upon conversion of the preferred shares by the difference between the market price of the common stock on the date of closing and the previously agreed upon conversion price. The beneficial conversion feature was a non-cash item, and was charged to retained earnings, with the offsetting credit to additional paid-in capital. Additionally, the beneficial conversion feature was treated as a reduction in determining net income attributable to common shareholders for the year ended December 31, 2004.
     The Onex Partners entered into a voting agreement with Ronald G. Geary, our company’s chairman, president and chief executive officer. The voting agreement provides that Mr. Geary grant the Onex Partners the sole and exclusive right to vote all of the common shares he beneficially owns and is otherwise entitled to vote in connection with the election of directors and any matter affecting the number of directors or composition of our board of directors. The voting agreement will remain in effect until such time as the agreement is terminated by the mutual consent of the Onex Partners and Mr. Geary, Mr. Geary’s employment terminates, or Onex Partners no longer owns a stipulated number of shares of our capital stock. The voting agreement also provides that Mr. Geary may not sell, transfer or otherwise dispose of any common shares during the term of the agreement unless he has first offered to sell the shares to the Onex Partners at a price and on other terms specified by Mr. Geary, and the Onex Partners declines to accept the offer. If the Onex Partners decline to purchase the shares, Mr. Geary would then be entitled to sell the offered shares to a third party at a price and on terms no more favorable to the purchaser than those initially offered to the Onex Partners.
     Additionally, in connection with the transaction, we entered into a management services agreement with Onex Corporation whereby Onex Corporation will advise and assist management and the board of directors from time to time on business and financial matters. We have agreed to pay Onex Corporation an annual advisory fee of $350,000 for its services under this agreement effective July 1, 2004. The management services agreement will continue in effect until such time as the Onex Partners no longer holds at least 26,452 shares of preferred stock. During 2004, fees of $175,000 were paid to Onex Corporation under this agreement.
7. Earnings per Share
     The following data shows the amounts used in computing earnings per common share and the effect on income and the weighted average number of shares of dilutive potential common stock.

	Year Ended December 31
	2004	2003	2002
Net income attributable to common shareholders	$6,117	$13,387	$2,676

Weighted average number of common shares used in basic earnings per common share	25,341	24,500	24,409
Effect of dilutive securities:
Stock options	1,353	301	141

Weighted average number of common shares and dilutive potential common shares used in diluted earnings per common share	26,694	24,801	24,550

     The non-cash beneficial conversion feature attributable to preferred stock issued and sold in June 2004 decreased net income attributable to common shareholders by $14.8 million for the year ended December 31, 2004. See further discussion of the non-cash beneficial conversion feature in Note 6.
     The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented:

	Year Ended December 31
	2004	2003	2002
Convertible subordinated notes	494	5,319	5,646
Stock options	128	2,035	1,849
8. Segment Information
     As of December 31, 2004, we had three reportable operating segments: (i) Disabilities Services, (ii) Youth Services and (iii) Training Services. We evaluate performance based on profit or loss from operations before corporate expenses and other income, interest and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment revenues and transfers are not significant.
     The following table sets forth information about reportable operating income and segment assets:

	Disabilities	Youth	Training	All	Consolidated
As of and for the year ended December 31:	Services	Services	Services	Other	Totals
2004
Revenues	$775,686	$49,571	$183,759	$—	$1,009,016
Operating income	74,824	2,000	20,005	(44,299)	52,530
Total assets	365,293	33,424	58,421	129,528	586,666
Capital expenditures	4,846	542	39	10,590	16,017
Depreciation and amortization	6,026	1,251	35	4,895	12,207

2003
Revenues	$740,305	$52,120	$168,908	$—	$961,333
Operating income	67,019	2,660	18,750	(43,186)	45,243
Total assets	354,279	33,172	46,861	68,714	503,026
Capital expenditures	4,715	2,112	110	7,204	14,141
Depreciation and amortization	6,946	1,289	28	3,991	12,254

2002
Revenues	$717,335	$55,975	$146,414	$—	$919,724
Operating income	47,983	1,996	15,367	(36,866)	28,480
Total assets	377,045	41,464	22,114	105,989	546,612
Capital expenditures	6,966	2,500	—	4,226	13,692
Depreciation and amortization	7,893	1,226	—	2,743	11,862
9. Benefit Plans
     We sponsor retirement savings plans which were established to assist eligible employees in providing for their future retirement needs. Our contributions to the plans were $3.5 million, $3.3 million and $2.9 million in 2004, 2003 and 2002, respectively.
     We also sponsor various stock option plans under which we may grant options to our salaried officers and employees for up to 5,826,095 shares of common stock. Under the plans, the exercise price of each option equals the market price of our stock on the date of grant, and an option’s maximum term is normally five years. Generally all options have varied vesting schedules, varying between 20% and 50% at date of grant with the remaining options vesting over one to four years.
     Under separate stock option plans, we may grant up to 290,000 shares to non-employee members of the Board of Directors at an exercise price which cannot be less than the fair market value on the date of grant.
     Stock option activity, including options granted to employees and non-employee directors, is shown below:

	2004		2003		2002
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	3,053,361	$6.63	2,517,766	$10.42	2,804,627	$11.02
Granted	1,024,310	9.04	1,789,124	4.53	357,250	7.71
Exercised	(1,134,881)	5.95	(359,863)	3.76	(42,975)	4.92
Canceled or expired	(409,860)	11.87	(893,666)	14.49	(601,136)	11.85

Outstanding at end of year	2,532,930	7.10	3,053,361	6.61	2,517,766	10.46

Exercisable at end of year	1,721,887	$6.66	2,144,918	$6.82	1,813,971	$11.86

     The following table summarizes information about stock options outstanding at December 31, 2004:

Options Outstanding				Options Exercisable
Range of	Number	Weighted-Average		Number
Exercise	Outstanding at	Remaining	Weighted-Average	Exercisable at	Weighted-Average
Prices	December 31, 2004	Contractual Life	Exercise Price	December 31, 2004	Exercise Price
$ 2.79 to 4.99	478,872	3.3 years	$3.12	403,717	$3.09
5.00 to 9.99	1,803,683	3.0 years	7.42	1,160,458	7.15
10.00 to 23.50	250,375	4.4 years	12.43	157,712	12.17

	2,532,930	3.2 years	$7.10	1,721,887	$6.66

10. Lease Arrangements
     We lease certain operating facilities, office space, vehicles and equipment under operating leases which expire at various dates. Total rent expense was approximately $46.6 million, $45.5 million and $43.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. Facility rent, defined as land and building lease expense less amortization of any deferred gain on applicable lease transactions, was approximately $37.5 million, $35.4 million and $32.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. We also lease certain land and buildings used in operations under capital leases. These leases expire at various dates through 2018 (including renewal options) and generally require us to pay property taxes, insurance and maintenance costs.

     Future minimum lease payments under capital leases, together with the minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2004, are as follows:

	Capital	Operating
Year Ended December 31	Leases	Leases
2005	$1,215	$30,809
2006	1,210	23,313
2007	272	19,497
2008	112	15,514
2009	116	12,657
Thereafter	77	36,181

Total minimum lease payments	3,002	$137,971

Less amounts representing interest	427

Present value of minimum lease payments	2,575
Less current maturities	989

Total long-term obligations under capital leases	$1,586

11. Financial Instruments
     At December 31, 2004 and 2003, the fair values of cash and cash equivalents, accounts receivable and accounts payable approximated carrying value because of the short-term nature of these instruments. The fair value of our other financial instruments subject to fair value disclosures are as follows:

	2004		2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Long-term debt:
10.625% senior notes	$150,000	$164,550	$150,000	$158,250
Term loan	15,000	15,000	22,000	22,000
5.9% convertible subordinated notes	12,759	12,759	12,759	12,759
Notes payable and other	2,202	2,202	852	852
     We estimated the fair value of the debt instruments using market quotes and calculations based on current market rates available to us.
12. Commitments and Contingencies
     In July 2000, American International Specialty Lines Insurance Company, or AISL, filed a Complaint for Declaratory Judgment against us and certain of our subsidiaries in the U.S. District Court for the Southern District of Texas, Houston Division. In the Complaint, AISL sought a declaration of what insurance coverage was available to ResCare in the case styled In re: Estate of Trenia Wright, Deceased, et al. v. Res-Care, Inc., et al., which was filed in Probate Court No. 1 of Harris County, Texas (the Lawsuit). After the filing, we entered into an agreement with AISL whereby any settlement reached in the Lawsuit would not be dispositive of whether the claims in the Lawsuit were covered under the insurance policies issued by AISL. AISL thereafter settled the Lawsuit for $9.0 million. It is our position that: (i) the Lawsuit initiated coverage under policies of insurance in more than one policy year, thus affording adequate coverage to settle the Lawsuit within coverage and policy limits, (ii) AISL waived any applicable exclusions for punitive damages by its failure to send a timely reservation of rights letter and (iii) the decision by the Texas Supreme Court in King v. Dallas Fire Insurance Company, 85 S.W.3d 185 (Tex. 2002) controls. Prior to the Texas Supreme Court’s decision in the King case, summary judgment was granted in favor of AISL but the scope of the order was unclear. Based on the King decision, the summary judgment was set aside. Thereafter, subsequent motions for summary judgment filed by both AISL and ResCare were denied. The case was tried, without a jury, in late December 2003. On March 31, 2004, the Court entered a judgment in favor of AISL in the amount of $5.0 million. It is our belief that the Court improperly limited the evidence ResCare could place in the record at trial and the type of claims it could present. Accordingly, an appeal of the Court’s decision has been filed and a supersedeas bond has been filed with the Court of $6.0 million. We have not made any provision in our Consolidated Financial Statements for any potential liability that may result from final adjudication of this matter, as we do not believe it is probable that an unfavorable outcome will result from this matter. Based on the advice of counsel, we do not believe it is probable that the ultimate resolution of this matter will result in a material liability to us nor have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     On September 2, 2001, in a case styled Nellie Lake, Individually as an Heir-at-Law of Christina Zellner, deceased; and as Personal Representative of the Estate of Christina Zellner v. Res-Care, Inc., et al., in the U.S. District Court of the District of Kansas at Wichita, a jury awarded noneconomic damages to Ms. Lake in the amount of $100,000, the statutory maximum, as well as $5,000 for economic loss. In addition, the jury awarded the Estate of Christina Zellner $5,000 of noneconomic damages and issued an advisory opinion recommending an award of $2.5 million in punitive damages. The judge, however, was not required to award the amount of punitive damages recommended by the jury and on February 4, 2002, entered a punitive damage judgment in the amount of $1 million. Based on the advice of counsel, we appealed the award of punitive damages, based on numerous appealable errors at trial and have since settled the case, without any contribution from AISL, for approximately $750,000. Prior to settlement, in July 2002 we filed a Declaratory Judgment action against AISL in the United States District Court for the Western District of Kentucky, Louisville Division, alleging that the policy should be interpreted under Kentucky law, thus affording us coverage for $650,000 that AISL contends is not covered by insurance. We have since sought leave of court to amend our complaint for breach of contract, bad faith insurance practices, as well as unfair claims practices under applicable Kentucky statutes. In addition, we have filed a motion for judgment on the pleadings in regard to its declaration of rights action. In the interim, AISL filed a motion to transfer this action to the District of Kansas which was granted. We filed a writ of mandamus with the Sixth Circuit Court of Appeals asking that the Western District of Kentucky be required to retain jurisdiction, which was denied. AISL has filed a motion for summary judgment. Based on the advice of counsel, we believe any damages resulting from this matter are covered by insurance. We established a reserve in our Consolidated Financial Statements for any potential liability that may reasonably result from final adjudication of this matter. Further, we believe that recovery of the settlement is probable and, therefore we do not believe that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     On June 21, 2002, we were notified that our mental health services subsidiary was the subject of an investigation concerning allegations relating to services provided by the subsidiary under various programs sponsored by Medicaid. The subsidiary under investigation is a non-core operation that provides skills training to persons with severe mental illness in Texas. The mental health operation, which was acquired in a 1999 transaction, was managed by its founders under a management contract until September 30, 2003 and represents less than 0.5% of the total revenues of the Disabilities Services division. During the third quarter of 2002, we received a Civil Investigative Demand from the Texas Attorney General (TAG) requesting the production of a variety of documents relating to the subsidiary. The aforementioned investigation was a result of a Civil False Claims Act lawsuit filed under seal by a former employee of the subsidiary on June 18, 2001, on behalf of the employee, the United States Government and the State of Texas. The lawsuit, styled United States of America and State of Texas, ex rel. Jennifer Hudnall vs. The Citadel Group, Inc., et al. was filed in the United States District Court for the Northern District of Texas, Dallas Division. On June 21, 2002, the seal was partially lifted for the sole purpose of informing us of the lawsuit. In March 2003, the TAG intervened in the case and in May 2003 filed a separate complaint under seal. In July 2003, the U.S. Department of Justice notified us that they were not intervening in the case but would remain a real party in interest. On November 6, 2003, the U.S. District Court lifted the seal, thus making the lawsuit public. We have cooperated with the TAG in providing requested documents and engaged special counsel to conduct an internal investigation of the allegations. Based on the results of our investigation, we believe that the subsidiary has complied with the applicable rules and regulations governing the provision of mental health services in the State of Texas. We have entered into settlement negotiations with the TAG and have established a reserve in our Consolidated Financial Statements for any potential liability that may reasonably result from final adjudication of this matter. Although we cannot predict the outcome of the lawsuit or any settlement with certainty, and we have incurred and could continue to incur significant legal expenses, we do not believe the ultimate resolution of the lawsuit or any settlement will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     In July 2002, Lexington Insurance Company (Lexington) filed a Complaint for Declaratory Action against one of our subsidiaries, EduCare Community Living Corporation — Gulf Coast, in the U.S. District Court for the Southern District of Texas, Houston Division. In the Complaint, Lexington sought a declaration of what insurance coverage was available in the case styled William Thurber and Kathy Thurber, et al v. EduCare Community Living Corporation — Gulf Coast (EduCare), which was filed in the 23rd Judicial District Court of Brazoria County, Texas. After the filing, we entered into an agreement with Lexington whereby any settlement reached in Thurber would not be dispositive of whether the claims were covered by insurance. Lexington and EduCare thereafter contributed $1.0 million and $1.5 million, respectively, and settled the Thurber lawsuit. In the declaratory judgment action, Lexington contends that the $1.0 million previously paid satisfies all coverage obligations. Both EduCare and Lexington filed motions for summary judgment and the Court on January 10, 2005, entered a judgment in favor of Lexington. EduCare has appealed the judgment and Lexington has filed a cross-appeal for the denial of their attorney fees in the amount of $127,000. After consulting with outside counsel, we expect $1.0 million of our contribution to the settlement to be reimbursed by Lexington under the primary policy. We established a reserve of $0.5 million in the Consolidated Financial Statements for any potential liability that may reasonably result from final adjudication of this matter. Further, we believe that recovery of the net $1.0 million of the settlement is probable and, therefore, based on the advice of counsel, we do not believe that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     In August 1998, with the approval of the State of Indiana, we relocated approximately 100 individuals from three of our larger facilities to community-based settings. In June 1999, in a lawsuit styled Omega Healthcare Investors, Inc. v. Res-Care Health Services, Inc., the lessor of these facilities filed suit against us in U.S. District Court, Southern District of Indiana, alleging in connection therewith breach of contract, conversion and fraudulent concealment. In January 2001, January 2002 and July 2002, Omega filed amended complaints alleging wrongful conduct in the appraisal process for the 1999 purchase of three other facilities located in Indiana, for conversion of the Medicaid certifications of the 1998 Indiana facilities and a facility in Kentucky that downsized in 1999, and for breach of contract in allowing the Kentucky facility to be closed. The parties had filed various motions for partial summary judgment. The Court denied Omega’s motion seeking summary judgment on breach of contract on the termination of the three Indiana facility leases in 1998, the Kentucky lease termination and the 1999 purchase of three facilities in Indiana. In addition, the Court has granted ResCare’s motion on the “unjust enrichment” and “conversion” of the Medicaid certifications, as well as the lease termination of the Kentucky facility and the alleged wrongful conduct in the appraisal process. The case previously set for trial in October 2004 has been postponed indefinitely. On the advice of counsel, we believe that the amount of damages being sought by the plaintiffs is now approximately $3.7 million. We believe that this lawsuit is without merit and will defend it vigorously. We do not believe it is probable that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     In addition, we are a party to various other legal and/or administrative proceedings arising out of the operation of our facilities and programs and arising in the ordinary course of business. We believe that, generally, these claims are without merit. Further, many of such claims may be covered by insurance. We do not believe the results of these proceedings or claims, individually or in the aggregate, will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
13. Related Party Transactions
     We lease certain of our facilities under an operating lease with a real estate investment trust in which our chairman is a member of the trust’s board of directors. The lease commenced in October 1998 and extends through 2010. Lease payments to the trust approximated $0.8 million for each of the years ended December 31, 2004, 2003 and 2002. Aggregate future rentals are estimated to be approximately $5.3 million, subject to annual increases based on the consumer price index.
14. Quarterly Data (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2004
Revenues	$245,182	$250,844	$255,485	$257,505	$1,009,016
Facility and program contribution	24,720	25,711	26,877	26,495	103,803
Net income	4,425	4,530	5,646	6,906	21,507
Net income (loss) attributable to common shareholders(1)	4,425	(10,254)	4,748	5,814	6,117
Basic earnings (loss) per common share	0.18	(0.40)	0.19	0.23	0.24
Diluted earnings (loss) per common share	0.17	(0.40)	0.18	0.22	0.23

2003
Revenues	$238,544	$238,293	$240,508	$243,988	$961,333
Facility and program contribution	24,466	24,068	22,359	24,979	95,872
Net income	3,448	4,230	3,213	2,496	13,387
Net income attributable to common shareholders	3,448	4,230	3,213	2,496	13,387
Basic earnings per common share	0.14	0.17	0.13	0.10	0.55
Diluted earnings per common share	0.14	0.17	0.13	0.10	0.54

(1)	Under the accounting treatment for the Onex transaction, the non-cash beneficial conversion feature assumed in the preferred stock issuance was calculated at $14.8 million and is a deduction from net income in computing basic and diluted earnings per share attributable to common shareholders. The beneficial conversion feature does not affect net income, cash flows, total shareholders’ equity, or compliance with our debt covenants.
During the periods presented, we recorded the following significant items:

					Diluted
			Pre-tax	Net	Earnings
	Statement of Income	Quarter	Income	Income	per Share
	Line Item Impacted	Recorded	Impact	Impact	Impact
					(For the year ended)
Year Ended December 31, 2003:
Refinancing charge (1)	Other operating expense	4th	$(2,545)	$(1,629)	$(0.07)
Gains on debt extinguishment (2)	Other operating income	2nd & 3rd	306	196	0.01

			$(2,239)	$(1,433)	$(0.06)

(1)	We recorded a pre-tax charge of $2.5 million related to the refinancing and redemption of our 6% convertible subordinated notes, including write-off of unamortized debt issuance costs, premiums paid to note holders for early redemption, and costs of a related consent solicitation.

(2)	During 2003, we completed transactions to redeem $4.3 million and $2.9 million of our 6% and 5.9% convertible subordinated notes, respectively, resulting in gains on extinguishment of debt of $0.3 million ($0.2 million and $0.1 million related to second and third quarter, respectively).

15. Condensed Consolidating Financial Information
     On October 3, 2005, we issued $150 million of 7.75% Senior Notes due October 15, 2013 (the Senior Notes) under Rule 144A of the Securities Act of 1933 in a private placement. The Senior Notes, which have an issue price of 99.261% of the principal amount, are unsecured obligations ranking equal to existing and future debt and will be effectively subordinated to existing and future secured debt. We used the proceeds from the offering of the Senior Notes to repurchase our 10.625% Senior Notes due November 15, 2008.
     The Senior Notes are jointly, severally, fully and unconditionally guaranteed by our 100% owned U.S. subsidiaries. There are no restrictions on our ability to obtain funds from our U.S. subsidiaries by dividends or other means. The following are condensed consolidating financial statements of our company, including the guarantors. This information is provided pursuant to Rule 3 – 10 of Regulation S-X in lieu of separate financial statements of each subsidiary guaranteeing the Senior Notes. The following condensed consolidating financial statements present the balance sheet, statement of income and cash flows of (i) Res-Care, Inc. (in each case, reflecting investments in its consolidated subsidiaries under the equity method of accounting), (ii) the guarantor subsidiaries, (iii) the nonguarantor subsidiaries, and (iv) the eliminations necessary to arrive at the information for our company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying Consolidated Financial Statements.

Res-Care, Inc. and Subsidiaries
Consolidating Balance Sheet
December 31, 2004

		Guarantor	Non-Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$76,064	$2,841	$2,734	$—	$81,639
Accounts receivable, net	42,721	95,017	464	—	138,202
Deferred income taxes	20,056	—	—	—	20,056
Prepaid expenses and other current assets	11,142	1,168	28	—	12,338

Total current assets	149,983	99,026	3,226	—	252,235

Property and equipment, net	29,718	43,193	64	—	72,975
Goodwill	86,631	150,679	4,479	—	241,789
Investment in subsidiaries	264,630	—	—	(264,630)	—
Other assets	11,617	8,088	(38)	—	19,667

Total assets	$542,579	$300,986	$7,731	$(264,630)	$586,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$31,014	$6,623	$136	$—	$37,773
Accrued expenses	46,300	25,102	6,313	—	77,715
Accrued income taxes	1,099	—	559	—	1,658
Current portion of long-term debt	12,766	715	—	—	13,481
Current portion of obligations under capital leases	908	81	—	—	989

Total current liabilities	92,087	32,521	7,008	—	131,616

Long-term liabilities	90	109	982	—	1,181
Long-term debt	165,000	1,480	—	—	166,480
Obligations under capital leases	1,165	421	—	—	1,586
Deferred gains	769	3,761	—	—	4,530
Deferred income taxes	13,907	(2,190)	(5)	—	11,712

Total liabilities	273,018	36,102	7,985	—	317,105

Shareholders’ equity	269,561	264,884	(254)	(264,630)	269,561

Total liabilities and shareholders’ equity	$542,579	$300,986	$7,731	$(264,630)	$586,666

Res-Care, Inc. and Subsidiaries
Consolidating Balance Sheet
December 31, 2003

		Guarantor	Non-Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$20,677	$2,005	$758	$—	$23,440
Accounts receivable, net	35,916	93,058	225	—	129,199
Deferred income taxes	18,115	—	—	—	18,115
Prepaid expenses and other current assets	7,217	2,937	24	—	10,178
Refundable income taxes	678	—	(239)	—	439

Total current assets	82,603	98,000	768	—	181,371

Property and equipment, net	28,712	39,615	95	—	68,422
Goodwill	82,148	144,067	4,091	—	230,306
Investment in subsidiaries	240,790	—	—	(240,790)	—
Other assets	13,750	9,177	—	—	22,927

Total assets	$448,003	$290,859	$4,954	$(240,790)	$503,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$28,950	$9,634	$(599)	$—	$37,985
Accrued expenses	27,783	34,426	4,770	—	66,979
Current portion of long-term debt	3,819	38	—	—	3,857
Current portion of obligations under capital leases	1,137	115	—	—	1,252

Total current liabilities	61,689	44,213	4,171	—	110,073

Long-term liabilities	1	173	617	—	791
Long-term debt	181,259	210	285	—	181,754
Obligations under capital leases	2,022	800	—	—	2,822
Deferred gains	913	4,558	—	—	5,471
Deferred income taxes	9,828	—	(4)	—	9,824

Total liabilities	255,712	49,954	5,069	—	310,735

Shareholders’ equity	192,291	240,905	(115)	(240,790)	192,291

Total liabilities and shareholders’ equity	$448,003	$290,859	$4,954	$(240,790)	$503,026

Res-Care, Inc. and Subsidiaries
Consolidating Statement of Income
Year Ended December 31, 2004

		Guarantor	Non-Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$308,500	$696,171	$4,522	$(177)	$1,009,016

Operating expenses	335,282	617,690	3,691	(177)	956,486

Operating income (loss)	(26,782)	78,481	831	—	52,530

Other (income) expenses:
Interest, net	19,748	2	—	—	19,750
Equity in earnings of subsidiaries	(79,033)	—	—	79,033	—

Total other expenses	(59,285)	2	—	79,033	19,750

Income before income taxes	32,503	78,479	831	(79,033)	32,780
Income tax expense	10,996	—	277	—	11,273

Net income	$21,507	$78,479	$554	$(79,033)	$21,507

Res-Care, Inc. and Subsidiaries
Consolidating Statement of Income
Year Ended December 31, 2003

		Guarantor	Non Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$287,947	$669,614	$3,967	$(195)	$961,333

Operating expenses	320,946	592,178	3,161	(195)	916,090

Operating income (loss)	(32,999)	77,436	806	—	45,243

Other (income) expenses:
Interest, net	24,244	—	82	—	24,326
Equity in earnings of subsidiaries	(77,918)	—	—	77,918	—

Total other expenses	(53,674)	—	82	77,918	24,326

Income before income taxes	20,675	77,436	724	(77,918)	20,917
Income tax expense	7,288	—	242	—	7,530

Net income	$13,387	$77,436	$482	$(77,918)	$13,387

Res-Care, Inc. and Subsidiaries
Consolidating Statement of Income
Year Ended December 31, 2002

		Guarantor	Non-Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$251,206	$664,972	$3,748	$(202)	$919,724

Operating expenses	293,494	594,546	3,406	(202)	891,244

Operating income (loss)	(42,288)	70,426	342	—	28,480

Other (income) expenses:
Interest, net	24,191	3	104	—	24,298
Equity in earnings of subsidiaries	(70,637)	—	—	70,637	—

Total other expenses	(46,446)	3	104	70,637	24,298

Income before income taxes	4,158	70,423	238	(70,637)	4,182
Income tax expense	1,482	—	24	—	1,506

Net income	$2,676	$70,423	$214	$(70,637)	$2,676

ResCare, Inc. and Subsidiaries
Consolidating Statement of Cash Flows
Year Ended December 31, 2004

		Guarantor	Non-Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net income	$21,507	$78,479	$554	$(79,033)	$21,507
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,383	5,773	51	—	12,207
Amortization of discount and changes in deferred debt issuance	1,173	—	—	—	1,173
Deferred income taxes — net	2,138	(2,190)	(1)	—	(53)
Provision for losses on accounts receivable	5,283	—	—	—	5,283
Tax benefit from exercise of stock options	2,593	—	—	—	2,593
Loss from sale of assets	—	207	—	—	207
Equity in earnings of subsidiaries	(79,033)	—	—	79,033	—
Changes in operating assets and liabilities:
Accounts receivable	(12,088)	(1,959)	(239)	—	(14,286)
Prepaid expenses and other current assets	(3,925)	1,769	(4)	—	(2,160)
Other assets	(3,447)	5,685	(351)	—	1,887
Trade accounts payable	2,064	(3,043)	735	—	(244)
Accrued expenses	18,517	(9,376)	1,543	—	10,684
Accrued income taxes	1,777	1,429	320	—	3,526
Deferred gains	(144)	(797)	—	—	(941)
Other long-term liabilities	89	(64)	365	—	390

Cash provided by (used in) operating activities	(37,113)	75,913	2,973	—	41,773

Cash flows from investing activities:
Proceeds from sale of assets	—	32	—	—	32
Purchases of property and equipment	(6,952)	(9,046)	(19)	—	(16,017)
Acquisitions of businesses	—	(11,249)	—	—	(11,249)

Cash provided by (used in) investing activities	(6,952)	(20,263)	(19)	—	(27,234)

Cash flows from financing activities:
Long-term debt repayments	(8,911)	(314)	(285)	—	(9,510)
Net payments relating to intercompany financing	55,193	(54,500)	(693)	—	—
Proceeds from exercise of stock options	6,561	—	—	—	6,561
Proceeds from issuance of preferred stock	46,609	—	—	—	46,609

Cash provided by (used in) financing activities	99,452	(54,814)	(978)	—	43,660

Increase in cash and cash equivalents	55,387	836	1,976	—	58,199
Cash and cash equivalents at beginning of year	20,677	2,005	758	—	23,440

Cash and cash equivalents at end of year	$76,064	$2,841	$2,734	$—	$81,639

Res-Care, Inc. and Subsidiaries
Consolidating Statements of Cash Flows
Year Ended December 31, 2003

		Guarantor	Non Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net income	$13,387	$77,436	$482	$(77,918)	$13,387
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,667	6,527	60	—	12,254
Amortization of discount and changes in deferred debt issuance	1,908	—	—	—	1,908
Deferred income taxes — net	2,639	—	(1)	—	2,638
Provision for losses on accounts receivable	7,328	—	—	—	7,328
Tax benefit from exercise of stock options	417	—	—	—	417
Loss from sale of assets	—	195	—	—	195
Loss on extinguishment of debt	1,330	—	—	—	1,330
Equity in earnings of subsidiaries	(77,918)	—	—	77,918	—
Changes in operating assets and liabilities:
Accounts receivable	(35,516)	23,597	1	—	(11,918)
Prepaid expenses and other current assets	4,091	(431)	(19)	—	3,641
Other assets	12,879	(12,529)	(717)	—	(367)
Trade accounts payable	1,800	2,339	(111)	—	4,028
Accrued expenses	17,530	(13,951)	1,920	—	5,499
Accrued income taxes	11,294	1	156	—	11,451
Deferred gains	(4,704)	3,676	—	—	(1,028)
Other long-term liabilities	(30)	(66)	803	—	707

Cash provided by (used in) operating activities	(37,898)	86,794	2,574	—	51,470

Cash flows from investing activities:
Proceeds from sale of assets	—	405	—	—	405
Purchases of property and equipment	(10,724)	(3,590)	173	—	(14,141)
Acquisitions of businesses	—	(9,758)	—	—	(9,758)

Cash provided by (used in) investing activities	(10,724)	(12,943)	173	—	(23,494)

Cash flows from financing activities:
Long-term debt borrowings	20,351	—	—	—	20,351
Long-term debt repayments	(95,051)	(1,400)	(1,833)	—	(95,877)
Net payments relating to intercompany financing	72,022	(71,334)	(688)	—	—
Proceeds from exercise of stock options	1,308	—	—	—	1,308

Cash used in financing activities	(1,370)	(72,734)	(2,521)	—	(76,625)

Increase (decrease) in cash and cash equivalents	(49,992)	1,117	226	—	(48,649)
Cash and cash equivalents at beginning of year	70,669	888	532	—	72,089

Cash and cash equivalents at end of year	$20,677	$2,005	$758	$—	$23,440

ResCare, Inc. and Subsidiaries
Consolidating Statement of Cash Flows
Year Ended December 31, 2002

		Guarantor	Non-Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net income	$2,676	$70,423	$214	$(70,637)	$2,676
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,334	7,394	134	—	11,862
Amortization of discount and changes in deferred debt issuance	456	—	—	—	456
Deferred income taxes — net	10,386	—	(3)	—	10,383
Provision for losses on accounts receivable	19,566	—	—	—	19,566
Tax benefit from exercise of stock options	155	—	—	—	155
Loss from sale of assets	—	142	—	—	142
Gain on extinguishment of debt	(1,280)	—	—	—	(1,280)
Equity in earnings of subsidiaries	(70,637)	—	—	70,637	—
Changes in operating assets and liabilities:
Accounts receivable	(19,718)	11,753	109	—	(7,856)
Prepaid expenses and other current assets	(3,753)	4,099	(295)	—	51
Other assets	(241)	(79)	38	—	(282)
Trade accounts payable	5,118	(2,410)	(555)	—	2,153
Accrued expenses	2,353	11,601	(3,180)	—	10,774
Accrued income taxes	(11,192)	—	—	—	(11,192)
Deferred gains	(414)	(1,056)	—	—	(1,470)
Other long-term liabilities	149	(120)	(187)	—	(158)

Cash provided by (used in) operating activities	(62,042)	101,747	(3,725)	—	35,980

Cash flows from investing activities:
Proceeds from sale of assets	—	341	—	—	341
Purchases of property and equipment	(4,227)	(9,370)	(95)	—	(13,692)
Acquisitions of businesses	—	(2,782)	—	—	(2,782)

Cash provided by (used in) investing activities	(4,227)	(11,811)	(95)	—	(16,133)

Cash flows from financing activities:
Long-term debt repayments	(5,797)	(715)	(462)	—	(6,974)
Net payments relating to intercompany financing	94,441	(97,962)	3,521	—	—
Proceeds from exercise of stock options	219	—	—	—	219

Cash provided by (used in) financing activities	88,863	(98,677)	3,059	—	(6,755)

Increase (decrease) in cash and cash equivalents	22,594	(8,741)	(761)	—	13,092
Cash and cash equivalents at beginning of year	48,074	9,629	1,294	—	58,997

Cash and cash equivalents at end of year	$70,668	$888	$533	$—	$72,089

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
RES-CARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30	December 31
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$23,092	$28,404
Short-term investments	20,000	53,235
Accounts receivable, net of allowance for doubtful accounts of $8,614 in 2005 and $8,806 in 2004	159,881	138,202
Deferred income taxes	21,524	20,056
Prepaid expenses and other current assets	10,372	12,338

Total current assets	234,869	252,235

Property and equipment, net	71,965	72,975
Goodwill	275,857	241,789
Other assets	22,229	19,667

	$604,920	$586,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$34,187	$37,773
Accrued expenses	92,636	77,715
Current portion of long-term debt	3,064	13,481
Current portion of obligations under capital leases	1,068	989
Accrued income taxes	3,915	1,658

Total current liabilities	134,870	131,616

Long-term liabilities	1,509	1,181
Long-term debt	153,131	166,480
Obligations under capital leases	775	1,586
Deferred gains	4,357	4,530
Deferred income taxes	14,232	11,712

Total liabilities	308,874	317,105

Commitments and contingencies
Shareholders’ equity:
Preferred shares	46,609	46,609
Common shares	49,364	48,871
Additional paid-in capital	59,682	54,316
Retained earnings	140,391	119,765

Total shareholders’ equity	296,046	269,561

	$604,920	$586,666

See accompanying notes to condensed consolidated financial statements.

RES-CARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Revenues	$279,421	$255,485	$807,723	$751,511
Facility and program expenses	248,911	228,608	721,554	674,203

Facility and program contribution	30,510	26,877	86,169	77,308

Operating expenses:
Corporate general and administrative	10,654	9,740	30,906	28,973
Depreciation and amortization	3,581	2,996	10,318	9,063
Other expense, net	82	48	3	798

Total operating expenses	14,317	12,784	41,227	38,834

Operating income	16,193	14,093	44,942	38,474

Interest expense, net	4,633	4,882	13,690	14,922

Income before income taxes	11,560	9,211	31,252	23,552
Income tax expense	3,931	3,565	10,626	8,950

Net income	7,629	5,646	20,626	14,602

Non-cash beneficial conversion feature	—	—	—	(14,784)
Net income attributable to preferred shareholders	1,169	898	3,185	—

Net income (loss) attributable to common shareholders	$6,460	$4,748	$17,441	$(182)

Basic earnings (loss) per share	$0.24	$0.19	$0.66	$(0.01)

Diluted earnings (loss) per share	$0.24	$0.18	$0.65	$(0.01)

Weighted average number of common shares:
Basic	26,570	25,439	26,336	25,248
Diluted	27,235	26,629	27,014	25,248
See accompanying notes to condensed consolidated financial statements.

RES-CARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2005	2004
Cash flows from operating activities:
Net income	$20,626	$14,602
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10,318	9,063
Amortization of deferred debt issuance costs	652	956
Deferred income taxes, net	1,052	810
Provision for losses on accounts receivable	3,548	3,932
Tax benefit from exercise of stock options	1,368	1,114
Loss on sale of assets	211	—
Changes in operating assets and liabilities	(10,970)	18,448

Cash provided by operating activities	26,805	48,925

Cash flows from investing activities:
Purchases of property and equipment	(8,502)	(8,028)
Acquisitions of businesses	(31,975)	(6,214)
Proceeds from sales of assets	64	32
Purchases of short-term investments	(320,425)	(133,115)
Redemptions of short-term investments	353,660	58,640

Cash used in investing activities	(7,178)	(88,685)

Cash flows from financing activities:
Repayments of long-term debt	(42,430)	(4,821)
Borrowings of long-term debt	13,000	—
Proceeds received from exercise of stock options	4,491	3,962
Net proceeds from the issuance of preferred stock	—	46,609

Cash (used in) provided by financing activities	(24,939)	45,750

(Decrease) increase in cash and cash equivalents	$(5,312)	$5,990

See accompanying notes to condensed consolidated financial statements.

RES-CARE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
Note 1. Basis of Presentation
     Res-Care, Inc. and subsidiaries are primarily engaged in the delivery of residential, therapeutic, job training and educational support services to various populations with special needs. All references in these financial statements to “ResCare,” “our company”, “we,” “us,” or “our” mean Res-Care, Inc. and unless the context otherwise requires, its consolidated subsidiaries.
     The accompanying condensed consolidated financial statements of ResCare have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial condition and results of operations for the interim periods have been included. Operating results for the three and nine month periods ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.
     For further information, refer to the consolidated financial statements and footnotes thereto in our annual report on Form 10-K for the year ended December 31, 2004.
Note 2. Reclassification
     Certain auction rate securities have been reclassified from cash equivalents to short-term investments. Auction rate securities are variable rate securities tied to short-term interest rates with maturities on the face of the securities in excess of 90 days. Auction rate securities have rate resets through a modified Dutch auction, at predetermined short-term intervals, usually every 7, 28, 35, or 49 days. The securities trade at par and are callable at par on any payment date at the option of the issuer. Investment earnings paid during a given period are based upon the reset rate determined during the prior auction.
     Although these securities are issued and rated as long-term securities, they are priced and traded as short-term instruments because of the liquidity provided through the interest rate reset. We have historically classified these instruments as cash equivalents if the period between interest rate resets was 90 days or less, which was based on our ability to either liquidate our holdings or roll our investment over to the next reset period.
     In March 2005, we determined that our investments in auction rate securities should be classified as short-term investments. Previously, such investments had been classified as cash equivalents. In addition, “Purchases (redemptions) of short-term investments”, included in the accompanying Condensed Consolidated Statements of Cash Flows, have been revised to reflect the purchase and sale of auction rate securities during the periods presented.
Note 3. Long-term Debt
     Long-term debt consists of the following:

	September 30	December 31
	2005	2004
	(In thousands)
10.625% senior notes due 2008	$150,000	$150,000
Term loan due 2008, paid in September 2005	—	15,000
5.9% convertible subordinated notes, paid in March 2005	—	12,759
Notes payable and other	6,195	2,202

	156,195	179,961
Less current portion	3,064	13,481

	$153,131	$166,480

     On October 3, 2005, we issued $150 million of 7.75% Senior Notes due October 15, 2013 (the Senior Notes) under Rule 144A of the Securities Act of 1933 in a private placement. The Senior Notes, which have an issue price of 99.261% of the principal amount, are unsecured obligations ranking equal to existing and future debt and will be effectively subordinated to existing and future secured debt. We used the proceeds from the offering of the Senior Notes to repurchase our 10.625% Senior Notes due November 15, 2008.
     Also on October 3, 2005, we amended and restated our existing senior secured credit facility. As amended and restated, the facility consists of $175 million revolving credit facility, which could be increased to $225 million at our option and expires on October 3, 2010. The credit facility will be used primarily for working capital purposes and for letters of credit required under our insurance programs. The amended and restated senior credit facility contains various financial covenants relating to net worth, capital expenditures and rentals and requires us to maintain specified ratios with respect to interest coverage and leverage. The amended and restated senior credit facility is secured by a lien on all of our assets, and, through secured guarantees, on all of our subsidiaries’ assets. In connection with these refinancing transactions, in September 2005 we repaid our outstanding term loan, which totaled $28 million.

Note 4. Earnings Per Share
     The following table sets forth the computation of basic and diluted earnings (loss) per common share:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(In thousands, except per share data)
Net income (loss) attributable to common shareholders	$6,460	$4,748	$17,441	$(182)

Weighted average number of common shares used in basic earnings per common share	26,570	25,439	26,336	25,248
Effect of dilutive securities:
Stock options	665	1,190	678	—

Weighted average number of common shares and dilutive potential common shares used in diluted earnings per common share	27,235	26,629	27,014	25,248

Basic earnings (loss) per share	$0.24	$0.19	$0.66	$(0.01)

Diluted earnings (loss) per share	$0.24	$0.18	$0.65	$(0.01)

     The average shares listed below were not included in the computation of diluted earnings per common share because to do so would have been anti-dilutive for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(In thousands)
Convertible subordinated notes	—	494	137	494
Stock options	13	156	13	1,493
Preferred shares as converted to common	4,810	4,810	4,810	1,738

Note 5. Segment Information
     Commencing January 1, 2005, as a result of integrating the former Youth Services operating segment into our existing segments, Youth Services is no longer an operating segment. As a result of the dissolution of this segment, as well as the expansion of our job training and placement programs for disadvantaged job seekers, we now have the following three reportable segments: (i) Disabilities Services, (ii) Job Corps Training Services and (iii) Employment Training Services. Disclosures of financial information for each segment follow. Segment disclosures for the three months and nine months ended September 30, 2004 have been restated to reflect the change in the composition of our reportable operating segments effective January 1, 2005.

		Job Corps	Employment
	Disabilities	Training	Training	All	Consolidated
	Services	Services	Services	Other (1)	Totals
	(In thousands)
Three months ended September 30:
2005
Revenues	$222,098	$39,240	$16,440	$1,643	$279,421
Operating income	22,575	4,316	1,460	(12,158)	16,193
Total assets	432,850	41,562	33,142	97,366	604,920
Capital expenditures	1,911	—	11	1,126	3,048
Depreciation and amortization	2,230	—	26	1,325	3,581

2004
Revenues	$208,357	$37,132	$8,935	$1,061	$255,485
Operating income	20,086	4,013	875	(10,881)	14,093
Total assets	382,424	35,456	18,070	154,181	590,131
Capital expenditures	1,194	—	—	1,617	2,811
Depreciation and amortization	1,694	—	8	1,294	2,996

Nine months ended September 30:

2005
Revenues	$642,695	$114,212	$45,154	$5,662	$807,723
Operating income	62,697	12,298	4,165	(34,218)	44,942
Capital expenditures	4,889	—	55	3,558	8,502
Depreciation and amortization	6,306	—	79	3,933	10,318

2004
Revenues	$610,064	$108,046	$29,267	$4,134	$751,511
Operating income	56,893	11,679	2,806	(32,904)	38,474
Capital expenditures	3,705	—	9	4,314	8,028
Depreciation and amortization	5,130	—	24	3,909	9,063

(1)	All Other is comprised of our international operations, charter schools and corporate general and administrative expenses.

Note 6. Stock-Based Employee Compensation
     As permitted by Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123 (SFAS 148), we continue to account for our stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock-based employee compensation cost is not reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common shares on the date of the grant. The following table illustrates the effect on net income attributable to common shareholders and earnings per common share if we had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation to stock-based employee compensation.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(In thousands, except per share data)
Net income (loss) attributable to common shareholders, as reported	$6,460	$4,748	$17,441	$(182)

Deduct: Total stock-based employee compensation expense determined under fair value method of all awards, net of related tax effects	213	454	639	1,618

Net income (loss) attributable to common shareholders, pro forma	$6,247	$4,294	$16,802	$(1,800)

Basic earnings (loss) per common share:
As reported	$0.24	$0.19	$0.66	$(0.01)

Pro forma	$0.24	$0.17	$0.64	$(0.07)

Diluted earnings (loss) per common share:
As reported	$0.24	$0.18	$0.65	$(0.01)

Pro forma	$0.23	$0.16	$0.62	$(0.07)

Note 7. Legal Proceedings
     From time to time, we, or a provider with whom we have a management agreement, become a party to legal and/or administrative proceedings that, in the event of unfavorable outcomes, may adversely affect revenues and period to period comparisons.
     In July 2000, American International Specialty Lines Insurance Company, or AISL, filed a Complaint for Declaratory Judgment against us and certain of our subsidiaries in the U.S. District Court for the Southern District of Texas, Houston Division. In the Complaint, AISL sought a declaration of what insurance coverage was available to ResCare in the case styled In re: Estate of Trenia Wright, Deceased, et al. v. Res-Care, Inc., et al., which was filed in Probate Court No. 1 of Harris County, Texas (the Lawsuit). After the filing, we entered into an agreement with AISL whereby any settlement reached in the Lawsuit would not be dispositive of whether the claims in the Lawsuit were covered under the insurance policies issued by AISL. AISL thereafter settled the Lawsuit for $9.0 million. It is our position that: (i) the Lawsuit initiated coverage under policies of insurance in more than one policy year, thus affording adequate coverage to settle the Lawsuit within coverage and policy limits, (ii) AISL waived any applicable exclusions for punitive damages by its failure to send a timely reservation of rights letter and (iii) the decision by the Texas Supreme Court in King v. Dallas Fire Insurance Company, 85

S.W.3d 185 (Tex. 2002) controls. Prior to the Texas Supreme Court’s decision in the King case, summary judgment was granted in favor of AISL but the scope of the order was unclear. Based on the King decision, the summary judgment was set aside. Thereafter, subsequent motions for summary judgment filed by both AISL and ResCare were denied. The case was tried, without a jury, in late December 2003. On March 31, 2004, the Court entered a judgment in favor of AISL in the amount of $5.0 million. It is our belief that the Court improperly limited the evidence ResCare could place in the record at trial and the type of claims it could present. Accordingly, an appeal of the Court’s decision has been filed with the Fifth Circuit Court of Appeals and a supersedeas bond has been filed with the Court of $6.0 million. Oral arguments were held on August 31, 2005. We have not made any provision in our condensed consolidated financial statements for the potential liability that may result from final adjudication of this matter, as we do not believe it is probable that an unfavorable outcome will result from this matter. Based on the advice of counsel, we do not believe it is probable that the ultimate resolution of this matter will result in a material liability to us nor have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     On September 2, 2001, in a case styled Nellie Lake, Individually as an Heir-at-Law of Christina Zellner, deceased; and as Personal Representative of the Estate of Christina Zellner v. Res-Care, Inc., et al., in the U.S. District Court of the District of Kansas at Wichita, a jury awarded noneconomic damages to Ms. Lake in the amount of $100,000, the statutory maximum, as well as $5,000 for economic loss. In addition, the jury awarded the Estate of Christina Zellner $5,000 of noneconomic damages and issued an advisory opinion recommending an award of $2.5 million in punitive damages. The judge, however, was not required to award the amount of punitive damages recommended by the jury and on February 4, 2002, entered a punitive damage judgment in the amount of $1 million. Based on the advice of counsel, we appealed the award of punitive damages, based on numerous appealable errors at trial and have since settled the case without any contribution from AISL, for approximately $750,000. Prior to settlement, in July 2002 we filed a Declaratory Judgment action against AISL in the United States District Court for the Western District of Kentucky, Louisville Division, alleging that the policy should be interpreted under Kentucky law, thus affording us coverage for $650,000 that AISL contends is not covered by insurance. We have since sought leave of court to amend our complaint for breach of contract, bad faith insurance practices, as well as unfair claims practices under applicable Kentucky statutes. In addition, we have filed a motion for judgment on the pleadings in regard to its declaration of rights action. In the interim, AISL filed a motion to transfer this action to the District of Kansas which was granted. We filed a writ of mandamus with the Sixth Circuit Court of Appeals asking that the Western District of Kentucky be required to retain jurisdiction, which was denied. AISL filed a motion for summary judgment, which was also denied. Our motion to amend our complaint was granted. Based on the advice of counsel, we believe any damages resulting from this matter are covered by insurance. We previously established a reserve in our condensed consolidated financial statements for the potential liability that may reasonably result from final adjudication of this matter. Further, we believe that recovery of the settlement is probable and, therefore we do not believe that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     In July 2002, Lexington Insurance Company (Lexington) filed a Complaint for Declaratory Action against one of our subsidiaries, EduCare Community Living Corporation — Gulf Coast, in the U.S. District Court for the Southern District of Texas, Houston Division. In the Complaint, Lexington sought a declaration of what insurance coverage was available in the case styled William Thurber and Kathy Thurber, et al v. EduCare Community Living Corporation — Gulf Coast (EduCare), which was filed in the 23rd Judicial District Court of Brazoria County, Texas. After the filing, we entered into an agreement with Lexington whereby any settlement reached in Thurber would not be dispositive of whether the claims were covered by insurance. Lexington and EduCare thereafter contributed $1.0 million and $1.5 million, respectively, and settled the Thurber lawsuit. In the declaratory judgment action, Lexington contended that the $1.0 million previously paid satisfied all coverage obligations. Both EduCare and Lexington filed motions for summary judgment and the Court on January 10, 2005, entered a judgment in favor of Lexington. EduCare appealed the judgment and Lexington filed a cross-appeal for the denial of their attorney fees in the amount of $127,000. In October 2005, the Court of Appeals affirmed the summary judgment motion for Lexington but denied their cross-appeal for attorney fees, thus ending the litigation. Accordingly, the $1.0 million receivable for this item was expensed during the quarter ended September 30, 2005.

     In August 1998, with the approval of the State of Indiana, we relocated approximately 100 individuals from three of our larger facilities to community-based settings. In June 1999, in a lawsuit styled Omega Healthcare Investors, Inc. v. Res-Care Health Services, Inc., the lessor of these facilities filed suit against us in U.S. District Court, Southern District of Indiana, alleging in connection therewith breach of contract, conversion and fraudulent concealment. In January 2001, January 2002 and July 2002, Omega filed amended complaints alleging wrongful conduct in the appraisal process for the 1999 purchase of three other facilities located in Indiana, for conversion of the Medicaid certifications of the 1998 Indiana facilities and a facility in Kentucky that downsized in 1999, and for breach of contract in allowing the Kentucky facility to be closed. The parties had filed various motions for partial summary judgment. The Court denied Omega’s motion seeking summary judgment on breach of contract on the termination of the three Indiana facility leases in 1998, the Kentucky lease termination and the 1999 purchase of three facilities in Indiana. In addition, the Court has granted ResCare’s motion on the “unjust enrichment” and “conversion” of the Medicaid certifications, as well as the lease termination of the Kentucky facility and the alleged wrongful conduct in the appraisal process. The case previously set for trial in October 2005 has been rescheduled for December 2005. On the advice of counsel, we believe that the amount of damages being sought by the plaintiffs is now approximately $4.2 million. We established a reserve in our condensed consolidated financial statements for the potential liability that may reasonably result from final adjudication of this matter. Further, we believe that this lawsuit is without merit and will defend it vigorously. We do not believe that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
     In addition, we are a party to various other legal and/or administrative proceedings arising out of the operation of our facilities and programs and arising in the ordinary course of business. We believe that, generally, these claims are without merit. Further, many of such claims may be covered by insurance. We do not believe the results of these proceedings or claims, individually or in the aggregate, will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
Note 8. Impact of Recently Issued Accounting Pronouncements
     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) (SFAS 123(R)), Share-Based Payments, which is a revision of SFAS 123. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25 and amends SFAS 95, Statement of Cash Flows. Generally, the approach to accounting for share-based payments in SFAS123(R) is similar to the approach described in SFAS 123 which, as discussed above and as allowed by SFAS 123, we have applied for pro forma purposes in the notes to the condensed consolidated financial statements. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS 123(R) is effective for public companies at the beginning of the first annual period beginning after June 15, 2005.
     SFAS 123(R) permits public companies to account for share-based payments using one of two methods: modified-prospective method or modified-retrospective method. Under the modified-prospective method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.
     Under the modified-retrospective method, which includes the requirements of the modified-prospective method described above, companies are permitted to restate, based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
     We plan to adopt SFAS 123(R) no later than January 1, 2006 using the modified-prospective method. Currently, we use the Black-Scholes formula to estimate the value of stock options granted to employees and expect to continue to use this acceptable option valuation model upon the required adoption of SFAS 123(R) for all unvested options at the date of adoption. We are still evaluating other allowable valuation models for future awards. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as previously described in the disclosure of pro forma net income and earnings per share. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current rules. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.
Note 9. Change in Estimate
     Effective April 1, 2005, we changed the rate used to discount our estimates of workers’ compensation claims reserves. The rate was decreased from 6.0% to 5.0%, reflecting our claims payment experience and the current interest rate environment. The decrease in the discount rate decreased net income for the second quarter by approximately $0.3 million, or $0.01 per diluted share.
Note 10. Acquisitions
     During the nine months ended September 30, 2005, we completed fifteen acquisitions with aggregate estimated annual revenues of approximately $45.0 million for an aggregate purchase price of approximately $36.9 million, which was funded through $32.0 million in cash and $4.9 million in promissory notes issued to sellers. The acquisitions are consistent with our strategic goals of expanding our core disabilities services to greater populations and leveraging existing capacity in our operations. Primarily as a result of these acquisitions, goodwill increased $34.1 million from December 31, 2004. Intangible assets were assigned a value of approximately $3.1 million for these acquisitions, principally for customer contracts and non-competition agreements. The allocations of purchase price are preliminary and will be subjected to further analysis during the remainder of 2005.
Note 11. Related Party Transaction
     During the quarter, with the review and approval of the Audit Committee, ResCare chartered an airplane from an entity owned by Ronald G. Geary, ResCare’s chairman, chief executive officer and president, for certain corporate travel, primarily related to the recent debt offering. Total costs incurred to date have been approximately $60,000.
Note 12. Condensed Consolidating Financial Information
     The Senior Notes are jointly, severally, fully and unconditionally guaranteed by our 100% owned U.S. subsidiaries. There are no restrictions on our ability to obtain funds from our U.S. subsidiaries by dividends or other means. The following are condensed consolidating financial statements of our company, including the guarantors. This information is provided pursuant to Rule 3 – 10 of Regulation S-X in lieu of separate financial statements of each subsidiary guaranteeing the Senior Notes. The following condensed consolidating financial statements present the balance sheet, statement of income and cash flows of (i) Res-Care, Inc. (in each case, reflecting investments in its consolidated subsidiaries under the equity method of accounting), (ii) the guarantor subsidiaries, (iii) the nonguarantor subsidiaries, and (iv) the eliminations necessary to arrive at the information for our company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying Condensed Consolidated Financial Statements.

Res-Care, Inc. and Subsidiaries
Consolidating Balance Sheet
September 30, 2005

		Guarantor	Non-Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$20,511	$(198)	$2,779	$—	$23,092
Short-term investments	20,000	—	—	—	20,000
Accounts receivable, net	54,258	105,148	475	—	159,881
Deferred income taxes	21,524	—	—	—	21,524
Prepaid expenses and other current assets	7,271	3,058	43	—	10,372

Total current assets	123,564	108,008	3,297	—	234,869

Property and equipment, net	27,918	43,957	90	—	71,965
Goodwill	87,003	184,233	4,621	—	275,857
Investment in subsidiaries	306,916	—	—	(306,916)	—
Other assets	9,319	12,937	(27)	—	22,229

Total assets	$554,720	$349,135	$7,981	$(306,916)	$604,920

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$27,097	$6,973	$117	$—	$34,187
Accrued expenses	61,077	31,265	294	—	92,636
Accrued income taxes	3,371	—	544	—	3,915
Current portion of long-term debt	45	3,019	—	—	3,064
Current portion of obligations under capital leases	985	83	—	—	1,068

Total current liabilities	92,575	44,340	955	—	134,870

Long-term liabilities	144	178	1,187	—	1,509
Long-term debt	150,010	3,121	—	—	153,131
Obligations under capital leases	416	359	—	—	775
Deferred gains	1,293	3,064	—	—	4,357
Deferred income taxes	14,236	—	(4)	—	14,232

Total liabilities	258,674	48,062	2,138	—	308,874

Shareholders’ equity	296,046	301,073	5,843	(306,916)	296,046

Total liabilities and shareholders’ equity	$554,720	$349,135	$7,981	$(306,916)	$604,920

Res-Care, Inc. and Subsidiaries
Consolidating Statement of Income
Nine Months Ended September 30, 2005

		Guarantor	Non Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$249,809	$554,303	$3,744	$(133)	$807,723

Operating expenses	267,494	492,284	3,136	(133)	762,781

Operating income (loss)	(17,685)	62,019	608	—	44,942

Other (income) expenses:
Interest, net	14,086	(361)	(35)	—	13,690
Equity in earnings of subsidiaries	(62,808)	—	—	62,808	—

Total other expenses	(48,722)	(361)	(35)	62,808	13,690

Income before income taxes	31,037	62,380	643	(62,808)	31,252
Income tax expense	10,411	—	215	—	10,626

Net income	$20,626	$62,380	$428	$(62,808)	$20,626

Res-Care, Inc. and Subsidiaries
Consolidating Statement of Income
Nine Months Ended September 30, 2004

		Guarantor	Non Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$230,055	$518,276	$3,313	$(133)	$751,511

Operating expenses	251,119	459,347	2,704	(133)	713,037

Operating income (loss)	(21,064)	58,929	609	—	38,474

Other (income) expenses:
Interest, net	15,292	(351)	(19)		14,922
Equity in earnings of subsidiaries	(59,694)	—	—	59,694	—

Total other expenses	(44,402)	(351)	(19)	59,694	14,922

Income before income taxes	23,338	59,280	628	(59,694)	23,552
Income tax expense	8,736	—	214	—	8,950

Net income	$14,602	$59,280	$414	$(59,694)	$14,602

Res-Care, Inc. and Subsidiaries
Consolidating Statement of Cash Flows
Nine Months Ended September 30, 2005

		Guarantor	Non Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net income	$20,626	$62,380	$428	$(62,808)	$20,626
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,141	5,152	25	—	10,318
Amortization of discount and changes in deferred debt issuance	652	—	—	—	652
Deferred income taxes — net	(1,139)	2,190	1	—	1,052
Provision for losses on accounts receivable	3,548	—	—	—	3,548
Tax benefit from exercise of stock options	1,368	—	—	—	1,368
Loss from sale of assets	13	198	—	—	211
Equity in earnings of subsidiaries	(62,808)	—	—	62,808	—
Changes in operating assets and liabilities:
Accounts receivable	(15,085)	(10,131)	(11)	—	(25,227)
Prepaid expenses and other current assets	3,871	(1,861)	(15)	—	1,995
Other assets	764	(1,626)	(152)	—	(1,014)
Trade accounts payable	(3,917)	350	(19)	—	(3,586)
Accrued expenses	15,003	5,583	(6,136)	—	14,450
Accrued income taxes	2,272	—	(15)	—	2,257
Deferred gains	524	(697)	—	—	(173)
Other long-term liabilities	52	70	206	—	328

Cash provided by (used in) operating activities	(29,115)	61,608	(5,688)	—	26,805

Cash flows from investing activities:
Proceeds from sale of assets	—	64	—	—	64
Net repayments (purchases) of short-term investments	33,235	—	—	—	33,235
Purchases of property and equipment	(2,953)	(5,497)	(52)	—	(8,502)
Acquisitions of businesses	—	(31,975)	—	—	(31,975)

Cash provided by (used in) investing activities	30,282	(37,408)	(52)	—	(7,178)

Cash flows from financing activities:
Long-term debt repayments	(28,384)	(1,046)	—	—	(29,430)
Net payments relating to intercompany financing	20,408	(26,193)	5,785	—	—
Proceeds from exercise of stock options	4,491	—	—	—	4,491

Cash provided by (used in) financing activities	(3,485)	(27,239)	5,785	—	(24,939)

Increase (decrease) in cash and cash equivalents	(2,318)	(3,039)	45	—	(5,312)
Cash and cash equivalents at beginning of period	22,829	2,841	2,734	—	28,404

Cash and cash equivalents at end of period	$20,511	$(198)	$2,779	$—	$23,092

ResCare, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2004

		Guarantor	Non Guarantor		Consolidated
	Res-Care, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net income (loss)	$14,602	$59,280	$414	$(59,694)	$14,602
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,701	4,323	39	—	9,063
Amortization of discount and changes in deferred debt issuance	956	—	—	—	956
Deferred income taxes — net	810	—	—	—	810
Provision for losses on accounts receivable	3,932	—	—	—	3,932
Tax benefit from exercise of stock options	1,114	—	—	—	1,114
Equity in earnings of subsidiaries	(59,694)	—	—	59,694	—
Changes in operating assets and liabilities:
Accounts receivable	(3,771)	(814)	(49)	—	(4,634)
Inventories	(1)	(26)	—	—	(27)
Prepaid expenses and other current assets	(1,065)	(819)	29	—	(1,854)
Other assets	1,937	123	—	—	2,060
Trade accounts payable	(1,671)	(3,168)	6	—	(4,833)
Accrued expenses	73,469	(48,331)	(508)	185	24,814
Accrued income taxes	1,721	1,429	231	—	3,381
Deferred gains	(120)	(541)	—	—	(661)
Other long-term liabilities	92	(52)	162	—	202

Cash provided by operating activities	37,013	11,404	324	185	48,925

Cash flows from investing activities:
Net repayments (purchases) of short-term investments	—	32	—	—	32
Purchases of property and equipment	(4,264)	(3,764)	—	—	(8,028)
Acquisitions of businesses	—	(6,214)	—	—	(6,214)

Cash used in investing activities	(4,264)	(9,946)	—	—	(14,210)

Cash flows from financing activities:
Long-term debt repayments	(4,821)	—	—	—	(4,821)
Net payments relating to intercompany financing	(370)	777	(222)	(185)	0
Proceeds from exercise of stock options	3,962	—	—	—	3,962
Proceeds from issuance of preferred stock	46,609	—	—	—	46,609

Cash provided by (used in) financing activities	45,380	777	(222)	(185)	45,750

Increase in cash and cash equivalents	78,129	2,234	102	—	80,465
Cash and cash equivalents at beginning of period	20,677	2,005	758	—	23,440

Cash and cash equivalents at end of period	$98,806	$4,239	$860	$—	$103,905

$150,000,000

7 3/4% Senior Notes due 2013

PROSPECTUS
_________, 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     Section 271B.8-510 of the Kentucky Business Corporation Act (the “KBCA”) permits the indemnification by a corporation of any director who is made party to a threatened, pending or completed action, suit or proceeding because he is or was a director of such corporation. To be eligible for indemnification, such person must have conducted himself in good faith and reasonably believed that his conduct, if undertaken in his official capacity with the corporation, was in the corporation’s best interests, and, if not in his official capacity, was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the director must also not have reasonable cause to believe his conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit by him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 271B.8-510 of the KBCA in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding. Section 271B.8-560 of the KBCA provides that a Kentucky corporation may indemnify its officers, employees and agents to the same extent as directors. Indemnification against reasonable expenses incurred in connection with a proceeding is, unless otherwise limited by the corporation’s articles of incorporation, mandatory when a director or officer has been wholly successful on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. A court of competent jurisdiction may also order indemnification if the director is fairly and reasonably entitled thereto in view of all relevant circumstances, whether or not he met the applicable standard of conduct or was adjudged liable to the corporation.
     The KBCA provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Additionally, the KBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation against liability asserted against or incurred by such parties in their respective capacity with the corporation.
     Article X of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Article X of the Registrant’s Amended and Restated Bylaws provide indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law.

Item 21. Exhibits.

See the index to exhibits that appears immediately following the signature pages of this Registration Statement.

Item 22. Undertakings.
A.	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the KBCA, the Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

RES-CARE, INC.
By:	*
Ronald G. Geary
Chairman, President & CEO

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	February 15, 2006
Ronald G. Geary	President Chief Executive Officer
Director

/S/ David W. Miles	Vice President, Controller and	February 15, 2006
David W. Miles	Chief Financial Officer (Principal Accounting Officer)

*	Director	February 15, 2006
David Braddock

*	Director	February 15, 2006
Robert E. Hallagan

*	Director	February 15, 2006
Olivia F. Kirtley

*	Director	February 15, 2006
Robert M. LeBlanc

*	Director	February 15, 2006
Steven S. Reed

*	Director	February 15, 2006
E. Halsey Sandford

Signature	Title	Date

*	Director	February 15, 2006
Nigel S. Wright

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

GENERAL HEALTH CORPORATION
By:	*
Ronald G. Geary
President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Vincent F. Doran

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
David D. Rhodes

/S/ David W. Miles	Assistant Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

ALTERNATIVE CHOICES, INC.
COMMUNITY ADVANTAGE, INC.
RES-CARE CALIFORNIA, INC.
RES-CARE NEW MEXICO, INC.
RES-CARE WASHINGTON, INC.
RSCR CALIFORNIA, INC.
NORMAL LIFE OF CALIFORNIA, INC.
EDUCARE COMMUNITY LIVING
     CORPORATION — NEVADA
EDUCARE COMMUNITY LIVING
     CORPORATION — NEW MEXICO

By:	*
Ronald G. Geary
President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

*	Director	February 15, 2006
David D. Rhodes

/S/ David W. Miles	Assistant Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

ALTERNATIVE YOUTH SERVICES, INC.
By:	*
Ronald G. Geary
President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Dennis Roberts

*	Director	February 15, 2006
Mary D. Peters

*	Director	February 15, 2006
Allen G. Marchetti

*	Director	February 15, 2006
Paul G. Dunn

*	Director	February 15, 2006
James B. Harris

/S/ David W. Miles	Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

BALD EAGLE ENTERPRISES, INC.
PEOPLESERVE, INC.
J. & J. CARE CENTERS, INC.
ROCKCREEK, INC.
RSCR INLAND, INC.
BAKER MANAGEMENT, INC.
HYDESBURG ESTATES, INC.
SKYVIEW ESTATES, INC.
EDUCARE COMMUNITY LIVING
     CORPORATION — AMERICA
PSI HOLDINGS, INC.
VOCA CORPORATION OF AMERICA
B.W.J. OPPORTUNITY CENTERS, INC.

By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

/S/ David W. Miles	Assistant Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

CATX PROPERTIES, INC. CAPITAL TX INVESTMENTS, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Paul G. Dunn

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

/s/ David W. Miles	Assistant Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

SOUTHERN HOME CARE SERVICES, INC. CNC/ACCESS, INC. HEALTH SERVICES PERSONNEL, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Allen G. Marchetti

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

*	Director	February 15, 2006
Martin J. Miller

/S/ David W. Miles	Assistant Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

COMMUNITY ALTERNATIVES ILLINOIS, INC.
COMMUNITY ALTERNATIVES INDIANA, INC.
COMMUNITY ALTERNATIVES OF
     WASHINGTON, D.C., INC.
HABILITATION OPPORTUNITIES OF OHIO, INC.
RES-CARE ILLINOIS, INC.
RES-CARE NEW JERSEY, INC.
RES-CARE OHIO, INC.
NORMAL LIFE OF CENTRAL INDIANA, INC.
NORMAL LIFE OF SOUTHERN INDIANA, INC.
VOCA CORPORATION OF INDIANA
VOCA CORPORATION OF MARYLAND
VOCA CORPORATION OF NEW JERSEY
VOCA CORPORATION OF OHIO

By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

*	Director	February 15, 2006
Barbara A. Winters

Signature	Title	Date

/S/ David W. Miles	Assistant Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

COMMUNITY ALTERNATIVES MISSOURI, INC.
COMMUNITY ALTERNATIVES NEBRASKA, INC.
COMMUNITY ALTERNATIVES VIRGINIA, INC.
RES-CARE KANSAS, INC.
RES-CARE OKLAHOMA, INC.
RSCR WEST VIRGINIA, INC.
INDIVIDUALIZED SUPPORTED LIVING, INC.
UPWARD BOUND, INC.
VOCA CORPORATION OF WEST VIRGINIA, INC.
EDUCARE COMMUNITY LIVING
     CORPORATION — MISSOURI

By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President	February 15, 2006
Ronald G. Geary	Principal Executive Officer Director

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

*	Director	February 15, 2006
Stephen Brunet

/S/ David W. Miles	Assistant Treasurer	February 15, 2006
David W. Miles	Principal Financial and Accounting Officer

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

COMMUNITY ALTERNATIVES TEXAS
   PARTNER, INC.
EDUCARE COMMUNITY LIVING — TEXAS
   LIVING CENTERS, INC.
EDUCARE COMMUNITY LIVING — NORMAL
   LIFE, INC.
EDUCARE COMMUNITY LIVING
   CORPORATION — GULF COAST
EDUCARE COMMUNITY LIVING
   CORPORATION — TEXAS

By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

*	Director	February 15, 2006
Jane Steur

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

NORMAL LIFE, INC. TEXAS HOME MANAGEMENT, INC. THM HOMES, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

RESCARE INTERNATIONAL, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Vincent F. Doran

/S/ David W. Miles	Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

CAREERS IN PROGRESS, INC.
EDUCARE COMMUNITY LIVING
   CORPORATION — NORTH CAROLINA
NORMAL LIFE FAMILY SERVICES, INC.
NORMAL LIFE OF GEORGIA, INC.
NORMAL LIFE OF LAFAYETTE, INC.
NORMAL LIFE OF LAKE CHARLES, INC.
NORMAL LIFE OF LOUISIANA, INC.
RES-CARE ALABAMA, INC.
RES-CARE FLORIDA, INC.
VOCA CORPORATION OF FLORIDA
VOCA CORPORATION OF NORTH CAROLINA

By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Allen G. Marchetti

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

/s/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

*/s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

VOCA RESIDENTIAL SERVICES, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Paul G. Dunn

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

*/s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

RES-CARE PREMIER, INC. TANGRAM REHABILITATION NETWORK, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

*	Director	February 15, 2006
Paul G. Chotkowski

/s/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

RES-CARE TRAINING TECHNOLOGIES, INC.

By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Paul G. Dunn

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

YOUTHTRACK, INC.

By:	*

Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Dennis Roberts

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

/S/ David W. Miles	Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

RAISE GEAUGA, INC. VOCA CORP.

By:	*

Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Barbara A. Winters

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

COMMUNITY ALTERNATIVES PHARMACY, INC.

By:	*

Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Dennis Roberts

*	Director	February 15, 2006
Patrick Kelley

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

THE ACADEMY FOR INDIVIDUAL EXCELLENCE, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Vincent F. Doran

*	Director	February 15, 2006
Paul G. Dunn

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

COMMUNITY ALTERNATIVES KENTUCKY, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Patrick Kelley

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Katherine W. Gilchrist

*	Director	February 15, 2006
Stephen Brunet

*	Director	February 15, 2006
Paul G. Dunn

*	Director	February 15, 2006
Mary D. Peters

Signature	Title	Date

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

THE CITADEL GROUP, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Michael D. Reibel

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Paul G. Dunn

*	Director	February 15, 2006
Patrick Kelley

*	Director	February 15, 2006
Katherine W. Gilchrist

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

BOLIVAR DEVELOPMENT TRAINING CENTER, INC.

By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Stephen Brunet

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

EMPLOY-ABILITY UNLIMITED, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Trustee	February 15, 2006
Ronald G. Geary

*	Trustee	February 15, 2006
Katherine W. Gilchrist

*	Trustee	February 15, 2006
Ralph G. Gronefeld, Jr.

/s/ David W. Miles	Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

VOCA OF INDIANA, LLC
By:	*
Ronald G. Geary
President and Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Manager	February 15, 2006
Ronald G. Geary

*	Manager	February 15, 2006
Katherine W. Gilchrist

*	Manager	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Manager	February 15, 2006
Paul G. Dunn

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer Manager	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

ARBOR E&T, LLC
By:	*
Ronald G. Geary
President and Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Manager	February 15, 2006
Ronald G. Geary

*	Manager	February 15, 2006
Vincent F. Doran

/S/ David W. Miles	Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

CREATIVE NETWORKS, L.L.C.
By:	*
Ronald G. Geary
President and Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Manager	February 15, 2006
Ronald G. Geary

*	Manager	February 15, 2006
Katherine W. Gilchrist

*	Manager	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Manager	February 15, 2006
David D. Rhodes

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

EDUCARE COMMUNITY LIVING LIMITED PARTNERSHIP
By:	Community Alternatives Texas Partner, Inc.
Its General Partner
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director of Community Alternatives Texas Partner, Inc.	February 15, 2006
Ronald G. Geary

*	Director of Community Alternatives Texas Partner, Inc.	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director of Community Alternatives Texas Partner, Inc.	February 15, 2006
Jane Steur

*	Director of Community Alternatives Texas Partner, Inc.	February 15, 2006
Katherine W. Gilchrist

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

NORMAL LIFE OF INDIANA
By:	Normal Life of Central Indiana, Inc.
Its General Partner
By:	*
Ronald G. Geary
President
By:	Normal Life of Southern Indiana, Inc.
Its General Partner
By:	*
Ronald G. Geary
President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director of Normal Life of Central Indiana, Inc. and Normal Life of Southern Indiana, Inc.	February 15, 2006
Ronald G. Geary

*	Director of Normal Life of Central Indiana, Inc. and Normal Life of Southern Indiana, Inc.	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director of Normal Life of Central Indiana, Inc. and Normal Life of Southern Indiana, Inc.	February 15, 2006
Barbara A. Winters

*	Director of Normal Life of Central Indiana, Inc. and Normal Life of Southern Indiana, Inc.	February 15, 2006
Katherine Gilchrist

Signature	Title	Date

/S/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer of Normal Life of Central Indiana, Inc. and Normal Life of Southern Indiana, Inc.	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

RESCARE DTS INTERNATIONAL, LLC
By:	*
Ronald G. Geary
President and Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Manager	February 15, 2006
Ronald G. Geary

*	Manager	February 15, 2006
Vincent F. Doran

/s/ David W. Miles	Assistant Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

PHARMACY ALTERNATIVES, LLC
By:	*
Ronald G. Geary
President and Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
Ralph G. Gronefeld, Jr.

*	Director	February 15, 2006
Dennis Roberts

*	Director	February 15, 2006
Douglas Russell

*	Director	February 15, 2006
Brian Ullom

/s/ David W. Miles	Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on February 15, 2006.

RESCARE FINANCE, INC.
By:	*
Ronald G. Geary
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President Principal Executive Officer Director	February 15, 2006
Ronald G. Geary

*	Director	February 15, 2006
D. Ross Davison

/s/ David W. Miles	Director Treasurer Principal Financial and Accounting Officer	February 15, 2006
David W. Miles

* /s/ David W. Miles
David W. Miles, as attorney in fact for the indicated individual.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1	Purchase Agreement, dated September 23, 2005, by and among Res-Care, Inc., the Guarantors named therein, J.P. Morgan Securities Inc., Goldman, Sachs & Co., Jefferies & Company, Inc., Avondale Partners, LLC, NatCity Investments, Inc., First Analysis Securities Corporation and SunTrust Capital Markets, Inc.*

3.1	Amended and Restated Articles of Incorporation of the Registrant dated December 18, 1992 incorporating the Amendment to Amended and Restated Articles of Incorporation dated May 29, 1997. Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998 is hereby incorporated by reference.

3.2	Articles of Amendment to the Registrant’s Articles of Incorporation dated June 23, 2004. Exhibits 3(i) and 4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 is hereby incorporated by reference.

3.3	Amended and Restated Bylaws of the Registrant. Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-50726) is hereby incorporated by reference.

3.4	Articles of Incorporation of Alternative Choices, Inc.**

3.5	Bylaws of Alternative Choices, Inc.**

3.6	Certificate of Incorporation of Alternative Youth Services, Inc.*

3.7	Bylaws of Alternative Youth Services, Inc.*

3.8	Articles of Organization of Arbor E&T, LLC**

3.9	Operating Agreement of Arbor E&T, LLC**

3.10	Articles of Incorporation of B.W.J Opportunity Centers, Inc.**

3.11	Bylaws of B.W.J Opportunity Centers, Inc.**

3.12	Articles of Incorporation of Baker Management, Inc.**

3.13	Bylaws of Baker Management, Inc.**

3.14	Articles of Incorporation of Bald Eagle Enterprises, Inc.**

3.15	Bylaws of Bald Eagle Enterprises, Inc.**

3.16	Articles of Incorporation of Bolivar Developmental Training Center, Inc.**

3.17	Bylaws of Bolivar Developmental Training Center, Inc.**

3.18	Certificate of Incorporation of Capital TX Investments, Inc.*

3.19	Bylaws of Capital TX Investments, Inc.*

3.20	Articles of Incorporation of Careers in Progress, Inc.**

3.21	Bylaws of Careers in Progress, Inc.**

3.22	Certificate of Incorporation of CATX Properties, Inc.*

3.23	Bylaws of CATX Properties, Inc.*

3.24	Articles of Incorporation of CNC/Access, Inc.**

3.25	Bylaws of CNC/Access, Inc.**

3.26	Certificate of Incorporation of Community Advantage, Inc.*

3.27	Bylaws of Community Advantage, Inc.*

3.28	Certificate of Incorporation of Community Alternatives Illinois, Inc.*

3.29	Bylaws of Community Alternatives Illinois, Inc.*

3.30	Certificate of Incorporation of Community Alternatives Indiana, Inc.*

3.31	Bylaws of Community Alternatives Indiana, Inc.*

3.32	Certificate of Incorporation of Community Alternatives Kentucky, Inc.*

3.33	Bylaws of Community Alternatives Kentucky, Inc.*

3.34	Articles of Incorporation of Community Alternatives Missouri, Inc.**

3.35	Bylaws of Community Alternatives Missouri, Inc.**

3.36	Certificate of Incorporation of Community Alternatives Nebraska, Inc.*

3.37	Bylaws of Community Alternatives Nebraska, Inc.*

3.38	Certificate of Incorporation of Community Alternatives Pharmacy, Inc.*

3.39	Bylaws of Community Alternatives Pharmacy, Inc.*

3.40	Certificate of Incorporation of Community Alternatives Texas Partner, Inc.*

3.41	Bylaws of Community Alternatives Texas Partner, Inc.*

3.42	Certificate of Incorporation of Community Alternatives Virginia, Inc.*

3.43	Bylaws of Community Alternatives Virginia, Inc.*

3.44	Articles of Incorporation of Community Alternatives of Washington, D.C., Inc.**

3.45	Bylaws of Community Alternatives of Washington, D.C., Inc.**

3.46	Articles of Organization of Creative Networks, L.L.C.**

3.47	Operating Agreement of Creative Networks, L.L.C.**

3.48	Articles of Incorporation of EduCare Community Living-Normal Life, Inc.**

3.49	Bylaws of EduCare Community Living-Normal Life, Inc.**

Exhibit Number	Description of Exhibit

3.50	Articles of Incorporation of EduCare Community Living-Texas Living Centers, Inc.**

3.51	Bylaws of EduCare Community Living-Texas Living Centers, Inc.**

3.52	Certificate of Incorporation of EduCare Community Living Corporation-America**

3.53	Bylaws of EduCare Community Living Corporation-America**

3.54	Articles of Incorporation of EduCare Community Living Corporation-Gulf Coast**

3.55	Bylaws of EduCare Community Living Corporation-Gulf Coast**

3.56	Articles of Incorporation of EduCare Community Living Corporation-Missouri**

3.57	Bylaws of EduCare Community Living Corporation-Missouri**

3.58	Articles of Incorporation of EduCare Community Living Corporation-Nevada**

3.59	Bylaws of EduCare Community Living Corporation-Nevada**

3.60	Articles of Incorporation of EduCare Community Living Corporation-New Mexico**

3.61	Bylaws of EduCare Community Living Corporation-New Mexico**

3.62	Articles of Incorporation of EduCare Community Living Corporation-North Carolina**

3.63	Bylaws of EduCare Community Living Corporation-North Carolina**

3.64	Articles of Incorporation of EduCare Community Living Corporation-Texas**

3.65	Bylaws of EduCare Community Living Corporation-Texas**

3.66	Partnership Agreement of EduCare Community Living Limited Partnership**

3.67	Articles of Incorporation of Employ-Ability Unlimited, Inc.**

3.68	Regulations of Employ-Ability Unlimited, Inc.**

3.69	Articles of Incorporation of General Health Corporation**

3.70	Bylaws of General Health Corporation**

3.71	Articles of Incorporation of Habilitation Opportunities of Ohio, Inc.**

3.72	Regulations of Habilitation Opportunities of Ohio, Inc.**

3.73	Articles of Incorporation of Health Services Personnel, Inc.**

3.74	Bylaws of Health Services Personnel, Inc.**

3.75	Articles of Incorporation of Hydesburg Estates, Inc.**

3.76	Bylaws of Hydesburg Estates, Inc.**

3.77	Articles of Incorporation of Individualized Supported Living, Inc.**

3.78	Bylaws of Individualized Supported Living, Inc.**

3.79	Articles of Incorporation of J. & J. Care Centers, Inc.**

3.80	Bylaws of J. & J. Care Centers, Inc.**

3.81	Articles of Incorporation of Normal Life Family Services, Inc.**

3.82	Bylaws of Normal Life Family Services, Inc.**

3.83	Articles of Incorporation of Normal Life of California, Inc.**

3.84	Bylaws of Normal Life of California, Inc.**

3.85	Articles of Incorporation of Normal Life of Central Indiana, Inc.**

3.86	Bylaws of Normal Life of Central Indiana, Inc.**

3.87	Articles of Incorporation of Normal Life of Georgia, Inc.**

3.88	Bylaws of Normal Life of Georgia, Inc.**

3.89	Partnership Agreement of Normal Life of Indiana (general partnership)**

3.90	Articles of Incorporation of Normal Life of Lafayette, Inc.**

3.91	Bylaws of Normal Life of Lafayette, Inc.**

3.92	Articles of Incorporation of Normal Life of Lake Charles, Inc.**

Exhibit Number	Description of Exhibit

3.93	Bylaws of Normal Life of Lake Charles, Inc.**

3.94	Articles of Incorporation of Normal Life of Louisiana, Inc.**

3.95	Bylaws of Normal Life of Louisiana, Inc.**

3.96	Articles of Incorporation of Normal Life of Southern Indiana, Inc.**

3.97	Bylaws of Normal Life of Southern Indiana, Inc.**

3.98	Articles of Incorporation of Normal Life, Inc.**

3.99	Bylaws of Normal Life, Inc.**

3.100	Articles of Incorporation of P.S.I. Holdings, Inc.**

3.101	Regulations of P.S.I. Holdings, Inc.**

3.102	Certificate of Incorporation of PeopleServe, Inc.**

3.103	Bylaws of PeopleServe, Inc.**

3.104	Articles of Organization of Pharmacy Alternatives, LLC**

3.105	Operating Agreement of Pharmacy Alternatives, LLC**

3.106	Certificate of Incorporation of RAISE Geauga, Inc.**

3.107	Regulations of RAISE Geauga, Inc.**

3.108	Certificate of Incorporation of Res-Care Alabama, Inc.*

3.109	Bylaws of Res-Care Alabama, Inc.*

3.110	Certificate of Incorporation of Res-Care California, Inc.*

3.111	Bylaws of Res-Care California, Inc.*

3.112	Certificate of Formation of Res-Care DTS International, LLC**

3.113	Limited Liability Company Agreement of Res-Care DTS International, LLC**

3.114	Certificate of Incorporation of Res-Care Florida, Inc.**

3.115	Bylaws of Res-Care Florida, Inc.**

3.116	Certificate of Incorporation of Res-Care Illinois, Inc.*

3.117	Bylaws of Res-Care Illinois, Inc.*

3.118	Certificate of Incorporation of Res-Care International, Inc.*

3.119	Bylaws of Res-Care International, Inc.*

3.120	Certificate of Incorporation of Res-Care Kansas, Inc.*

3.121	Bylaws of Res-Care Kansas, Inc.*

3.122	Certificate of Incorporation of Res-Care New Jersey, Inc.*

3.123	Bylaws of Res-Care New Jersey, Inc.*

3.124	Certificate of Incorporation of Res-Care New Mexico, Inc.*

3.125	Bylaws of Res-Care New Mexico, Inc.*

3.126	Certificate of Incorporation of Res-Care Ohio, Inc.*

3.127	Bylaws of Res-Care Ohio, Inc.*

3.128	Certificate of Incorporation of Res-Care Oklahoma, Inc.*

3.129	Bylaws of Res-Care Oklahoma, Inc.*

3.130	Certificate of Incorporation of Res-Care Premier, Inc.*

3.131	Bylaws of Res-Care Premier, Inc.*

3.132	Certificate of Incorporation of Res-Care Training Technologies, Inc.*

3.133	Bylaws of Res-Care Training Technologies, Inc.*

3.134	Certificate of Incorporation of Res-Care Washington, Inc.*

3.135	Bylaws of Res-Care Washington, Inc.*

3.136	Certificate of Incorporation of ResCare Finance, Inc.*

3.137	Bylaws of ResCare Finance, Inc.*

3.138	Articles of Incorporation of Rockcreek, Inc.**

Exhibit Number	Description of Exhibit

3.139	Bylaws of Rockcreek, Inc.**

3.140	Certificate of Incorporation of RSCR California, Inc.*

3.141	Bylaws of RSCR California, Inc.*

3.142	Articles of Incorporation of RSCR Inland, Inc.**

3.143	Bylaws of RSCR Inland, Inc.**

3.144	Certificate of Incorporation of RSCR West Virginia, Inc.*

3.145	Bylaws of RSCR West Virginia, Inc.*

3.146	Articles of Incorporation of Skyview Estates, Inc.**

3.147	Bylaws of Skyview Estates, Inc.**

3.148	Articles of Incorporation of Southern Home Care Services, Inc.**

3.149	Bylaws of Southern Home Care Services, Inc.**

3.150	Articles of Incorporation of Tangram Rehabilitation Network, Inc.**

3.151	Bylaws of Tangram Rehabilitation Network, Inc.**

3.152	Certificate of Incorporation of Texas Home Management, Inc.*

3.153	Bylaws of Texas Home Management, Inc.*

3.154	Certificate of Incorporation of The Academy for Individual Excellence, Inc.*

3.155	Bylaws of The Academy for Individual Excellence, Inc.*

3.156	Articles of Incorporation of The Citadel Group, Inc.**

3.157	Bylaws of The Citadel Group, Inc.**

3.158	Certificate of Incorporation of THM Homes, Inc.*

3.159	Bylaws of THM Homes, Inc.*

3.160	Articles of Incorporation of Upward Bound, Inc.**

3.161	Bylaws of Upward Bound, Inc.**

3.162	Articles of Incorporation of VOCA Corp.**

3.163	Regulations of VOCA Corp.**

3.164	Articles of Incorporation of VOCA Corporation of America**

3.165	Regulations of VOCA Corporation of America**

3.166	Articles of Incorporation of VOCA Corporation of Florida**

3.167	Bylaws of VOCA Corporation of Florida**

3.168	Articles of Incorporation of VOCA Corporation of Indiana**

3.169	Bylaws of VOCA Corporation of Indiana**

3.170	Articles of Incorporation of VOCA Corporation of Maryland**

3.171	Bylaws of VOCA Corporation of Maryland**

3.172	Certificate of Incorporation of VOCA Corporation of New Jersey**

3.173	Bylaws of VOCA Corporation of New Jersey**

3.174	Articles of Incorporation of VOCA Corporation of North Carolina**

3.175	Bylaws of VOCA Corporation of North Carolina**

3.176	Articles of Incorporation of VOCA Corporation of Ohio**

3.177	Regulations of VOCA Corporation of Ohio**

3.178	Articles of Incorporation of VOCA Corporation of West Virginia, Inc.**

3.179	Bylaws of VOCA Corporation of West Virginia, Inc.**

3.180	Articles of Organization of VOCA of Indiana, LLC**

3.181	Operating Agreement of VOCA of Indiana, LLC**

3.182	Articles of Incorporation of VOCA Residential Services, Inc.**

3.183	Regulations of VOCA Residential Services, Inc.**

3.184	Certificate of Incorporation of Youthtrack, Inc.*

3.185	Bylaws of Youthtrack, Inc.*

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of the Registrant dated December 18, 1992 incorporating the Amendment to Amended and Restated Articles of Incorporation dated May 29, 1997. Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998 is hereby incorporated by reference.

4.2	Articles of Amendment to the Registrant’s Articles of Incorporation dated June 23, 2004. Exhibits 3(i) and 4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 is hereby incorporated by reference.

4.3	Amended and Restated Bylaws of the Registrant. Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-50726) is incorporated by reference.

4.4	Article VI of the Articles of Incorporation of the Registrant, which describes the preferences, limitations and relative rights of the various classes and series of the Registrant’s shares, is included in Exhibits 3.1 and 3.2.

4.5	Preferred Stock Purchase Agreement, dated as of March 10, 2004, by and between the Registrant and Onex Partners LP, Onex American Holdings III, LLC, Onex U.S. Principals LP, Res-Care Executive Investco LLC. Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 is hereby incorporated by reference.

4.6	Registration Rights Agreement by and among the Registrant and Onex Partners LP, Onex American Holdings III, LLC, Onex U.S. Principals LP and Res-Care Executive Investco LLC dated as of March 10, 2004. Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 is hereby incorporated by reference.

4.7	Indenture dated October 3, 2005, by and among the Registrant, the Subsidiary Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, relating to the Registrant’s 7 3/4% Senior Notes due 2013. Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 is hereby incorporated by reference.

4.8	Registration Rights Agreement dated October 3, 2005, by and among the Registrant, the Subsidiary Guarantors party thereto and the initial purchasers named therein, relating to the Registrant’s 7 3/4% Senior Notes due 2013. Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 is hereby incorporated by reference.

5	Opinion of Frost Brown Todd LLC regarding the validity of the exchange notes and certain related guarantees.*

10.1	Amendment to Employment Agreement between the Registrant and Ronald G. Geary dated as of October 26, 1995, and amended December 31, 2002. Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 is hereby incorporated by reference.

10.2	Management Services Agreement between Onex Partners Manager LP and the Registrant dated June 23, 2004. Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 is hereby incorporated by reference.

10.3	Shareholders Voting Agreement between Ronald G. Geary and Onex Partners LP dated June 23, 2004 and related proxy. Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 23, 2004 is hereby incorporated by reference.

10.4	Amended and Restated Credit Agreement, dated as of October 3, 2005, among the Registrant, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, National City Bank of Kentucky, as Syndication Agent, and General Electric Capital Corporation and U.S. Bank National Association, as Documentation Agents, and J.P. Morgan Securities Inc., as Lead Arranger and Sole Book Runner. Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 is hereby incorporated by reference.

10.5	Indenture dated October 3, 2005, by and among the Registrant, the Subsidiary Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, relating to the Registrant’s 7 3/4% Senior Notes due 2013. Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 is hereby incorporated by reference.

Exhibit Number	Description of Exhibit
10.6	Registration Rights Agreement dated October 3, 2005, by and among the Registrant, the Subsidiary Guarantors party thereto and the initial purchasers named therein, relating to the Registrant’s 7 3/4% Senior Notes due 2013. Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 is hereby incorporated by reference.

10.7	Res-Care, Inc. 2005 Omnibus Incentive Compensation Plan. Exhibit 10.1 to Form S-8 Registration Statement (Reg. No. 333-126282) filed June 30, 2005 is hereby incorporated by reference.

10.8	Form of Restricted Stock Award Agreement. Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 is hereby incorporated by reference.

10.9	Employment Agreement between the Registrant and Vincent F. Doran. Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on August 5, 2005 is hereby incorporated by reference.

10.10	Employment Agreement between the Registrant and Paul G. Dunn. Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on August 5, 2005 is hereby incorporated by reference.

10.11	Employment Agreement between the Registrant and Katherine W. Gilchrist. Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on August 5, 2005 is hereby incorporated by reference.

10.12	Employment Agreement between the Registrant and Ralph G. Gronefeld, Jr. Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed on August 5, 2005 is hereby incorporated by reference.

10.13	Form of Stock Option Agreement. Exhibit 10.16 to the Registrant’s Annual Report of Form 10-K for the year ended December 31, 2004 is hereby incorporated by reference.

10.14	Form of Non-Employee Director Stock Option Agreement. Exhibit 10.17 to the Registrant’s Annual Report of Form 10-K for the year ended December 31, 2004 is hereby incorporated by reference.

12	Statements re computation of ratios.*

21	Subsidiaries of the Registrant. Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File No. 000-20372) for the year ended December 31, 2004 is hereby incorporated by reference.

23.1	Consent of KPMG LLP.*

23.2	Consent of Frost Brown Todd LLC (contained in their opinion filed as Exhibit 5).

Exhibit Number	Description of Exhibit
24	Powers of Attorney (included on the signature pages of this Registration Statement).*

25	Statement of Eligibility of Trustee.*

99.1	Letter of Transmittal.**

99.2	Notice of Guaranteed Delivery.**

99.3	Letter to Clients.**

99.4	Letter to Brokers.**

99.5	Instructions to Registered Holders.**

*	Filed previously.

**	Filed herewith.